As filed with the U.S. Securities and Exchange Commission on August 18, 2026.

Registration No. 333-297726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3 E Network Technology Group Limited
(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 118 Connaught Road West, 3003-2

Hong Kong

Tel: +852 98232486

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Jasmine M. Li, Esq.

Jingtian NY LLP

1185 Avenue of the Americas, Floor 3

New York, NY 10036

Tel: 1-929-635-0002

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED AUGUST [*], 2026

Up to 15,400,000 Class A Ordinary Shares

3 E Network Technology Group Limited

This prospectus relates to the offer and sale, from time to time, by the Selling Shareholder (as defined below) of an aggregate of up to 15,400,000 class A ordinary shares of 3 E Network Technology Group Limited (the “Company” , “our company”, “3e Network”, “we”, or “us”), par value US$0.0025 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”), that may be issued by the Company pursuant to a purchase agreement (the “ELOC Purchase Agreement”) originally entered into on February 11, 2026, as subsequently amended on August 13, 2026, between the Company and SBC Global Investment Fund (the “Selling Shareholder”), in connection with an equity line of credit facility providing for aggregate gross proceeds of up to US$20 million (the “ELOC”), which consist of (i) 15,000,000 Class A Ordinary Shares issuable pursuant to sales by the Company to the Selling Shareholder under the ELOC Purchase Agreement (the “ELOC Shares”), and (ii) 400,000 Class A Ordinary Shares to be issued to the Selling Shareholder as commitment shares pursuant to the ELOC Purchase Agreement (the “Commitment Shares”). To the extent the Commitment Shares exceed 400,000 shares, such additional Commitment Shares shall be deemed to be registered hereby, and the ELOC Shares registered hereby shall be reduced accordingly. As of the date of this prospectus, we have 3,595,885 Class A Ordinary Shares issued and outstanding. Assuming all of the up to 15,400,000 Class A Ordinary Shares registered hereby are issued and sold to the Selling Shareholder pursuant to the ELOC Purchase Agreement, such shares would represent approximately 528.3% of our currently issued and outstanding Class A Ordinary Shares. In addition, the Company has filed a separate registration statement on Form F-1 (File No. 333-297017) relating to the resale of up to 21,028,050 Class A Ordinary Shares, which consist of 14,018,692 Class A Ordinary Shares issuable upon conversion of a senior secured 8% original issue discount convertible promissory note in the principal amount of up to US$2,000,000 and 7,009,358 Class A Ordinary Shares issuable upon exercise of a Class A ordinary shares purchase warrant. The Class A Ordinary Shares being registered under both the ELOC Purchase Agreement and the aforementioned separate registration statement represent approximately 1,013% of our currently issued and outstanding Class A Ordinary Shares as of the date of this prospectus. The issuance and subsequent resale of such a substantial volume of shares in this offering and in the Selling Shareholder’s separately registered resale of shares underlying convertible notes and warrants referred to above will result in significant and immediate dilution to our existing shareholders, and will create severe downward pressure on the trading price of our Class A Ordinary Shares. See “Risk Factors.”

We are not selling any Class A Ordinary Shares under this prospectus and will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholder. We will receive gross proceeds from sales of Class A Ordinary Shares, if any, that we may elect to make to the Selling Shareholder pursuant to the ELOC Purchase Agreement from time to time. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of Class A Ordinary Shares. SBC Global Investment Fund, the Selling Shareholder, is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Pursuant to the ELOC Purchase Agreement, the equity line of credit facility has a commitment period of up to 24 months commencing on February 11, 2026 and expiring on the first day of the month next following the 24-month anniversary of such date, unless earlier terminated in accordance with the ELOC Purchase Agreement. During such period, subject to the terms and conditions of the ELOC Purchase Agreement, at the Company’s sole and exclusive discretion, the Company may deliver advance notices (each, an “Advance Notice”) to the Selling Shareholder to purchase Class A Ordinary Shares at a purchase price equal to 95% of the lowest VWAP of the Class A Ordinary Shares during the applicable Pricing Period (being the longer of (i) ten (10) trading days and (ii) the period until the total combined Daily Traded Value (as defined) equals or exceeds 700% of the applicable aggregate Purchase Price for the shares subject to such advance). Each advance is subject to a maximum advance amount of the lesser of (i) 100% of the average Daily Traded Value of the Class A Ordinary Shares over the five trading days preceding the applicable Advance Notice and (ii) US$1,000,000 (or up to US$2,000,000 for accelerated advances upon mutual consent). The purchase price is subject to adjustment in accordance with the terms of the ELOC Purchase Agreement.

The Selling Shareholder may sell the Class A Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution”. The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MASK”.

We are a BVI business company incorporated in the British Virgin Islands (“BVI”). As a holding company, historically, our operations were conducted by our indirect wholly-owned subsidiaries based in the People’s Republic of China (“PRC” or “China”), Guangzhou 3e Network Technology Company Limited (the “Guangzhou Sanyi Network”) and Guangzhou 3E Network Technology Company Limited (the “Guangzhou 3E Network”), which we maintained 100% ownership via our wholly-owned subsidiary based in Hong Kong, 3e Network Technology Company Limited (the “HK 3e Network”).  On March 21, 2025, HK 3e Network sold 60% equity interest in Guangzhou Sanyi Network and our entire 100% equity interest in Guangzhou 3E Network. On December 25, 2025, HK 3e Network sold the remaining 40% equity interest in Guangzhou Sanyi Network. As a result, all of our business operations will be conducted through HK 3e Network, which will serve as our sole operating entity under this offering. As of the date of this prospectus, we have disposed of all of our subsidiaries in Chinese Mainland and no longer conduct any business in Chinese Mainland. This is an offering of the Class A Ordinary Shares of 3e Network, the holding company incorporated in BVI, instead of shares of our historical operating entities in Chinese Mainland, Guangzhou Sanyi Network and Guangzhou 3E Network, or our subsidiary in Hong Kong, HK 3e Network. Our corporate structure may involve unique risks to investors.

We are subject to certain legal and operational risks associated with having the majority of our operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between Chinese Mainland and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate — Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.”

Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of the securities we are registering for sale.” The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate.”

Our Class A Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) and the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) if the PCAOB is unable to inspect our auditors for two consecutive years. Under the HFCA Act, which became law on December 18, 2020, if the public companies that have retained a registered public accounting firm to issue an audit report that (1) is located in a foreign jurisdiction, and (2) the PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction for three consecutive years, will be prohibited from trading on a national securities exchange or in the over-the-counter market by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) Chinese Mainland, and (2) Hong Kong. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC (the “MOF”) governing inspections and investigations of audit firms based in Chinese Mainland and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in Chinese Mainland and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our former auditor, HTL International, LLC (“HTL”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. HTL is headquartered in Houston, Texas, and is subject to inspection by the PCAOB on a regular basis. On June 20, 2025, we announced the appointment of GGF as our new independent registered public accounting firm to audit our financial statements, effective June 19, 2025. GGF is an accounting firm based in the PRC that is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. If in the future, the PCAOB concludes that it is unable to inspect and investigate completely our auditor, we and our investors would be deprived of the benefits of such PCAOB inspections again. In addition, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our former and current auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate — Our Class A Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Neither 3e Network nor its subsidiaries have maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends and our cash and financing requirement may not be fully satisfied.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to 3e Network, and no dividends or distributions have been made to any investors by 3e Network or any of its subsidiaries. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our Hong Kong subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under BVI law and the Amended and Restated Articles, the directors of the Company may, by resolution of directors, authorize a distribution by way of dividend at such time at such amount as they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. In order for us to pay dividends to our shareholders, we will rely on the distribution of profits of our Hong Kong subsidiary to our BVI subsidiary, and then to 3e Network.

For a summary of the condensed consolidated schedule and the consolidated financial statements, see “Summary Consolidated Financial and Operating Information.”

We are a BVI business company and conduct all of our operations and substantially all of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate  — Certain legal requirements shall be met for effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.”

As of the date of this prospectus, our issued and outstanding shares consist of 3,595,885 Class A Ordinary Shares and 23,200 class B ordinary shares, par value US$0.0025 per share (each, a “Class B Ordinary Share”, collectively, “Class B Ordinary Shares”). Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company on its liquidation. Shareholder(s) of Class B Ordinary Share in the Company shall not receive the right to any dividend paid by the Company or receive the right to any distribution of the surplus assets of the Company on its liquidation. Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders, and each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Each Class B Ordinary Share shall only be issued to the Company’s or its subsidiaries’ employees or those entities of which its principal shareholder is an employee of the Company or its subsidiaries. Shareholder’s termination of employment with the Company or its subsidiaries shall immediately result in the compulsory redemption and cancellation of any and all issued and outstanding shares of Class B Ordinary Shares held by such shareholder on the date of termination. Each Class B Ordinary Share may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. Holders of Class A Ordinary Shares shall not have any conversion rights and the Class A Ordinary Shares are not convertible into shares of any other class. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.”

As of the date of this prospectus, our former Chairman and former Director, Mr. Joseph Shu Sang Law, beneficially owns 308,000 Class A Ordinary Shares, representing 7.59% of the aggregate voting power of our total issued and outstanding shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors — Risks Related to Our Class A Ordinary Shares — As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.” and “Prospectus Summary — Implications of Being an “Emerging Growth Company”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 16 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated _______, 2026

i

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with SEC and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.

This prospectus does not constitute an offer, or an invitation to subscribe for and purchase, any of the Class A Ordinary Shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of the prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, “us”, the “Company”, “our company” or “3e Network” in this prospectus are to 3 E Network Technology Group Limited, a BVI business company and its subsidiaries, unless the context otherwise indicates;

●	“AHFCAA” refers to Accelerating Holding Foreign Companies Accountable Act;

●	“Amended and Restated Articles” means the memorandum and articles of association of the Company as amended and restated on March 5, 2026, which were subsequently further amended by a unanimous written resolutions of the directors of the Company passed on May 20, 2026;

●	“B2B” refers to business-to-business;

●	“BVI” refers to the “British Virgin Islands”;

●	“BVI Act” refers to the BVI Business Companies Act, Revised Edition 2020;

●	“BVI 3e Holdings” refers to 3e Network Technology Holdings Limited, a BVI business company;

●	“CAC” refers to the Cyberspace Administration of China;

●	“China” or the “PRC” or “Chinese Mainland”, unless otherwise specified herein, refers to the People’s Republic of China;

●	“Class A Ordinary Shares” are to the class A ordinary shares of 3 E Network Technology Group Limited, par value US$0.0025 per share;

●	“Class B Ordinary Shares” are to the class B ordinary shares of 3 E Network Technology Group Limited, par value US$0.0025 per share;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“Daily Traded Value” for a trading day or trading days, as applicable, is the product obtained by multiplying the daily trading volume of the Class A Ordinary Shares on the principal market or trading market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such trading day or trading days. For the avoidance of doubt, the daily trading volume shall include all trades on the principal market or trading market during regular trading hours;

●	“Guangzhou Sanyi Network” refers to Guangzhou 3e Network Technology Company Limited, a Chinese Mainland company;

●	“Guangzhou 3E Network” refers to Guangzhou 3E Network technology Company Limited, a Chinese Mainland company;

●	“PRC subsidiaries” or “PRC operating subsidiaries” refer to Guangzhou Sanyi Network and Guangzhou 3E Network, each of which was wholly-owned by HK 3e Network until March 21, 2025;

●	“HFCA Act” refers to the Holding Foreign Companies Accountable Act;

●	“HK 3e Network,” or “Hong Kong subsidiary” refers to 3e Network Technology Company Limited, a Hong Kong company;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“IT” refers to information technology;

●	“RMB” or “RMB Yuan” refers to the legal currency of PRC;

●	“HKD” or “HK Dollar” refers to the legal currency of Hong Kong;

●	“Maskmeta” refers to Maskmeta Limited, a Hong Kong company;

●	“M&A Rule” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China;

●	“MOFCOM” refers to the Ministry of Commerce of China;

●	“Nasdaq Rules” means the Rules of The Nasdaq Stock Market LLC;

●	“Ordinary Shares” refers to our Class A Ordinary Shares and Class B Ordinary Shares, collectively;

●	“PCAOB” refers to the Public Company Accounting Oversight Board;

●	“Placement Agent” refers to Boustead Securities, LLC, a California limited liability company;

●	“Registration Statement” refers to this registration statement on Form F-1;

●	“SAFE” refers to State Administration of Foreign Exchange in China;

●	“SAIC” refers to State Administration for Industry and Commerce in China, which is currently known as State Administration for Market Regulation;

●	“SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation; and

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“SPV” refers to special purpose vehicles;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States.

●	“US$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States;

●	“VWAP” means, for any Trading Day, the daily volume weighted average price of Class A Ordinary Shares for such Trading Day on the Principal Market or Trading Market (a) from 9:30 a.m. New York, N.Y. time through 4:00 p.m. New York, N.Y. time, excluding the opening price and the closing price, if the Advance Notice is received before 8:30 a.m. New York, N.Y. time, (b) from 11:00 a.m. New York, N.Y. time through 4:00 p.m. New York, N.Y. time, excluding the opening price and the closing price, if the Advance Notice is received after 8:30 a.m. New York, N.Y. time and before 10:30 a.m. New York, N.Y. time and (c) from 1:00 p.m. New York, N.Y. time through 4:00 p.m. New York, N.Y. time, excluding the opening price and the closing price, if the Advance Notice is received after 10:30 a.m. New York, N.Y. time and before 12:30 p.m. New York, N.Y. time and (each, the “Measurement Period”); provided, however for both (a) and (b) above, upon an Advance Halt the VWAP calculation shall terminate as of the effective time of the Material Outside Event;

3e Network’s reporting currency is U.S. dollar. This prospectus contains translations of certain foreign currency amounts in RMB into U.S. dollars for the convenience of the reader. Unless noted otherwise, all translations of RMB are calculated at the rate of RMB7.1636 to US$1.00, and all Hong Kong dollar and US dollar conversions in this annual report are based on the exchange rate of HK$7.8499 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2025. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Class A Ordinary Shares.

Business Overview

We are a business-to-business (“B2B”) information technology (“IT”) business solutions provider with the inspiration to become a next-generation artificial intelligence (“AI”) infrastructure solutions provider. Historically, through our two PRC subsidiaries, Guangzhou Sanyi Network and Guangzhou 3E Network, we started as a business that focuses on integrated software solutions in the property management and exhibition services spaces. Over time, we expanded our software solution offering to reach across a variety of industries and sectors, including food establishments, real estate, exhibition & conferencing, and clean energy utilities. In addition, we also provide data center operation services. Following the sale of our interests in the PRC subsidiaries in March 2025 and December 2025, our current business operations are conducted our Hong Kong subsidiary, HK 3e Network, which continues to develop and provide software solutions and data center operation services across these sectors.

Our business mainly came from software development portfolio. The proportion of revenue was 99.25% and 100% and 100% for the years ended June 30, 2024 and 2025, and the six months ended December 31, 2025, respectively.

We also conducted exhibition and conference services, as well as hardware sales, which generated 1.4% and nil for the year ended June 30, 2023, 0.74% and 0.01% for the year ended June 30, 2024, and nil and nil for the year ended June 30, 2025, and the six months ended December 31, 2025, respectively. We no longer conduct exhibition and conference services in the year ended June 30, 2025, as part of a strategic decision to focus resources on our core software development and overseas business expansion initiatives.

Software Development Portfolio

As an IT business solution provider, we take pride in our technical acumen in delivering software solutions for our business customers. The key pillar of our growth story and the primary engine of our growth is the development of custom software solutions for our customers.

For the years ended June 30, 2025, 2024 and 2023, and the six months ended December 31, 2025, our main products under our custom software solutions offering include software products developed for property management companies, restaurant management, intelligent music generation, and highway monitoring and control. Customers can choose to buy a basic version with minimal alterations or customize additional functions to suit their needs. We plan to significantly expand the number of customers we serve to diversify our customer base and grow our revenues. Revenues from a new customer often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that customer. Therefore, obtaining new customers is important for us to achieve rapid revenue growth.

Data Center Operation Services

In December 2025, the Company entered into a main services agreement (the “Main Service Agreement”) with Orka Technologies Oy (“Orka”), a third-party company incorporated in Finland. Pursuant to the Main Service Agreement, the Company and Orka have agreed to jointly develop an artificial intelligence data center project in Finland (the “Project”). The Project represents the Company’s planned expansion into the international data center development and hosting business. The Project has an initial term of three years and contemplates a phased capacity expansion plan.

Certain Risks and Limitations Related to Doing Business in China and Hong Kong

Because substantially all of our operations are in Chinese Mainland historically, and we expect to generate revenue from China in the future through our operating subsidiary based in Hong Kong, we are subject to the laws and regulations of the PRC and Hong Kong, which are significantly different from those of the United States, and we face risks arising from the legal system in China and Hong Kong, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China and Hong Kong. The laws and regulations of the PRC and Hong Kong and the enforcement of such laws and regulations can change quickly with little advance notice.

There are significant liquidity risks related to our Class A Ordinary Shares and certain limitations on our ability to transfer cash between us or our Hong Kong subsidiary. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the Hong Kong subsidiary to our BVI subsidiary.

Corporate History and Holding Company Structure

We are a BVI business company incorporated in the BVI on October 6, 2021 under the BVI Business Companies Act, Revised Edition 2020, as amended, supplemented or otherwise modified from time to time, which we refer to below as the BVI Act. Historically, our operations were conducted primarily through our PRC operating subsidiaries, Guangzhou Sanyi Network and Guangzhou 3E Network, which were incorporated in the PRC on May 26, 2017 and January 17, 2023, respectively. Our BVI subsidiary BVI 3e Holdings was incorporated on October 8, 2018 under the BVI Act, and our Hong Kong subsidiary, HK 3e Network, was incorporated in Hong Kong on August 30, 2020.

In March 2025, HK 3e Network entered into two equity transfer agreements with HongKong Techfaith Limited (“Techfaith”) and sold to Techfaith (i) 60% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB6,204,000 in cash; and (ii) 100% of equity interest of Guangzhou 3E Network for a total consideration of approximately RMB1,390,000 in cash. In December 2025, HK 3e Network entered into two equity transfer agreements with Techfaith and sold to Techfaith the remaining 40% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB5,300,000 in cash. These sales reflect our broader strategy to reallocate resources toward expanding its overseas operations, particularly in Hong Kong and Southeast Asia. Following the completion of these transactions, our operations were primarily carried on by our Hong Kong subsidiary, HK 3e Network.

As of the date of this prospectus, we have disposed of all of our subsidiaries in Chinese Mainland and no longer conduct any business in Chinese Mainland.

The following diagram illustrates our corporate legal structure as of the date of this prospectus.

Permission Required for the Offering and Overseas Listing

Based on our current corporate structure, business operations and the specific arrangements of this offering, and after consultation with our PRC counsel, we believe that, under currently applicable PRC laws and regulations, neither we nor any of our current subsidiaries is presently required, in connection with our business operations or this offering, to obtain any permission or approval from any PRC governmental authority, including the CSRC, make any filing with the CSRC, or undergo any other filing or security review procedure.

Permissions and Approvals Required for Our Current Business Operations and This Offering

PRC laws and regulations impose certain business registration, industry licensing and other regulatory requirements on enterprises established and operating in Chinese Mainland. Based on the licensing and approval requirements generally applicable to domestic enterprises in Chinese Mainland with the same or similar business scopes, such enterprises may be required to obtain, in addition to a business license, a Value-Added Telecommunications Business Operating License and an Internet Information Services License, although the specific licenses and approvals required may vary depending on their particular business operations. We no longer hold any equity interest in any enterprise in Chinese Mainland or have any decision-making authority over the appointment or removal of key personnel or material business matters of any such enterprise through contractual arrangements or otherwise. We also no longer conduct any business in Chinese Mainland. Accordingly, we and our current subsidiaries are not required to obtain a business license for an enterprise established in Chinese Mainland, a Value-Added Telecommunications Business Operating License, an Internet Information Services License, or any other operating permit or industry qualification applicable solely to businesses conducted in Chinese Mainland.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) provide that an offshore special purpose vehicle formed for overseas listing purposes and controlled by PRC enterprises or individuals is required to obtain the approval of the CSRC if it acquires, through equity interests or other rights, a domestic enterprise affiliated with such PRC enterprises or individuals and offers securities or lists overseas. This offering does not involve the acquisition by any offshore special purpose vehicle of any affiliated domestic enterprise controlled by a PRC enterprise or individual, nor is this offering based on the equity interests, assets, revenue, profits or other similar interests of any enterprise in Chinese Mainland. Accordingly, we believe that CSRC approval under the M&A Rules is not required for this offering.

The Measures for the Security Review of Foreign Investment (the “Foreign Investment Security Review Measures”) provide that foreign investments involving national defense security or other important areas relating to national security, where the foreign investor obtains actual control of the invested enterprise, are subject to foreign investment security review in accordance with the applicable requirements. This offering does not involve any foreign investor acquiring any equity interest in, assets of, or actual control over any enterprise in Chinese Mainland, nor does it involve any domestic investment activity prescribed under the Foreign Investment Security Review Measures. Accordingly, we believe that this offering does not fall within the scope of foreign investment subject to a security review filing. We also believe that this offering is not subject to foreign investment security review. See “Cybersecurity and Other Security Review Requirements” on page 3.

None of our shareholders is a PRC state-owned entity, and this offering does not involve any transfer, transaction or appraisal of PRC state-owned assets. Accordingly, this offering is not subject to any approval, filing or authorization procedures relating to the administration of PRC state-owned assets. In addition, current PRC laws and regulations do not expressly require the relevant industry regulators governing our principal business to issue any written regulatory opinion or conduct any approval, filing or authorization procedure in connection with this offering.

We intend to use the net proceeds from the sale of Class A Ordinary Shares under the ELOC Purchase Agreement for working capital and general corporate purposes. As we currently have no subsidiaries in Chinese Mainland and do not presently intend to use such proceeds to fund any investment project in Chinese Mainland, no specific fixed asset investment project in Chinese Mainland is involved. Accordingly, we are not required to complete any approval, authorization or filing procedure relating to an investment project funded with the proceeds from this offering.

Cybersecurity and Other Security Review Requirements

The Measures for Cybersecurity Review (the “Cybersecurity Review Measures”) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators carrying out data processing activities that affect or may affect national security, are required to undergo cybersecurity review in accordance with the applicable requirements. Any online platform operator that controls the personal information of more than one million users and seeks to list in a foreign country must apply for cybersecurity review with the Cybersecurity Review Office. The Regulation on Network Data Security Management also imposes corresponding security management requirements on network data processing, important data processing and the cross-border provision of network data.

As of the date of this prospectus, we and our former controlled and non-controlling subsidiaries in Chinese Mainland were engaged in the Software Development Portfolio and did not establish our own data storage platforms or use any third-party data storage platforms. Based on the foregoing: (i) we were not online platform operators controlling the personal information of more than one million users; (ii) we were not identified by any national or local competent authority as operators of critical information infrastructure and did not receive any notice that any of our network facilities or information systems had been identified as critical information infrastructure; (iii) we did not receive any notice from any national or local cyberspace administration authority or other regulatory authority requiring us to undergo cybersecurity review; and (iv) we did not receive any inquiry, notice, warning or penalty from any national or local cyberspace administration authority or the China Cybersecurity Review Technology and Certification Center in relation to cybersecurity review. Accordingly, we believe that this offering is not subject to cybersecurity review. As of the date of this prospectus, neither we nor our current subsidiaries have received any notice from any national or local cyberspace administration authority or other regulatory authority requiring us to undergo cybersecurity review, nor have we received any inquiry, warning or penalty from any relevant regulatory authority in relation to cybersecurity review.

Under the Measures for the Security Review of Foreign Investment, industries subject to foreign investment security review are divided into two categories. The first category covers areas involving national defense security, for which the relevant foreign investment must be proactively reported before implementation. The second category covers important areas relating to national security, for which a foreign investment must be proactively reported before implementation if the foreign investor will obtain actual control over the invested enterprise. As of the date of this prospectus: (i) the Software Development industry in which we operate does not fall within the foregoing scope of reportable investments; and (ii) neither we nor our controlled or non-controlling subsidiaries in Chinese Mainland have received any inquiry, notice, warning or penalty from any national or local competent authority in relation to foreign investment security review. Accordingly, we believe that this offering is not subject to foreign investment security review.

CSRC Filing Requirements

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and five supporting guidelines, which became effective on March 31, 2023.

Under the Trial Administrative Measures, an issuer will be deemed to conduct an indirect overseas offering and listing by a domestic enterprise if both of the following conditions are met: (i) any of the revenue, total profit, total assets or net assets of the domestic enterprises for the most recent fiscal year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) the principal parts of the issuer’s business activities are conducted in Chinese Mainland, its principal places of business are located in Chinese Mainland, or a majority of the senior management personnel responsible for its business operations are PRC citizens or have their habitual residences in Chinese Mainland. The determination of whether an overseas offering and listing constitutes an indirect overseas offering and listing by a domestic enterprise must be made in accordance with the principle of substance over form. The Trial Administrative Measures further provide that, if an issuer undergoes a material change in its principal business operations after its overseas offering and listing and consequently no longer falls within the scope of the filing requirements, it must submit a special report and related materials to the CSRC explaining the relevant circumstances.

Based on the following facts and after consultation with our PRC counsel, we believe that we no longer fall within the scope of the filing requirements under the Trial Administrative Measures and that this offering is not subject to the CSRC filing procedures:

First, none of the financial indicators of any domestic enterprise accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. On March 21, 2025, we transferred to Techfaith our entire equity interest in Guangzhou 3E Network and a 60% equity interest in Guangzhou Sanyi Network. On December 25, 2025, we entered into an equity transfer agreement with Techfaith, pursuant to which we agreed to sell our remaining 40% equity interest in Guangzhou Sanyi Network. Upon completion of these transactions, we ceased to hold, directly or indirectly, any equity interest in any enterprise in Chinese Mainland. Our consolidated financial statements no longer consolidate or otherwise include the revenue, total profit, total assets or net assets of any enterprise in Chinese Mainland. Accordingly, none of the relevant financial indicators of any domestic enterprise accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period.

Second, the transfers of our equity interests in our former subsidiaries in Chinese Mainland did not constitute business combinations under common control. We and Techfaith are independent commercial entities. Neither before nor after the relevant equity transfers were there any trust, nominee shareholding, entrusted shareholding or other similar arrangements between us and Techfaith, nor were we and Techfaith under the control of the same ultimate controlling person. Accordingly, the transfers of our equity interests in our former subsidiaries in Chinese Mainland to Techfaith did not constitute business combinations under common control, and the transferred enterprises in Chinese Mainland are not required to remain consolidated in our consolidated financial statements as a result of the accounting treatment applicable to business combinations under common control.

Third, the principal parts of our business activities and our principal places of business are located outside Chinese Mainland. Following the completion of the foregoing equity disposals, we currently provide software development services through our subsidiaries in Hong Kong and other jurisdictions outside Chinese Mainland, including services relating to software architecture and data center construction. The research and development, procurement, production, sales and other principal parts of our current business operations, as well as our principal offices, are located outside Chinese Mainland.

Fourth, under the principle of substance over form, we do not satisfy the condition that a majority of the senior management personnel responsible for our business operations are PRC citizens or have their habitual residences in Chinese Mainland. Based on the actual circumstances, our principal business decisions are made, and the principal duties of our senior management personnel are performed, in Hong Kong and other jurisdictions outside Chinese Mainland. Accordingly, the condition that a majority of the senior management personnel responsible for our business operations are PRC citizens or have their habitual residences in Chinese Mainland is not satisfied.

We have submitted to the CSRC special filing materials stating that, as a result of the foregoing material changes in our business operations, we no longer fall within the scope of the filing requirements. The submission of such materials constitutes a reporting procedure under the Trial Administrative Measures and does not constitute any approval, confirmation or no-objection from the CSRC regarding our determination that we no longer fall within the scope of the filing requirements or regarding this offering.

As of the date of this prospectus, the CSRC has not issued any conclusive determination as to whether we no longer fall within the scope of the filing requirements, nor has it expressly confirmed that this offering is not subject to the filing procedures. Accordingly, we cannot assure you that the CSRC will accept our determination. Whether we remain subject to the Trial Administrative Measures and whether this offering is required to undergo the CSRC filing procedures will ultimately depend on the CSRC’s review, feedback, interpretation or other regulatory determination.

If the CSRC determines that we remain subject to the Trial Administrative Measures or that this offering is required to undergo the filing procedures, we will be required to complete the applicable filing procedures in accordance with the CSRC’s requirements. We cannot assure you that we will be able to complete such filing procedures in a timely manner or at all. Any failure to complete the required filing procedures could have a material adverse effect on this offering and materially hinder our ability to offer or continue to offer securities to investors.

Dividend Distributions or Assets Transfer among the Holding Company and Its Hong Kong Subsidiary

We are a BVI business company with no material operations of its own and does not generate any revenue. We currently conduct all of our operations through our Hong Kong subsidiary, HK 3e Network.

Neither 3e Network or its Hong Kong subsidiary has cash management policies dictating how funds are transferred, and each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities.

As of the date of this prospectus, there were no cash flows including all dividends, transfer and distribution between 3e Network and Hong Kong subsidiary; and there has been no dividend or distributions made between U.S. investors, other investors and any of the Company’s entities. For the summary of the condensed consolidated schedule and the consolidated financial statements, see “Summary Consolidated Financial And Operating Data” (which is a summary of the Consolidated Balance Sheets and a summary of the Consolidated Statements of Income and Comprehensive Income); and “Risk Factor — Risks Related to Our Corporate Structure — The transfer of funds or assets between us and our subsidiaries is subject to restriction.”

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by 3e Network to the BVI 3e Holdings, and then transferred to HK 3e Network, as capital contribution and/or shareholder loans subject to applicable regulatory approvals, as the case may be, respectively. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under BVI law and the Amended and Restated Articles, the directors of the Company may, by resolution of directors, authorize a distribution by way of dividend at such time at such amount as they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our BVI subsidiary, which will be dependent on receipt of dividends from our Hong Kong subsidiary in accordance with the laws and regulations of Hong Kong.

Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to Chinese Mainland, except for transfer of funds involving money laundering and criminal activities). Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong. There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the BVI.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in USD.

Industry Overview

The PRC software and information technology service industry (“Software Industry”) displayed a steady development trend in 2023. Statistics from the Operation Monitoring and Coordination Bureau of the PRC Ministry of Industry and Information Technology (the “MIIT”) shows that in 2023, total revenue of the industry surpassed RMB12 trillion with profitability remaining steady and export continuing to grow. More than 380,000 companies in the Software Industry reached the milestone of receiving more than RMB5 million in revenue for their core operations in 2023. Total revenue from the Software Industry was RMB12,325.8 billion, a year-on-year increase of 13.4%, the growth rate went up by 2.2% when compared with that of 2022. The total profit of the Software Industry was RMB1,459.1 billion in 2023, a year-on-year increase of 13.6%. Compared against 2022, the rate of increase went up by 7.9% and the profit ratio of the main business of surveyed companies in the industry increased by 0.1% to 9.2%. Export sales of Software Industry amounted to USD 51.42 billion, a decrease of 3.6% year-on-year, but was 5.4% higher than the growth rate in 2022, according to the MIIT.

In 2023, the domestic revenues from the sales of software products, IT services, information security products and services, and embedded system software were RMB2,903 billion, RMB8,122.6 billion, RMB223.2 billion and RMB1,077 billion, respectively.

Competitive Strengths

We believe that our competitive strengths that distinguishes us from our competitors and contributes to our success include the following:

●	the breadth and depth of our expertise in the exhibition business and property management business,

●	the complete solution approach and the quality of the service we offer,

●	our market reputation and track record, and

●	our marketing and selling skills.

Growth Strategy

We have developed and intend to implement the following strategies to expand and grow our Company:

●	Maintain our relationship with existing and new customers and pursue additional revenue opportunities from them.

●	Continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals.

●	Continue to invest in training and development of our human capital base.

Marketing and Sales

We target to become the primary provider of IT services and software for each of our customers. We seek to acquire new account relationships through face-to-face field sales, and targeted direct marketing to increase awareness of our solutions. Our product design team is also our main sales team as they can better explain the salient features of our products to our potential customers. Most of our potential customers have their IT expert on their team and prefer a more technical sales presentation. We also specifically target small and medium-sized enterprise companies in the exhibition industry and property management industry, primarily in PRC.

In the property management sector, our management team can leverage their experience in the sector to pitch and customize our software solutions to potential clients. We often receive referrals from existing clients for potential opportunities. We may also submit pitches to potential clients directly. For each case, our sales support and technical sales personnel work closely with the potential client in understanding their needs, propose and present a demo system in the business pitch, and continuously engage with the client to identify the optimal solutions.

For property management solutions, our pricing structure is primarily based on our estimated work hours and numbers of personnel needed for completing the project. Based on the information and request, we provide an internal estimate for the numbers of hours and number of personnel needed for each project, calculate using our internal hourly baseline rates, and finally adjust the overall price based on relationship and competitive considerations.

In the solar energy space, we establish ourselves by participating in exhibitions and fairs to showcase our products, and use contacts at forums and industrial groups to develop relationships with potential clients and discuss collaborating opportunities. For products in this sector, we offer both standardized and customized software solutions, with our standardized product priced based on the power-generation capacity a client manages, and our customized product priced using a base price and a sliding price scale based on numbers of units a solar power stations the client will need to manage.

We have an integrated marketing team with our sales support and technical sales personnel working closely to support our marketing functions. Our technical sales team is essentially part of our product and technology development teams, with personnel supporting each pitch on an ad-hoc basis. They work closely with potential clients to identify the needs, provide suggested solutions and showcase demo products to potential clients. The technical sales team is further supported by one sale support personnel, providing support services to our technical sales team in compiling pitch materials and providing technical onboarding and training for customers.

Our Revenue Model

We generate revenues through software development services, exhibition and conference services, hardware sales and others. For the years ended June 30, 2025, 2024 and 2023, we recognized approximately US$6,660,455, US$4,561,963 and US$1,671,351, respectively, in revenues, with the revenue streams from the four segments accounted for 100.00%, nil, nil, and nil, respectively, for year ended June 30, 2025, 99.25%, 0.74%, nil, and 0.01%, respectively, for the year ended June 30, 2024, and 98.57%, 1.38%, nil, and 0.05%, respectively, for the year ended June 30, 2023.

The revenue from exhibition and conference services, hardware sales, and other businesses was generated by Guangzhou Sanyi Network. As the Group disposed of a 60% equity interest in this entity in March 2025, and the remaining 40% equity interest in December 2025, such revenue has been reclassified as income from discontinued operations.

Competition

The market for IT services is highly competitive and we expect the competition to intensify. We believe that the principal factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing skills and price. Domestically, we face competition from the following major competitors: Eastfair Technology Company Limited, Shanghai Tonggao Information and Technology Company Limited, Shenzhen Jeez Technology Co Ltd., and Guangdong Cyberway Information and Technology Company Limited. Internationally, we face competition from the following major competitors: iChef Co., Ltd., Everywhere Limited, and Eats365 Inc. These competitors are all larger companies and possess a considerable market share in IT services industry. While compared with above competitors, as an IT business solution provider, we have been focusing on delivering consulting and solutions services to companies in the exhibition industry and property management industry.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed in more details in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

●	Our limited operating history subsidiaries may not be indicative of our future growth and may make it difficult to predict our future prospects, business and financial performance. We may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

●	The renewable energy utility industry in which our customers operate is a new and evolving market, which may not grow to the size or at the rate we expect.

●	Existing regulations, and changes to such regulations, might present technical, regulatory and economic barriers to the installation of solar energy systems, which may significantly reduce demand for our solar energy systems.

●	The growth and success of our business depends on our ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries we focus on.

●	We might lose business to competitors that underbid us and might be unable to compete favorably in our highly competitive industry.

●	We may be forced to reduce the prices of our services due to increased competition and reduced bargaining power with our customers, which could lead to reduced revenues and profitability.

●	Adverse changes in the economic environment could reduce our customers’ purchases from us and increase pricing pressure, which could materially and adversely affect our revenues and results of operations.

●	Due to intense competition for highly skilled personnel, we may fail to attract and retain enough sufficiently trained personnel to support our operations; as a result, our ability to bid for and obtain new projects may be negatively affected and our revenues could decline.

●	Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

●	We have a relatively small number of customers for our software development services, the loss of which could reduce our revenues and significantly harm our business. Furthermore, there are significant turnovers in our customers from one year to another. Failure to recruit new customers, expand our relationship with our existing customers or expand to new product categories may reduce our revenues and significantly harm our business as well.

●	If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.

●	A significant portion of our income is generated, and will in the future continue to be generated, on a project basis with a fixed price; we may not be able to accurately estimate costs and determine resource requirements in relation to our projects, which would reduce our margins and profitability.

●	If we cause disruptions to our customers’ businesses or provide inadequate service, our customers may have claims for substantial damages against us, and as a result our profits may be substantially reduced.

●	The proper functioning of technology use is essential to our business, and any difficulty experienced by such system would materially and adversely affect us.

●	Cyber-attacks and other security incidents, both real and perceived, impacting confidentiality and integrity of our information technology and digital infrastructure could lead to loss of reputation and financial obligations.

●	Our property management company clients and the residents in the properties they manage use WeChat, a third-party social media platform, or WeChat mini program, a sub-application on the platform, for accessing the property management systems that we develop. If services of WeChat are limited, restricted, curtailed or degraded in any way or become unavailable for any reason, the access of our clients or the residents may be significantly impacted, as a result of which our business may be materially and adversely affected.

●	We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

●	We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

●	Failure to adhere to regulations that govern our customers’ businesses could result in breaches of contracts with our customers. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services.

●	We may incur losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events.

●	We may face difficulties in providing end-to-end business solutions for our customers that could cause customers to discontinue their work with us, which, in turn, could impact our business.

●	Our insurance coverage may be inadequate to protect us against losses.

●	We will likely not pay dividends in the foreseeable future.

●	Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate

●	Certain legal requirements shall be met for effecting service of legal process, enforcing foreign judgments or bringing original actions in Chinese Mainland against us or our management named in the prospectus based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in Chinese Mainland may also be limited.

●

Our Class A Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

●	Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

●	Certain of our business operations are conducted in Hong Kong through our Hong Kong subsidiary. Risks arising from the PRC legal system include risks and uncertainties regarding the enforcement of PRC laws and that rules and regulations in China may change quickly with little advance notice. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly, and our assertions and beliefs regarding the risks imposed by the PRC legal and regulatory system may not be accurate. These risks and uncertainties could result in a material change in operations and/or the value of the securities we are registering for sale.

●	The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	U.S. regulatory agencies’ ability to conduct investigations or enforce rules in Chinese Mainland is limited.

Risks Related to Our Class A Ordinary Shares

●	You may experience dilution to the extent that our Class A Ordinary Shares pursuant to the ELOC Purchase Agreement.

●	Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

●	The Selling Shareholder may acquire their Class A Ordinary Shares at a price that is less than the market price of the Class A Ordinary Shares in the future, may earn a positive rate of return even if the price of the Class A Ordinary Shares declines and may be willing to sell their Class A Ordinary Shares at a price less than shareholders that acquired Class A Ordinary Shares in the public market.

●	It is not possible to predict the actual number of Class A Ordinary Shares, if any, we will sell under the ELOC Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the ELOC Purchase Agreement.

●	Investors who buy shares from the Selling Shareholder at different times will likely pay different prices.

●	We may be required to pay a termination fee to the Selling Shareholder upon certain terminations of the ELOC Purchase Agreement, which could adversely impact our cash flows.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

●	As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

●	We may use proceeds from sales of our Class A Ordinary Shares made pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Increase of Maximum Number of Shares Authorized to Issue, Share Split, Re-Designation, Re-Classification and Share Consolidation

On May 20, 2026, the board of directors of the Company unanimously approved resolutions to increase the maximum number of shares the Company is authorized to issue to 150,000,000 shares with a par value of USD0.0025 each, comprising (i) 100,000,000 shares of class A ordinary shares, par value US$0.0025 per share; and (ii) 50,000,000 shares of class B ordinary shares, par value US$0.0025 per share.

On February 15, 2026, the board of directors of the Company approved a 25-for-1 share consolidation of the Company’s Class A Ordinary Shares and Class B Ordinary Shares, and the Class A Ordinary Shares commenced trading on the Nasdaq on a post-consolidated basis on March 16, 2026. Any fractional shares resulting from the share consolidation were rounded up to the nearest whole share. In connection with the share consolidation, the maximum number of shares the Company was authorized to issue was adjusted to 20,000,000 shares, par value US$0.0025 per share, comprising (i) 16,000,000 class A ordinary shares, par value US$0.0025 per share, and (ii) 4,000,000 class B ordinary shares, par value US$0.0025 per share.

On January 3, 2024, the Company filed the amended and restated memorandum and articles of association with the Registrar of Corporate Affairs of BVI to amend the maximum number of shares we are authorized to issue from 50,000 ordinary shares, par value US$1 per share, to 500,000,000 shares with a par value of USD0.0001 each, comprising i) 400,000,000 shares of class A ordinary shares, par value USD0.0001 per share and ii) 100,000,000 shares of class B ordinary shares, par value USD0.0001 per share. Simultaneously, the Company effectuated a share split of all issued and outstanding shares at a ratio of 1-for-10,000, and re-designated and re-classified all then issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1.

Implications of the Holding Foreign Companies Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the AHFCAA, which reduced the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. If our auditors cannot be inspected by the PCAOB for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued the Determination Report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Chinese Mainland and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the Statement of Protocol was signed by the PCAOB, the CSRC and the MOF governing inspections and investigations of audit firms based in Chinese Mainland and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in Chinese Mainland and Hong Kong, and voted to vacate the Determination Report.

Our former auditor, HTL, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. HTL is headquartered in Houston, Texas, and is subject to inspection by the PCAOB on a regular basis. On June 20, 2025, we announced the appointment of GGF CPA Ltd (“GGF”) as our new independent registered public accounting firm to audit our financial statements, effective June 19, 2025. The appointment was made after a careful and thorough evaluation process and has been recommended and approved by the audit committee of our board of directors, and subsequently approved by our board of directors. GGF succeeds HTL, our previous independent registered public accounting firm. On June 19, 2025, HTL declined to stand for re-election as the independent registered public accounting firm for us. The audit reports of HTL on the financial statements of us as of June 30, 2024 and 2023 and for the fiscal years ended June 30, 2024 and 2023, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Both our former and current auditors are not identified in the report issued by the PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulatory agencies that does not permit HTL to provide audit work papers located in Chinese Mainland or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. In addition, under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the AHFCAA, passed by the U.S. Senate on June 22, 2021, is signed into law, and this ultimately could result in our Class A Ordinary Shares being delisted by the exchange. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Further, we cannot assure you whether Nasdaq or regulatory agencies would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate— Our Class A Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth Company. The JOBS Act provides that we would cease to be an “emerging growth Company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than US$1.23 billion in annual revenue, have more than US$700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than US$1 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are incorporated in the BVI, and more than 50% of our issued and outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(I) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Recent Development

On June 23, 2026, we entered into a Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund (“L1 Capital”), an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue (i) a senior secured 8% original issue discount convertible promissory note in the principal amount of up to $2,000,000 for aggregate gross proceeds of $1,840,000 and (ii) a Class A ordinary shares purchase warrant to purchase up to 468,978 Class A ordinary shares of the Company, par value $0.0025 per share. The Note is convertible into Class A ordinary shares of the Company, par value $0.0025 per share. The initial closing for aggregate gross proceeds of $1,380,000 and a principal amount of $1,500,000 of Note occurred on the same date. The Purchase Agreement provides for a second closing of $500,000 in principal amount of Note for $460,000 in gross proceeds to occur upon effectiveness of the resale registration statement for the shares underlying the Note, subject to certain additional terms and conditions. The Warrant is exercisable at any time on or after June 23, 2026 and on or prior to 5:00 p.m. (New York, NY time) on June 23, 2031 or such later date as extended, at an initial exercise price of $2.712 per share, subject to adjustments including for share splits, share dividends, and similar transactions, and pursuant to price protection provisions.

On May 20, 2026, the board of directors of the Company unanimously approved resolutions to increase the maximum number of shares the Company is authorized to issue to 150,000,000 shares, comprising (i) 100,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 50,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

On May 1, 2026, we entered into a Securities Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue (i) a senior secured 8% original issue discount convertible promissory note in the principal amount of up to $1,300,000 for aggregate gross proceeds of $1,196,000 and (ii) a Class A ordinary shares purchase warrant to purchase up to 265,198 Class A ordinary shares of the Company, par value $0.0025 per share. The Note is convertible into Class A ordinary shares of the Company, par value $0.0025 per share. The initial closing for aggregate gross proceeds of $920,000 and a principal amount of $1,000,000 of Note occurred on the same date. The Purchase Agreement provides for a second closing of $300,000 in principal of Note for $276,000 in gross proceeds to occur upon effectiveness of the resale registration statement for the Shares underlying the Note, subject to certain additional terms and conditions. The Warrant is exercisable at any time on or after May 1, 2026 and on or prior to 5:00 p.m. (New York, NY time) on May 1, 2030 or such later date as extended, at an initial exercise price of $5.00 per share, subject to adjustments including for share splits, share dividends, and similar transactions.

On February 15, 2026, the board of directors of the Company approved a 25-for-1 share consolidation of the Company’s Class A Ordinary Shares and Class B Ordinary Shares, and the Class A Ordinary Shares commenced trading on the Nasdaq on a post-consolidated basis on March 16, 2026. Any fractional shares resulting from the share consolidation were rounded up to the nearest whole share. In connection with the share consolidation, the maximum number of shares the Company was authorized to issue was adjusted to 20,000,000 shares, par value US$0.0025 per share, comprising (i) 16,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 4,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

On February 11, 2026, the Company entered into the ELOC Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder which subsequently designated the Selling Shareholder as the “Investor” thereunder, pursuant to which the Company may sell and issue to the Selling Shareholder up to US$20,000,000 of Class A Ordinary Shares from time to time during a 24-month commitment period, subject to the terms and conditions set forth therein. Pursuant to the ELOC Purchase Agreement, the Company is required to issue to the Selling Shareholder Commitment Shares with an aggregate value equal to 2% of the commitment amount.

On December 25, 2025, HK 3e Network entered into two equity transfer agreements with Hong Kong Techfaith Limited (“Techfaith”) and sold to Techfaith the remaining 40% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB5,300,000 in cash. Following the completion of this transaction, our operations are substantially carried on by our Hong Kong subsidiary, HK 3e Network.

On December 18, 2025, we entered into the Securities Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue up to US$2.0 million in face value of Convertible Note to the L1 Capital to purchase a certain number of Class A Ordinary Shares. The initial closing for aggregate gross proceeds of $1,380,000 and a principal amount of $1,500,000 of Note occurred on the same date (the “Closing”). The Securities Purchase Agreement provides for a second closing of $500,000 in principal of Note for $460,000 in gross proceeds to occur upon effectiveness of the resale registration statement for the Shares underlying the Note, subject to certain additional terms and conditions. Boustead Securities, LLC acted as placement agent in connection with the offering.

On November 17, 2025, our board of directors received the resignation letter from Ms. Na Mi, who resigned as an independent director and the chair of the nominating and corporate governance committee, a member of compensation and audit committee of the Company, effective on the same date. Effective as of November 19, 2025, the board of directors appointed Ms. Fenfen Qi as an independent director to fill in the vacancies created by Ms. Na Mi’s resignation.

On October 7, 2025, our board of directors approved and adopted an equity incentive plan (the “2025 Share Incentive Plan”), which became effective on the same date. See “Management—Equity Incentive Plan” for details.

On June 20, 2025, we announced the appointment of GGF CPA Ltd (“GGF”) as our new independent registered public accounting firm to audit our financial statements, effective June 19, 2025. The appointment was made after a careful and thorough evaluation process and has been recommended and approved by the audit committee of our board of directors, and subsequently approved by our board of directors. GGF succeeds HTL International, LLC (“HTL”), our previous independent registered public accounting firm. On June 19, 2025, HTL declined to stand for re-election as the independent registered public accounting firm for us. The audit reports of HTL on the financial statements of us as of June 30, 2024 and 2023 and for the fiscal years ended June 30, 2024 and 2023, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

On June 16, 2025, our board of directors received the resignation letter from Mr. Law Shu Sang Joseph, effective on June 16, 2025. Mr. Law Shu Sang Joseph’s resignation reflects a mutual agreement with the board of directors to step down as Chairman of the board of directors of the Company, and the resignation is not as a result of any disagreement with us relating to our operations, policies or practices.

On June 9, 2025, we entered into a securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue up to US$7.4 million in face value of convertible notes and warrants to L1 Capital to purchase a certain number of Class A Ordinary Shares in three tranches, which contemplates (i) the first tranche consisting of up to US$2.2 million in principal amount of convertible notes and warrants, and 1,248,611 pre-delivery shares and pre-funded warrants to purchase an additional 213,389 pre-delivery shares, (ii) the second tranche consisting up to US$2.2 million in principal amount of convertible notes, to be issued pursuant to the terms and conditions of the securities purchase agreement and (iii) the third tranche consisting of up to US$3.0 million in principal amount of convertible notes, which may be issued by mutual agreement within 180 days after the second tranche closing. In connection with this transaction, we have entered into a warrant agreement with the placement agent, Boustead Securities, LLC, pursuant to which Boustead Securities, LLC is entitled to receive warrants representing five percent of the number of pre-delivery shares issued by the Company, if and when L1 Capital exercises its right to purchase and actually consummates its purchase of the pre-delivery shares under the securities purchase agreement. On July 7, 2025, our registration statement on Form F-1 (Registration No. 333-288294) was declared effective by the SEC. On October 14, 2025, we entered into a letter agreement with L1 Capital (the “L1 Letter Agreement”), pursuant to which the parties agreed to amend the convertible notes issued in the L1 First Tranche such that the remaining portion thereof cannot be converted below a floor price equal to US$0.63, which represents 20% of the Minimum Price (as defined by Nasdaq Rules) as of June 9, 2025, the date of the execution of the securities purchase agreement and (ii) amend the warrants issued in the L1 First Tranche such that the exercise price of the warrants cannot be below US$0.63, and in the event the applicable conversion price or exercise price, as applicable, would otherwise be below US$0.63, the Company will issue shares at US$0.63 and pay L1 Capital the resulting economic difference in cash, calculated as set forth in the L1 Letter Agreement. Further, pursuant to the L1 Letter Agreement, the parties also agreed that all references to the second and third tranches in the securities purchase agreement shall no longer apply and be null and void. As of the date of this prospectus, L1 Capital has converted a total of US$2,050,000 under the Convertible Notes issued in the L1 First Tranche, with the remaining principal amount of the outstanding Notes totals US$150,000, which are convertible into up to 238,095 Class A Ordinary Shares based on the floor price equal to US$0.63 pursuant to the L1 Letter Agreement, and outstanding warrants to purchase 493,128 Class A Ordinary Shares (including pre-funded warrants to purchase an additional 213,389 Class A Ordinary Shares). On October 17, 2025, we entered into another securities purchase agreement with L1 Capital, pursuant to which we agreed to sell and issue convertible note in the principal amount of US$1.5 million convertible into our Class A Ordinary Shares for aggregate gross proceeds of US$1.38 million.

On May 3, 2025, we signed a non-binding Memorandum of Understanding with Orka Technologies Oy, a company incorporated and existing under the laws of Finland to jointly develop and construct a data center located in Finland.

On April 3, 2025, our board of directors approved the removal of the positions of (i) Ye Tao as the Co-Chief Executive Officer of the Company, (ii) Zhaolai Deng as the Chief Product Officer of the Company, (iii) Zhiyong Lin as the Chief Technology Officer of the Company; and (iv) Haodong Li as the Chief Operating Officer of the Company. The Board also approved that Tingjun Yang’s position was changed to the Chief Executive Officer of the Company, replacing his previous position of Co-Chief Executive Officer.

In March 2025, HK 3e Network entered into two equity transfer agreements with Techfaith and sold to Techfaith (i) 60% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB6,204,000 in cash; and (ii) 100% of equity interest of Guangzhou 3E Network for a total consideration of approximately RMB1,390,000 in cash. These sales reflect our broader strategy to reallocate resources toward expanding its overseas operations, particularly in Hong Kong and Southeast Asia. Following the completion of these transactions, our operations were primarily carried on by our Hong Kong subsidiary, HK 3e Network.

On January 24, 2025, our board of directors, in accordance with the provisions of our then-effective memorandum and articles of association and the BVI Act, adopted written resolutions and approved the issuance of 300,000 class B ordinary shares to Niu Jianping and 280,000 class B ordinary shares to Zhu Huabei, with a par value of USD0.0001 per share, with such amounts to be paid in cash. Each of Niu Jianping and Zhu Huabei is an employee of us. Pursuant to our Amended and Restated Articles, shareholder(s) of class B ordinary shares shall not: (a) receive the right to any dividend paid by the Company; (b) receive the right to any distribution of the surplus assets of the Company on its liquidation; or (c) have any conversion rights and the class B ordinary shares are not convertible into shares of any other class. Each class B ordinary share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

ELOC Purchase Agreement

On February 11, 2026, as amended on August 13, 2026, we entered into the ELOC Purchase Agreement, pursuant to which the Selling Shareholder has agreed to purchase from us, from time to time, in our sole discretion, in accordance with the terms thereof, Class A Ordinary Shares having an aggregate purchase price of up to US$20.0 million during a commitment period of up to 24 months commencing on February 11, 2026. The purchase price to be paid by the Selling Shareholder for the ELOC Shares will equal 95% of the lowest VWAP of our Class A Ordinary Shares during the applicable Pricing Period, which is the longer of (i) ten trading days and (ii) the period ending when the aggregate Daily Traded Value equals or exceeds 700% of the aggregate purchase price of the Class A Ordinary Shares subject to the applicable Advance Notice. In the event that our Class A Ordinary Shares are no longer listed on Nasdaq or any other national securities exchange, the purchase price will equal 80% of the lowest daily VWAP during the applicable Pricing Period. Each Advance is subject to a maximum amount equal to the lesser of (i) 100% of the average Daily Traded Value of our Class A Ordinary Shares during the five trading days immediately preceding the applicable Advance Notice and (ii) US$1.0 million, or up to US$2.0 million for an accelerated Advance upon the mutual consent of the parties. The purchase price is subject to adjustment in accordance with the terms of the ELOC Purchase Agreement.

As consideration for the Selling Shareholder’s commitment under the ELOC Purchase Agreement, we are required to issue to it a number of Class A Ordinary Shares having an aggregate value equal to 2% of the commitment amount. As of the date of this prospectus, we estimate that 400,000 Class A Ordinary Shares will be issued as Commitment Shares. To the extent that the number of Commitment Shares exceeds 400,000, such additional Commitment Shares will be deemed registered under this prospectus, and the number of ELOC Shares registered under this prospectus will be reduced accordingly.

In all cases, we may not issue or sell any Class A Ordinary Shares to the Selling Shareholder under the ELOC Purchase Agreement to the extent that, after giving effect to such issuance, the Selling Shareholder and its affiliates would beneficially own more than 9.99% of our issued and outstanding Class A Ordinary Shares.

For additional information on the ELOC and the ELOC Purchase Agreement, please see the section titled “The Offering” in this prospectus and our Report on Form 6-K filed with the SEC on February 13, 2026.

Our Corporate Information

Our principal executive office is located at No. 118 Connaught Road West, 30th Floor, Hong Kong, and our telephone number is +852 98232486. Our registered office in the BVI is at Aegis International Group Limited, Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands. We maintain a website at https://3emask.com/.

Notes on Prospectus Presentation

This prospectus contains translations of certain RMB, HKD, and EUR amounts into U.S. dollar amounts and certain US$ amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended June 30, 2025	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Period Ended RMB: USD exchange rate	7.1636	7.2672	7.2513
Period Average RMB: USD exchange rate	7.2143	7.2248	6.9536
Period Ended HKD: USD exchange rate	7.8499	7.8083	7.8363
Period Average HKD: USD exchange rate	7.7893	7.8190	7.8373

	For the Six Months Ended December 31, 2025	For the Six Months Ended December 31, 2024
Period Ended RMB: USD exchange rate	-	7.2993
Period Average RMB: USD exchange rate	-	7.1767
Period Ended HKD: USD exchange rate	7.7833	7.7677
Period Average HKD: USD exchange rate	7.7994	7.7870
Period Ended EUR: USD exchange rate	1.1736	-
Period Average EUR: USD exchange rate	1.1664	-

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our former Chairman will be presented as “Shu Sang Law,” even though, in Chinese, his name is presented as “Law Shu Sang.”

We have relied on statistics provided by a variety of publicly-available sources regarding expectations of growth of Hong Kong and China. Some market data and statistical information contained in this prospectus are based on management’s estimates and calculations, which are derived from our review and interpretation of the sources listed above, our internal research and our knowledge of software industries in Hong Kong and China. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

THE OFFERING

Issuer	3 E Network Technology Group Limited

Securities offered by the Selling Shareholder	Up to 15,400,000 Class A Ordinary Shares

Class A Ordinary Shares issued and outstanding prior to completion of this Offering	3,595,885 Class A Ordinary Shares

Class A Ordinary Shares issued and outstanding immediately after this Offering	Up to 18,995,885 Class A Ordinary Shares

See “Description of Shares” for more information.

Terms of the offering	The Selling Shareholder may sell, transfer or otherwise dispose of any or all of the Class A Ordinary Shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares are issuable to the Selling Shareholder pursuant to the ELOC Purchase Agreement, as described below.

ELOC Purchase Agreement	Under the ELOC Purchase Agreement, subject to the satisfaction of conditions set forth therein including the effectiveness of the registration statement of which this prospectus forms a part, we may sell and issue to the Selling Shareholder up to US$20,000,000 of Class A Ordinary Shares during the 24-month commitment period commencing on February 11, 2026. The purchase price per share shall equal 95% of the lowest VWAP of the Class A Ordinary Shares during the applicable Pricing Period. The “Pricing Period” means the longer of (i) ten (10) trading days beginning with the applicable Advance Notice, and (ii) the period until the total combined Daily Traded Value equals or exceeds 700% of the applicable aggregate Purchase Price for the shares subject to such Advance. Each Advance is subject to a maximum amount equal to the lesser of (i) 100% of the average Daily Traded Value of the Class A Ordinary Shares over the five (5) trading days preceding the applicable Advance Notice and (ii) US$1,000,000, provided that the parties may mutually agree to an accelerated advance of up to US$2,000,000. In the event our Class A Ordinary Shares are no longer listed on Nasdaq or any other national securities exchange, the purchase price shall be 80% of the lowest daily VWAP during the applicable Pricing Period. The purchases are subject to certain limitations, including a beneficial ownership limitation of 9.99%, which are set forth in the ELOC Purchase Agreement.

Commitment Shares	Pursuant to the ELOC Purchase Agreement, the Company shall issue to the Selling Shareholder a number of Class A Ordinary Shares with an aggregate value equal to 2% of the Commitment Amount (US$400,000), calculated based on the lowest of (i) the VWAP on the execution date of the ELOC Purchase Agreement, (ii) the average of the daily VWAPs during the three trading days immediately prior to the date of delivery of the Commitment Shares, and (iii) the average of the daily VWAPs during the three trading days immediately prior to the effective date of the initial registration statement. As of the date of this prospectus, we estimate that the number of Commitment Shares will be 400,000 shares. These Commitment Shares are included in the 15,400,000 total Class A Ordinary Shares being registered hereby. To the extent the Commitment Shares exceed 400,000 shares, such additional Commitment Shares shall be deemed to be registered hereby, and the ELOC Shares registered hereby shall be reduced accordingly. We will not receive any proceeds from our issuance of the Commitment Shares to the Selling Shareholder.

Listing	Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “MASK”.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholder. We may receive up to US$20,000,000 in aggregate gross proceeds from the Selling Shareholder under the ELOC Purchase Agreement in connection with sales of our Class A Ordinary Shares pursuant to Advance Notices. However, the actual proceeds may be less than this amount depending on the number of shares sold and the price at which the shares are sold. We intend to use the net proceeds that we receive under the ELOC Purchase Agreement for working capital and general corporate purposes, as set forth in “Use of Proceeds” on page 37 of this prospectus. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive.

Risk Factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 16 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income data for the years ended June 30, 2025, 2024 and 2023 and the six months ended December 31, 2025 and 2024, and the summary consolidated balance sheets data as of June 30, 2025, 2024 and 2023 and December 31, 2025 have been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income data for the years ended June 30, 2025, 2024 and 2023 and the six months ended December 31, 2025 and 2024 (unaudited):

	For the Six Months Ended December 31,		For The Years Ended June 30,
	2025	2024	2025	2024	2023

Revenues	$3,724,311	$1,800,000	$4,835,167	$859,344	$37,130
Cost of revenues	(2,085,045)	(826,688)	(2,426,213)	(30,896)	(7,338)
Gross profit	1,639,266	973,312	2,408,954	828,448	29,792
Operating (expenses)	(1,581,331)	(43,110)	(478,423)	(10,886)	(11,763)
Income from operations	57,935	930,202	1,930,531	817,562	18,029
Other income/(expenses)	(190,145)	257	(21,586)	-	(2,240)
Income from continuing operation before provision of income taxes	(132,210)	930,459	1,908,945	817,562	15,789
Provision for income taxes expenses	(77,277)	(132,180)	(431,139)	(114,958)	(1,767)
Net income from continuing operation	(209,487)	798,279	1,477,806	702,604	14,022
(Loss) /income from discontinued operation, net of income tax	-	271,048	(712,887)	845,743	982,135
Net income	$(209,487)	$1,069,327	$764,919	$1,548,347	$996,157
Foreign currency translation difference-the Company	42,081	(12,244)	133,788	(9,281)	-
Total comprehensive income	$(167,406)	$1,057,083	$898,707	$1,539,066	$996,157
Net income per common share - Basic and Diluted	$(0.37)	$2.68	$0.07	$0.15	$0.10

The following table presents our summary consolidated balance sheets data as of June 30, 2025, 2024 and 2023, and December 31, 2025 (unaudited):

	As of December 31,	As of June 30,
	2025	2025	2024	2023

Assets
Current assets	$9,753,049	$7,191,985	$2,223,510	946,709
Non-current assets	3,609,564	2,163,296	1,637,048	1,062,609
Total assets	$13,362,613	9,355,281	3,860,558	2,009,318
Liabilities and equity
Current liabilities	3,236,517	2,921,270	1,124,040	260,999
Non-current liabilities	1,566,686	1,080,266	-	551,867
Total liabilities	4,803,203	4,001,536	1,124,040	812,866
Total shareholders’ equity	8,559,410	5,353,745	2,736,518	1,196,452
Total Liabilities and shareholders’ equity	$13,362,613	$9,355,281	$3,860,558	2,009,318

The accompanying notes are an integral part of these consolidated financial statements.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our limited operating history subsidiaries may not be indicative of our future growth and may make it difficult to predict our future prospects, business and financial performance. We may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

We have a relatively short operating history, with significant but uneven growth, interrupted by significant disruptions of the COVID-19 pandemic. Our revenues were US$37,130 in the year ended June 30, 2023, and continuously grew to US$859,344 in the year ended June 30, 2024 and US$4,835,167 in the year ended June 30, 2025. For the six months ended December 31, 2024 and 2025, our revenues were US$1,800,000 and US$3,724,311, respectively. However, our short operating history may not serve as an adequate basis for evaluating our prospects and future operating results, including, but not limited to, key operating data, net revenue, cash flows and operating margins.

In addition, to adapt to various economic, operational and regulatory challenges, our business strategies and product and service offerings have also experienced significant shifts during the COVID-19 pandemic. As some industrial and economic norms and patterns have changed whereas others may not last, we may need to continue to adjust our business strategies and product and service offerings in the near term. Failure to anticipate future changes or adequately adapt to such changes may impact our operations, financial performances and long-term success.

More generally, we have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to our ability to adapt to the industry, to maintain and monetize our customer base, to introduce new offerings and services and to maintain consistent business growth. If we are unable to successfully address these risks, challenges and uncertainties, our business, financial conditions and results of operations could be materially and adversely affected.

We intend to continue our expansion in the foreseeable future to pursue existing and potential market opportunities. Our growth has placed and will continue to place significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in:

●	recruiting, training, developing and retaining sufficient IT talents and management personnel;

●	creating and capitalizing upon economies of scale;

●	managing a larger number of customers in a greater number of industries and locations;

●	maintaining effective oversight of personnel and offices;

●	coordinating work among offices and project teams and maintaining high resource utilization rates;

●	integrating new management personnel and expanded operations while preserving our culture and core values;

●	developing and improving our internal administrative infrastructure, particularly our financial, operational, human resources, communications and other internal systems, procedures and controls; and

●	adhering to and further improving our high quality and process execution standards and maintaining high levels of customer satisfaction.

Moreover, as we introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and it may require substantial management efforts and skills to mitigate these risks and challenges. As a result of any of these problems associated with expansion, our business, results of operations and financial conditions could be materially and adversely affected. Furthermore, we may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

The renewable energy utility industry in which our customers operate is a new and evolving market, which may not grow to the size or at the rate we expect.

We have recently entered the renewable energy utility market where we provide software and IT solutions for solar farms and other renewable energy utility systems. The renewable energy industry is a new and rapidly growing market opportunity. We believe the renewable energy industry will still take several years to fully develop and mature, but we cannot be certain that the market will grow to the size or at the rate that we expect. Any future growth of the renewable energy market depends on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives. Our business might be adversely affected should the markets for solar energy not develop to the size or at the rate we expect, or should our customers not experience the kind of growth we anticipate and rely on for our business development.

Growth in residential solar energy also depends on dynamic macroeconomic conditions, retail prices of electricity and customer preferences. Declining macroeconomic conditions, including labor markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial ability or interest in entering into long-term contracts, even if such contracts would generate immediate and long-term savings. It also remains prohibitively expensive for new market participants to enter the industry.

Market prices of retail electricity generated by utilities or other energy sources also could decline for a variety of reasons. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business opportunities.

Existing regulations, and changes to such regulations, might present technical, regulatory and economic barriers to the installation of solar energy systems, which may significantly reduce demand for our solar energy systems.

The installation of solar energy systems is subject to oversight and regulation under local ordinances; building, zoning and fire codes; utility interconnection requirements for metering; and other rules and regulations. Certain jurisdictions may have ordinances that prevent or increase the cost of installation of our solar energy systems. New government regulations or utility policies pertaining to the installation of solar energy systems are unpredictable and might result in significant additional expenses or delays, which could cause a significant reduction in demand for solar energy systems.

The growth and success of our business depends on our ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries we focus on.

The market for our services is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Our future growth and success depend significantly on our ability to anticipate developments in IT services, and develop and offer new product and service lines to meet our customers’ evolving needs. We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services or technologies we develop may not be successful in the marketplace. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in our being unable to recover these investments, in part or in full. Should we fail to adapt to the rapidly changing IT services market or if we fail to develop suitable services to meet the evolving and increasingly sophisticated requirements of our customers in a timely manner, our business and results of operations could be materially and adversely affected.

We might lose business to competitors that underbid us and might be unable to compete favorably in our highly competitive industry.

Some of customers are government-related or state-owned enterprises (“SOEs”) with some project awarded through a competitive bidding process in which price is the determining factor, and we compete against multiple competitors in many of the markets in which we operate. Some of our competitors are larger than us and are vertically integrated, and competitors larger than us may be able to better exploit economies of scale to receive higher discounts or rebates. An increase in competition may result in decreases in new project awards to us at acceptable profit margins, and adversely impact our financial condition, results of operations or liquidity.

We may be forced to reduce the prices of our services due to increased competition and reduced bargaining power with our customers, which could lead to reduced revenues and profitability.

The IT industry is developing rapidly and related technology trends are constantly evolving. This results in the frequent introduction of new services and technologies and significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and or reductions in our costs. Furthermore, we may be forced to reduce the prices of our services in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our services.

Adverse changes in the economic environment could reduce our customers’ purchases from us and increase pricing pressure, which could materially and adversely affect our revenues and results of operations.

The IT services industry is particularly sensitive to the economic environment, and tends to decline during general economic downturns. Accordingly, our results of operations, financial conditions and prospects are subject to a significant degree to the economic environment, especially for regions in which we and our customers operate. During an economic downturn, our customers may cancel, reduce or defer their IT spending or change their IT outsourcing strategy, and reduce their purchases from us. The recent global economic slowdown and any future economic slowdown, and the resulting diminution in IT spending, could also lead to increased pricing pressure from our customers. The occurrence of any of these events could materially and adversely affect our revenues and results of operations.

Due to intense competition for highly skilled personnel, we may fail to attract and retain enough sufficiently trained personnel to support our operations; as a result, our ability to bid for and obtain new projects may be negatively affected and our revenues could decline.

The IT services industry relies on skilled personnel, and our success significantly depends on our ability to recruit, train, develop and retain qualified personnel, especially experienced middle and senior level management. Increased competition for these personnel, in the IT industry or otherwise, could have an adverse effect on us and cause a significant increase in our attrition rate, which could decrease our operating efficiency and productivity and could lead to a decline in demand for our services. Additionally, failure to recruit, train, develop and retain personnel with the qualifications necessary to fulfill the needs of our existing and future customers or to assimilate new personnel successfully could have a material adverse effect on our business, financial conditions and results of operations. Failure to retain our key personnel on customer projects or find suitable replacements for key personnel upon their departure may lead to termination of some of our customer contracts or cancellation of some of our projects, which could materially and adversely affect our business.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees. We currently do not maintain key-man life insurance for any of the senior members of our management team or other key personnel. If one or more of our senior executives or key employees is or are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case our business may be severely disrupted, and our financial conditions and results of operations may be materially and adversely affected. If any of our senior executives or key personnel joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members to them. Also, if any of our business development managers, who generally keeps a close relationship with our customers, joins a competitor or forms a competing company, we may lose customers, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. Most of our executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between our executive officers and key personnel and us, such non-competition, non-solicitation and nondisclosure provisions might not provide effective protection to us.

We have a relatively small number of customers for our software development services, the loss of which could reduce our revenues and significantly harm our business. Furthermore, there are significant turnovers in our customers from one year to another. Failure to recruit new customers, expand our relationship with our existing customers or expand to new product categories may reduce our revenues and significantly harm our business as well.

We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a small number of major customers. For the six months ended December 31, 2025, our top four customers accounted for 36.2%, 21.4%, 21.4% and 20.9% of our revenues, respectively.

Our ability to maintain close relationships with major customers is essential to the growth and profitability of our business. However, the volume of work performed for a specific customer is likely to vary from year to year, especially since we are generally not our customers’ exclusive IT business solution provider, and we do not have long-term commitments from any of our customers to purchase our services. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts and terms of service. A number of factors other than our performance could also cause the loss of or reduction in business or revenues from a customer, and these factors are not predictable. These factors may include corporate restructuring, pricing pressure, changes to its outsourcing strategy, customers’ decision to switch to another service provider or returning work in-house. In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. The loss of any of our major customers could adversely affect our financial conditions and results of operations.

Because our revenues are currently generated solely from our software development services, our customer base tends to vary from one year to another, as each purchase agreement tends to be a one-off event with few repeat customers. A major customer in one year may not provide the same level of revenues for us in any subsequent year. The IT services we provide to our customers, and the revenues and income from those services, may decline or vary as the type and quantity of IT services we provide change over time.

We plan to significantly expand the number of customers we serve to diversify our customer base and grow our revenues. Revenues from a new customer often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that customer. Therefore, obtaining new customers is important for us to achieve rapid revenue growth. We also plan to grow revenues from our existing customers by identifying and selling additional services to them, and to expand into new product categories and offerings to broaden our market access and appeal. However, there is no assurance that we will be able to develop new product categories and offerings on an ongoing and regular basis. Our ability to attract new customers, as well as our ability to grow revenues from existing customers, depends on a number of factors, including our ability to offer high quality services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing teams. If we are not able to continue to attract new customers or to grow revenues from our existing customers in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for work performed. As of June 30, 2025 and December 31, 2025, our accounts receivable balance, net of allowance, amounted to approximately US$3,219,313 and US$4,399,671. For the years ended June 30, 2023, 2024 and 2025, nil, and US$190,786 allowance of doubtful accounts were provided for the Company’s total accounts receivable balance, respectively. For the year ended June 30, 2025, 5.55% of the Company’s total accounts receivable balance were provided as allowance of doubtful accounts. As of December 31, 2025, the allowance for credit losses against our accounts receivable was US$194,363, which included a provision of US$3,423 recognized during the six months then ended.

Since we generally do not require collateral or other security from our customers, we establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected.

A significant portion of our income is generated, and will in the future continue to be generated, on a project basis with a fixed price; we may not be able to accurately estimate costs and determine resource requirements in relation to our projects, which would reduce our margins and profitability.

A significant portion of our income is generated, and will in the future continue to be generated, from fees we receive for our projects with a fixed price. For the years ended June 30, 2025, 2024 and 2023, all of our income was generated from fees it received for projects with a fixed price. Our projects often involve complex technologies, entail the coordination of operations and workforces in multiple locations, utilizing workforces with different skill sets and competencies and geographically distributed service centers, and must be completed within compressed timeframes and meet customer requirements that are subject to change and increasingly stringent. If we fail to accurately assess the time and resources required for completing projects and to price our projects profitably, our business, results of operations and financial conditions could be adversely affected.

If we cause disruptions to our customers’ businesses or provide inadequate service, our customers may have claims for substantial damages against us, and as a result our profits may be substantially reduced.

If our professionals make errors in the course of delivering services to our customers or fail to consistently meet service requirements of a customer, these errors or failures could disrupt the customer’s business, which could result in a reduction in our net revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business.

The services we provide are often critical to our customers’ businesses. Any failure in a customer’s system or breach of security relating to the services we provide to the customer could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our customers, have a negative impact on our reputation, cause us to lose customers, reduce our revenues and harm our business.

Under our contracts with our customers, our liability for breach of our obligations is in some cases limited to a certain percentage of contract price. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our customers, are generally not limited under our contracts. We currently do not have commercial general or public liability insurance. The successful assertion of one or more large claims against us could have a material adverse effect on our business, reputation, results of operations, financial conditions and cash flows. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

The proper functioning of technology use is essential to our business, and any difficulty experienced by such system would materially and adversely affect us.

The products and services offered by us may not continue to be supported by third-party service providers on commercially reasonable terms or at all. Moreover, we may be subject to claims by third parties who maintain that the technology of the service providers of us infringes the third party’s intellectual property rights. Although the agreements between us and their third-party service providers often contain indemnities in favor of us with respect to these eventualities, we may not be indemnified for these claims or these entities may not be successful in obtaining indemnification to which they are entitled.

To the extent that the technologies and systems that we use to manage the daily operations of their business malfunction, these entities’ ability to operate their business, retain existing customers and attract new customers may be impaired. We may not be able to attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and their current service offerings may not continue to be, and new service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. In addition, any harm to the personal computers or other devices owned by the customers of us caused by the software owned by these entities, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the customer experience and our reputation.

We need to invest heavily on our technology in order to sustain or grow our business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. On one hand, the ongoing investment in technology may not generate the expected level of returns; on the other hand, any failure of us to adopt new technologies to adapt to such changing environment may materially and adversely impact our business.

Cyber-attacks and other security incidents, both real and perceived, impacting confidentiality and integrity of our information technology and digital infrastructure could lead to loss of reputation and financial obligations.

Considering the high business dependency on our information technology and digital infrastructure to interconnect offices, employee systems, partners and customers for day-to-day business operations, as well as our hosting of data and service delivery, any potential cyber event impacting the confidentiality, integrity and availability of this environment could lead to financial loss, disclosure of data, breaches of privacy or security, reputational and customer loss, and legal, regulatory and contractual obligations upon us that may directly impact us and our relationships with our customers and partners.

Given the rise of connected devices, transition to cloud and use of other emerging technologies, the impact of threats continues to increase while the threat attack area is evolving and increasing beyond the enterprise. Cybersecurity incidents, both actual and attempted, involving unauthorized access, malware, fraud, leakage, misuse/loss/tampering of personal and business data, denial of services exploiting weakness in the systems or programs, errors, omissions, deliberate or accidental act of our employees or former employees, partners, third-party business providers or other stakeholders both internal and external are on the rise. Our internal security controls may not be able to keep pace with these evolving and intensifying threats.

Breaches of our security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of confidential customer data could expose us, our customers or the affected parties to a risk of loss or misuse of this information. We could be subject to termination of contracts for non-compliance with our customer’s information security policies and procedures. If additional safeguards are required to comply with laws relating to privacy, security and data protection, our costs could increase further, which would negatively affect our results of operations. Unauthorized disclosure of sensitive or confidential customer data, whether through breach of our computer systems, systems failure, loss or theft of assets containing confidential information or otherwise, could damage our reputation and cause us to lose customers.

Our property management company clients and the residents in the properties they manage use WeChat, a third-party social media platform, or WeChat mini program, a sub-application on the platform, for accessing the property management systems that we develop. If services of WeChat are limited, restricted, curtailed or degraded in any way or become unavailable for any reason, the access of our clients or the residents may be significantly impacted, as a result of which our business may be materially and adversely affected.

We help our property management clients to set up and integrate their property management systems with WeChat or WeChat mini programs to offer more convenient user experiences to the residents in their properties. We often design and integrate many of the service modules within the property management systems with WeChat, as it is one of the most popular App in the PRC. However, neither we or our clients have control over the operations or accessibilities of WeChat and WeChat mini program. WeChat or WeChat mini programs is not available, we could help our clients set up a webpage-based log-in interfaces for our clients and residents to access the property management system. Although we can create separate log-in profiles and interfaces for our clients and residents to access the WeChat-linked services via a separate web portal, or we can even create a separate set of web portals or webpage-based log-in interfaces for our clients to manage for certain services not linked to the WeChat mini programs, WeChat or WeChat mini-program offers convenience and better user experience, and are much more accessible to residents. In addition, in some cases, we have set up payment functions for property management companies to request utility or service fee payments from residents or to set up community e-store for selling certain food, drink or other items. Such transactions are often conducted through WeChat Pay, the mobile payment and digital wallet services offered by Tencent on WeChat. Any disruptions to WeChat’s accessibility will significantly curtail our clients and the residents’ access to WeChat Pay. If services or access to WeChat are limited, restricted, curtailed or degraded in any way or become unavailable for any reason or for extended periods of time, our business may be significantly impacted.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

Our success largely depends on our ability to use and develop our technology and services without infringing the intellectual property rights of third parties, including copyrights, trade secrets and trademarks. We may be subject to litigation involving claims of violation of other intellectual property rights of third parties. We typically indemnify customers who purchase our services and solutions against potential infringement of intellectual property rights underlying our services and solutions, which subjects us to the risk of indemnification claims. The holders of other intellectual property rights potentially relevant to our service offerings may make it difficult for us to acquire a license on commercially acceptable terms. Also, we may be unaware of intellectual property registrations or applications relating to our products and services that may give rise to potential infringement claims against us. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology, or re-brand our name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our customers against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether we ultimately win or lose, could damage our reputation and have a material adverse effect on our business, results of operations or financial condition.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We believe that our current cash, cash flow from operations should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

●	investors’ perception of, and demand for, securities of technology services outsourcing companies;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds; and

●	our future results of operations and financial condition.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

Failure to adhere to regulations that govern our customers’ businesses could result in breaches of contracts with our customers. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services.

Our customers’ business operations are subject to certain rules and regulations. Our customers may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in such a manner could result in breaches of contract with our customers and, in some limited circumstances, civil fines and criminal penalties for us. In addition, we may be required under applicable laws and regulations to obtain and maintain permits and licenses to conduct our business. If we do not maintain our licenses or other qualifications to provide our services, we may not be able to provide services to existing customers or be able to attract new customers and could lose revenues, which could have a material adverse effect on our business and results of operations.

We may incur losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events.

Our operational facilities may be damaged in natural disasters such as earthquakes, floods, heavy rains, sand storms, tsunamis and cyclones, or other events such as fires. Such natural disasters or other events may lead to disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our provision of outsourcing services could damage our relationships with our customers and may cause us to incur substantial additional expenses to repair or replace damaged equipment or facilities. We may also be liable to our customers for disruption in service resulting from such damage or destruction. Prolonged disruption of our services as a result of natural disasters or other events may also entitle our customers to terminate their contracts with us. We currently do not have insurance against business interruptions.

We may face difficulties in providing end-to-end business solutions for our customers that could cause customers to discontinue their work with us, which, in turn, could impact our business.

As we have increased the breadth of our service offerings, we have engaged in larger and more complex projects with our customers. This requires us to establish closer relationships with our customers and potentially with other technology service providers and vendors and to have a more thorough understanding of our customers’ operations. Our ability to establish such relationships will depend on a number of factors, including the proficiency of our IT professionals and our management personnel. Our failure to understand and successfully implement our customers’ requirements, the domain and country-specific laws and regulations which govern the products and services that we provide, or our failure to deliver services which meet the requirements specified by our customers could result in termination of customer contracts, reputational harm and/or imposition of penalties or the payment of damages. This may further damage our business by affecting our ability to compete for new contracts with current and prospective customers. Additionally, we may experience financial losses in contracts which are linked to our customers’ future business outcomes or based on assumptions which are not realized. We may also be subject to loss of customers due to dependence on alliance partners, subcontractors or third-party product vendors. In projects where we own the end-to-end delivery, we may incur penalties on work performed by our alliance partners, subcontractors or third-party product vendors if they do not meet contractual performance thresholds.

Larger projects may involve multiple engagements or stages, and there is a risk that a customer may choose not to retain us for subsequent stages or may cancel or delay subsequent planned engagements. Further, we may not be able to sell additional services to existing customers. We may also experience terminations, cancellations or delays as a result of the business or financial conditions of our customers or the economy generally, as opposed to factors related to the quality of our services. Such cancellations or delays make it difficult to plan for project resource requirements, and inaccuracies in such resource planning may have a negative impact on our profitability.

Our insurance coverage may be inadequate to protect us against losses.

We currently do not maintain professional liability insurance and property insurance coverage for certain of our facilities and equipment, and we do not have any loss of data or business interruption insurance coverage for our operations. If any claims for damage are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our board of directors will declare dividends even if we are profitable. Under BVI law and the Amended and Restated Articles, the directors of the Company may, by resolution of directors, authorise a distribution by way of dividend at such time at such amount as they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Similarly, dividends payable by a foreign investment entity to its Hong Kong investor who owns 25% or more of the equity of the foreign investment entity is subject to a withholding tax of 5%.

Ongoing geopolitical tensions around the world may have a material adverse effect on our business, financial condition, and results of operations.

As a global business, we face risks associated with heightened tensions in geopolitical and economic relations. Rivalries and sanctions between major powers, including the United States and China, and unrest, terrorist threats, wars and other conflicts involving Ukraine, the Middle East and elsewhere have created increased global uncertainty. Such geopolitical tensions, along with trade disputes and regional conflicts, may result in economic instability, market volatility, and regulatory changes, which could impact our supply chain, operations, and consumer demand. Recently, the United States has proposed to impose multiple rounds of tariffs on a wide range of goods imported from multiple countries, including China, and China has responded with retaliatory tariffs. Since February 2025, the U.S. administration has proposed to increase the total tariff level for imported Chinese goods to 125% and additional tariff increase could be imposed as the trade tension between the two countries continues to heighten. On April 9, 2025, China has responded by hiking its levies on U.S. imports to 84% from 34%. Historically, tariffs have led to increased trade and political tensions, between the U.S. and China, as well as between the U.S. and other countries. Political tensions as a result of trade policies could reduce trade volume, cross-border investment, technological exchange, and other economic activities between major economies, resulting in a material adverse effect on global economic conditions and the stability of global financial and stock markets. Moreover, the heightened geopolitical uncertainty and potential for further escalation may discourage investments in securities issued by China-based issuers (including us) and affect the global macroeconomic environment. For example, it has been reported that the U.S. administration may consider imposing further restrictions or prohibitions on trading of Chinese securities. Although cross-border trade is not our principal business, any such geopolitical developments could materially and adversely affect our overall financial performance and prices of our Class A Ordinary Shares.

The bombing of Iran by Israel and the United States and the resulting and potentially escalating tensions in the region could feed uncertainty in the oil markets, which could impact prices for fuel, transportation, freight and other related items, impacting costs directly and indirectly leading to more inflation. In particular, if Iran seeks to close the Strait of Hormuz, oil prices could spike and the escalation of hostilities could have other consequences, which would materially adversely affect us given the location of our customers in Southeast Asia which is highly reliant on oil from Iran and other countries in the Middle East. In addition, the continuation or further escalation of this conflict, or the uncertainties involved with potential regime change, could create significant volatility in global capital markets or significantly disrupt the global economy, including disruptions of the global supply chain. In addition to inflation, there is a risk that the inflation and shortages of oil and gas could result in a recession. The occurrence of such events could materially adversely affect our business, financial position and results of operations.

Furthermore, such tensions may lead to consumer boycotts, increased security measures, and travel restrictions, all of which could negatively affect our ability to conduct business, maintain supply chain operations, and expand into new markets. Any restrictions on international trade and capital flows may have a negative impact on our ability to access capital, procure raw materials, and expand our operations. As a result, any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Separately, we may also be subject to review and enforcement under domestic and foreign laws that screen foreign investment and acquisitions. In both the U.S. and non-U.S. jurisdictions, these regulatory requirements may treat companies differently based on the type of company in question and investor profile in the company. As a result of these laws, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors. These laws are also regularly changed and updated. For example, recently the Office of Investment Security of the U.S. Department of the Treasury issued a final rule (the “Outbound Investment Rule”) to implement the Executive Order 14105, which provided for the establishment of a new national security regulatory framework to control outbound investment from the United States in certain sensitive industry sectors in the People’s Republic of China, including Hong Kong and Macau. The Outbound Investment Rule took effect in January 2025 and restricts U.S. persons’ direct and indirect investment into companies with specified connections to China that engage in specified “Covered Activities” within three areas of technology: semiconductors and microelectronics, quantum information technologies, and artificial intelligence systems. Notably, President Trump issued the America First Trade Policy Memorandum on February 20, 2025, which proposes to further expand the set of technologies of concern. These rules may limit our ability to engage in certain kinds of business operations; they may also limit our ability to raise capital from U.S. and other sources if we engage in the development of such technologies of concern. Continuing changes in both U.S. and non-U.S. jurisdictions to foreign investment laws and rules could adversely affect our strategic initiatives, financial performance, and growth prospects.

Risks Related to Doing Business in the Jurisdictions in which Our Operating Subsidiaries Operate

Certain legal requirements shall be met for effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management named in the prospectus based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in Chinese Mainland may also be limited.

We are a BVI business company limited by shares incorporated under the laws of the BVI, we conduct substantially all of our operations in Hong Kong and the majority of our assets are located in Hong Kong. In addition, all of our senior executive officers reside within Chinese Mainland or Hong Kong for a significant portion of the time and many are PRC nationals. As a result, in order for our shareholders will be required to meet certain conditions under applicable PRC laws and regulations to effect service of process upon us or those persons inside Chinese Mainland. In addition, our PRC legal counsel has advised us that Chinese Mainland does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the BVI and many other countries and regions. Therefore, recognition and enforcement in Chinese Mainland of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Furthermore, shareholder claims that are common in the U.S., including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in Chinese Mainland. For example, in Chinese Mainland, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside Chinese Mainland or otherwise with respect to foreign entities. Although the local authorities in Chinese Mainland may establish a regulatory cooperation mechanism with the securities regulatory agencies of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory agencies in the U.S. have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulatory agencies and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See “Risk Factors — Risks Associated with This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law” for risks associated with investing in us as a BVI business company.

Our Class A Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 23, 2022, the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before our Ordinary Shares may be prohibited from trading or delisted has been reduced accordingly.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCA Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ordinary shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our former auditor, HTL, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. HTL is headquartered in Houston, Texas, and is subject to inspection by the PCAOB on a regular basis. On June 20, 2025, we announced the appointment of GGF as our new independent registered public accounting firm to audit our financial statements, effective June 19, 2025. GGF is an accounting firm based in the PRC that is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. If in the future, the PCAOB concludes that it is unable to inspect and investigate completely our auditor, we and our investors would be deprived of the benefits of such PCAOB inspections again. In addition, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our former and current auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditors are not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

On August 26, 2022, the CSRC, the MOF, and PCAOB signed a Statement of Protocol, (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist whether the framework will be fully complied, which could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares. On December 15, 2022, the PCAOB issued a Determination Report (the “2021 Determination”) which determined that the PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated, (2) has timely access to, and the ability to retain and use, any document or information that the PCAOB considers relevant to an inspection or investigation, and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of the Act and the rules of the PCAOB, as interpreted and applied by the PCAOB. Consequently, the PCAOB concluded that in the absence of any evidence that authorities in the PRC currently are taking any positions to impair the PCAOB’s ability to execute its statutory mandate with respect to inspections or investigations, the HFCA Act dictates that the PCAOB vacate the 2021 Determinations. As required by the HFCA Act, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether the PCAOB should issue a new determination.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

We are a BVI business company limited by shares incorporated under the laws of the BVI. Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the BVI Act, and the common law of the BVI. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the BVI laws are to a large extent governed by the BCA and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the English common law, which has persuasive, but not binding authority, on a court in the BVI. The rights of our shareholders and the fiduciary duties of our directors under the BVI laws may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the BVI has a less developed body of securities laws than the U.S. In addition, BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of a BVI business company like us could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BCA. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI business company being more limited than those of shareholders of a company organized in the U.S. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the U.S. based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the U.S., although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BCA offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes the BCA. Under the BCA, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI law and the constitutional documents of the company, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As a BVI business company incorporated in the BVI, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance requirements; these practices may afford less protection to shareholders than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S.

Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us. As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement gave Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, and currencies. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong and the PRC’s pledge to allow a high degree of autonomy in Hong Kong. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

On March 23, 2024, the Hong Kong government enacted the Safeguarding National Security Ordinance (“SNSO”), which is a domestic security legislation to implement Article 23 of the Basic Law, to prohibit four types of offenses, including secession, subversion, terrorist activities and collusion with a foreign country or with external elements to endanger national security, as well as other offences relating to the endangering of national security, which has been considered as having further significantly undermined the autonomy of Hong Kong. It is difficult for us to predict the degree of adverse impact of the legislation of the SNSO on Hong Kong or our business in Hong Kong. However, in any event, since all of our operations are based in Hong Kong, any change of the political arrangements between Hong Kong and the PRC may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Certain of our business operations are conducted in Hong Kong through our Hong Kong subsidiary. Risks arising from the PRC legal system include risks and uncertainties regarding the enforcement of PRC laws and that rules and regulations in China may change quickly with little advance notice. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly, and our assertions and beliefs regarding the risks imposed by the PRC legal and regulatory system may not be accurate. These risks and uncertainties could result in a material change in operations and/or the value of the securities we are registering for sale.

Our corporate structure and the fact that our principal business operations are located in Hong Kong may expose investors to certain risks. We own an operating subsidiary located in Hong Kong and currently do not have any subsidiaries in Chinese Mainland, nor do we intend to establish a variable interest entity (“VIE”) structure with any entity in Chinese Mainland through contractual arrangements. However, because our operating subsidiary conducts business activities in Hong Kong, we may still be subject to regulatory, enforcement and other risks and uncertainties relating to laws and regulations in China.

Recently, the Chinese government has continued to strengthen its regulation in various areas, including data security, cybersecurity, overseas securities offerings and foreign investment.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require that an offshore special purpose vehicle, formed for the purpose of an overseas listing of securities through acquisitions of domestic enterprises in China or assets and controlled by enterprises or individuals in China, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. The Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. We cannot assure that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and implemented in March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user’s personal information, and in case of any leak or likely leak of the user’s personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

In November 2016, the SCNPC promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, which became effective on June 1, 2017. On October 28, 2025, the SCNPC issued the Decision to Amend the Cybersecurity Law of the PRC. The amended Cybersecurity Law will come into effect on January 1, 2026. The Cybersecurity Law requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. We are subject to such requirements as we operate website and apps and providing certain internet services mainly through our website and apps. The Cybersecurity Law further requires internet information service providers to formulate contingency plans for network security incidents, report to the competent departments immediately upon the occurrence of any incident endangering cyber security and take corresponding remedial measures.

Internet information service providers are also required to maintain the integrity, confidentiality and availability of network data. The Cybersecurity Law reaffirms the basic principles and requirements specified in other existing laws and regulations on personal data protection, such as the requirements on the collection, use, processing, storage and disclosure of personal data, and the requirements for internet information service providers to take technical and other necessary measures to ensure the security of personal information collected from being divulged, damaged or lost. Any violation of the Cybersecurity Law may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, shutdown of websites or criminal liabilities.

Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated in July 2013 and implemented in September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

On June 28, 2016, the CAC promulgated the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which was implemented on August 1, 2016 and amended June 14, 2022. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, or producing, copying, issuing or disseminating through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to procure relevant qualifications required by laws and regulations to provide services through such applications.

In June 2021, the SCNPC promulgated the Data Security Law of the PRC, or the Data Security Law, which became effective on September 1, 2021. The Data Security Law is formulated for data security and data protection, and sets forth the requirements for enterprises to serve as the first responsibility bearer for safeguarding data security. The Data Security Law introduces a data classification and hierarchical protection system based on the materiality of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of persons or entities when such data is tampered with, destroyed, divulged, or illegally acquired or used. It also provides for a security review procedure for the data activities which may affect national security. We may be subject to such requirements as we operate website and apps, and provide certain internet services mainly through our website and apps. The Data Security Law further requires the entities conducting data handling activities by using the internet shall, based on the graded cybersecurity protection system, establish a data security management system across the entire workflow, organize and conduct data security education and training, and adopt the corresponding technical measures and other necessary measures to ensure data security.

The Cybersecurity Review Measures, or the Review Measures, which were promulgated on April 13, 2020, and amended December 28, 2021, became effective on February 15, 2022. The Review Measures provide that online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. The Regulations on the Administration of Cyber Data Security were promulgated on September 24, 2024, and came into effect on January 1, 2025. The Regulations provide as follows: Where network data processors need to provide important data collected and generated during their operations within the territory of the People’s Republic of China to overseas parties, they shall undergo a data export security assessment organized by the national cybersecurity and informatization authority. If the network data processor identifies and declares important data in accordance with relevant state regulations, but such data has not been designated or publicly disclosed as important data by the relevant region or authority, it is not required to be treated as important data for the purpose of declaring a data export security assessment. Data processor means an individual or organization that independently make decisions on the purpose and manner of processing in data processing activities.

The Review Measures also provide that if a critical information infrastructure operator, or CIIO, purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC.

In early July 2021, the Cyberspace Administration of China initiated cybersecurity reviews with respect to several China-based companies listed in the United States. On July 2, 2021, the Cyberspace Administration of China announced that it had initiated a cybersecurity review of Didi Global Inc. (NYSE: DIDI), and on July 4, 2021, required mobile app stores in China to remove the Didi app from their platforms. On July 5, 2021, the Cyberspace Administration of China initiated cybersecurity reviews of Full Truck Alliance Co., Ltd. (NYSE: YMM) and Kanzhun Limited (Nasdaq: BZ).

As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we did not establish our own data storage platforms or use any third-party data storage platforms. Based on the foregoing: (i) we were not online platform operators controlling the personal information of more than one million users; (ii) we were not identified by any national or local competent authority as operators of critical information infrastructure and did not receive any notice that any of our network facilities or information systems had been identified as critical information infrastructure; (iii) we did not receive any notice from any national or local cyberspace administration authority or other regulatory authority requiring us to undergo cybersecurity review; and (iv) we did not receive any inquiry, notice, warning or penalty from any national or local cyberspace administration authority or the China Cybersecurity Review Technology and Certification Center in relation to cybersecurity review. Accordingly, we believe that this offering is not subject to cybersecurity review. As of the date of this prospectus, neither we nor our current subsidiaries have received any notice from any national or local cyberspace administration authority or other regulatory authority requiring us to undergo cybersecurity review, nor have we received any inquiry, warning or penalty from any relevant regulatory authority in relation to cybersecurity review.

It also remains uncertain as to how the Review Measures and the Regulations on the Administration of Cyber Data Security will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures and the Regulations on the Administration of Cyber Data Security. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required can be taken in a timely manner, or at all. It is possible that CAC may require us to file for cybersecurity review. The cybersecurity review procedure usually takes 55-70 business days or even longer in some special cases to complete.

The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Recent statements, laws and regulations issued by the Chinese government, including the Cybersecurity Review Measures, the Personal Information Protection Law of the People’s Republic of China and the Overseas Listing Trial Measures, indicate the Chinese government’s intent to strengthen its supervision and control over securities offerings conducted overseas and/or foreign investment in offshore issuers headquartered in Chinese Mainland. Currently, we do not conduct business operations in Chinese Mainland, do not directly or indirectly own any subsidiaries in Chinese Mainland, and have not entered into any contractual arrangements with any entities in Chinese Mainland to establish a variable interest entity (“VIE”) structure. However, because our operating subsidiary conducts business activities in Hong Kong, a special administrative region of the People’s Republic of China, the Chinese government may exercise oversight and discretion over our business operations and may intervene in or influence our operations at any time. The Chinese government may also impose additional requirements or restrictions on overseas offerings and/or foreign investment in China-based issuers, including through enhanced supervision, review procedures or other regulatory actions. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

U.S. regulatory agencies’ ability to conduct investigations or enforce rules in Chinese Mainland is limited.

All of our operations are conducted outside of the U.S. As a result, it may not be possible for the U.S. regulatory agencies to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside Chinese Mainland on us, our subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. Chinese Mainland does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in Chinese Mainland of these judgments in relation to any matter, including U.S. securities laws and the laws of the BVI, may be difficult or impossible.

Risks Related to Our Class A Ordinary Shares

You may experience dilution to the extent that our Class A Ordinary Shares are issued pursuant to the ELOC Purchase Agreement.

You may experience dilution to the extent that our Class A Ordinary Shares are issued pursuant to Advance Notices delivered under the ELOC Purchase Agreement or upon the issuance of Commitment Shares to the Selling Shareholder. The purchase price per share under the ELOC Purchase Agreement will equal 95% of the lowest daily VWAP during the applicable Pricing Period, which will generally be below the then-prevailing market price of our Class A Ordinary Shares. Consequently, the lower our share price drops, the more shares we will be required to issue to draw down the same amount of funds under the ELOC facility, thereby further amplifying the dilution to our existing shareholders.

This prospectus registers up to 15,400,000 Class A Ordinary Shares for resale by the Selling Shareholder, consisting of 15,000,000 ELOC Shares and 400,000 Commitment Shares. As of the date of this prospectus, we had 3,595,885 Class A Ordinary Shares issued and outstanding. If all such shares registered hereby are issued and resold by the Selling Shareholder, the total number of Class A Ordinary Shares issued and outstanding would be approximately 528.3% of the number of Class A Ordinary Shares issued and outstanding as of the date of this prospectus, and the shares being registered for resale would represent approximately 81.1% of the Class A Ordinary Shares issued and outstanding after giving effect to such issuance. Accordingly, existing holders of our Class A Ordinary Shares will experience substantial and immediate dilution in their ownership percentage and voting power.

In addition to this offering, the Company has filed a separate registration statement on Form F-1 (File No. 333-297017) relating to the resale of up to 21,028,050 Class A Ordinary Shares, which consist of 14,018,692 Note conversion shares and 7,009,358 Warrant exercise shares. If all Class A Ordinary Shares registered under both the ELOC Purchase Agreement and the aforementioned separate registration statement are fully issued and sold, the aggregate number of newly issued shares will reach 36,428,050 shares, representing approximately 1,013.0% of our currently issued and outstanding Class A Ordinary Shares as of the date of this prospectus, or approximately 91.0% of the total Class A Ordinary Shares issued and outstanding after giving effect to both offerings. The issuance and subsequent resale of such a substantial volume of shares in the public market will result in exceptional and immediate dilution to our existing shareholders, and will create severe downward pressure on the trading price of our Class A Ordinary Shares.

Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. As of the date of this prospectus, we have 3,595,885 Class A Ordinary Shares issued and outstanding. Pursuant to the ELOC Purchase Agreement dated February 11, 2026, entered into between us and the Selling Shareholder, we may issue and sell up to US$20,000,000 of Class A Ordinary Shares to the Selling Shareholder from time to time during the 24-month commitment period, and we are required to issue Commitment Shares to the Selling Shareholder as consideration for its commitment under the ELOC Purchase Agreement. Upon the effectiveness of this registration statement, up to 15,400,000 Class A Ordinary Shares registered hereunder will become freely tradable by the Selling Shareholder. Such actual or anticipated sales could put downward pressure on the market price of our Class A Ordinary Shares.

The Selling Shareholder may acquire their Class A Ordinary Shares at a price that is less than the market price of the Class A Ordinary Shares in the future, may earn a positive rate of return even if the price of the Class A Ordinary Shares declines and may be willing to sell their Class A Ordinary Shares at a price less than shareholders that acquired Class A Ordinary Shares in the public market.

The Selling Shareholder will purchase Class A Ordinary Shares under the ELOC Purchase Agreement at a price equal to 95% of the lowest VWAP during the applicable Pricing Period, which will generally be at a discount to the prevailing market price at the time of each Advance Notice. As a result, the Selling Shareholder may experience a positive rate of return on its investment even if the price of our Class A Ordinary Shares declines, while our public shareholders experience a negative rate of return. Furthermore, the Commitment Shares will be issued to the Selling Shareholder without any cash consideration paid to us. As a result, the Selling Shareholder may be willing to sell Class A Ordinary Shares at prices lower than those paid by shareholders that acquired their shares in the open market, which could result in the Selling Shareholder realizing a significant gain even if other holders of our Class A Ordinary Shares experience a negative rate of return.

It is not possible to predict the actual number of Class A Ordinary Shares, if any, we will sell under the ELOC Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the ELOC Purchase Agreement.

Pursuant to the ELOC Purchase Agreement, the Selling Shareholder shall, subject to the restrictions and satisfaction of the conditions in the ELOC Purchase Agreement, purchase from us up to US$20,000,000 of Class A Ordinary Shares. The registration statement of which this prospectus forms a part registers the Selling Shareholder’s resale of up to 15,400,000 Class A Ordinary Shares issuable under the ELOC Purchase Agreement. The Class A Ordinary Shares that may be issued under the ELOC Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the ELOC Purchase Agreement, by us to the Selling Shareholder at our discretion from time to time until the earliest to occur of (i) the first day of the month next following the 24-month anniversary of February 11, 2026, (ii) the date on which the Selling Shareholder shall have purchased the full Commitment Amount of US$20,000,000, and (iii) the ELOC Purchase Agreement is otherwise terminated in accordance with its terms.

We do not have a right to commence any sales of Class A Ordinary Shares to the Selling Shareholder under the ELOC Purchase Agreement until the time when all of the conditions to our right to commence sales set forth in the ELOC Purchase Agreement have been satisfied, including the effectiveness of the registration statement of which this prospectus forms a part. Among the conditions to our right to deliver an Advance Notice is that the principal amount plus all accrued and unpaid interest and other amounts outstanding under all Notes then outstanding (as defined in the ELOC Purchase Agreement, which includes only the convertible notes issued pursuant to the securities purchase agreements dated June 9, 2025, October 17, 2025, December 18, 2025 and June 23, 2026) shall be less than US$500,000 at the time of delivery of such Advance Notice. As of the date of this prospectus, we have outstanding convertible notes the balance of which exceeds this threshold, and there can be no assurance that we will be able to satisfy this condition in a timely manner or at all. In addition, we may not issue an Advance unless all Commitment Shares required to be issued under the ELOC Purchase Agreement have been delivered to the Selling Shareholder. If we are unable to satisfy this or any other condition precedent, we will not be able to deliver Advance Notices and will not have access to the ELOC facility, which could have a material adverse effect on our liquidity and capital resources.

If the conditions to commencement are met, during the term of the ELOC Purchase Agreement we will generally have the right to control the timing and amount of any sales of our Class A Ordinary Shares to the Selling Shareholder. Sales of our Class A Ordinary Shares, if any, to the Selling Shareholder under the ELOC Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to the Selling Shareholder all, some or none of the Class A Ordinary Shares that may be available for us to sell pursuant to the ELOC Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all or any portion of the Commitment Amount or how much in proceeds we may obtain under the ELOC Purchase Agreement. If we cannot sell securities under the ELOC Purchase Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per Class A Ordinary Share to be paid by the Selling Shareholder will equal 95% of the lowest VWAP during the applicable Pricing Period, the purchase price will fluctuate based on the market prices of our Class A Ordinary Shares at the time we deliver each Advance Notice. Accordingly, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Class A Ordinary Shares that we will sell to the Selling Shareholder under the ELOC Purchase Agreement, the purchase price per share that the Selling Shareholder will pay for Class A Ordinary Shares purchased from us, or the aggregate gross proceeds that we will receive. In addition, each advance is subject to a maximum advance amount equal to the lesser of (i) 100% of the average Daily Traded Value of our Class A Ordinary Shares over the five trading days preceding the applicable Advance Notice and (ii) US$1,000,000 (or up to US$2,000,000 for accelerated advances upon mutual consent), which means that our ability to access the full Commitment Amount in any given period will be limited by the trading volume of our Class A Ordinary Shares. If our Class A Ordinary Shares experience low trading volume, we may only be able to access a small portion of the Commitment Amount in any given period or at all.

The actual number of Class A Ordinary Shares issuable will vary depending on the then-current market price of our Class A Ordinary Shares and the number of shares we ultimately elect to sell to the Selling Shareholder under the ELOC Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Shareholder more than the amount of shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to US$20,000,000 under the ELOC Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of any such additional Class A Ordinary Shares, which the SEC must declare effective, in each case before we may elect to sell any additional Class A Ordinary Shares under the ELOC Purchase Agreement.

In addition, pursuant to the ELOC Purchase Agreement, we are required to issue to the Selling Shareholder the Commitment Shares, the number of which is calculated based on the lowest of (i) the VWAP on the execution date of the ELOC Purchase Agreement, (ii) the average of the daily VWAPs during the three trading days immediately prior to the date of delivery of the Commitment Shares, and (iii) the average of the daily VWAPs during the three trading days immediately prior to the effective date of the initial registration statement. Because the number of Commitment Shares is not determinable until the effective date of this registration statement, the actual number of Commitment Shares to be issued may be higher than the number registered hereunder, in which case we will be required to file an additional registration statement to register such additional Commitment Shares. The issuance of Commitment Shares will result in immediate dilution to our existing shareholders without any corresponding cash proceeds to us.

Accordingly, sales of substantial amounts of our Class A Ordinary Shares in the public market at any time, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. In addition, the Class A Ordinary Shares sold under this prospectus are freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market subject to the restrictions in Rule 144 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares, and the issuance of such shares could have a significant dilutive impact on our shareholders.

Investors who buy shares from the Selling Shareholder at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we have discretion, subject to the conditions set forth therein, to vary the timing, price and number of shares we sell to the Selling Shareholder. After the Selling Shareholder has acquired shares pursuant to an Advance Notice, the Selling Shareholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholder at different times will likely pay different prices for those shares and may experience different levels of dilution. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholder as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares.

Future resales of shares issued under the ELOC Purchase Agreement, or the perception that such sales may occur, may cause the market price of our Class A Ordinary Shares to decline.

The Class A Ordinary Shares issued under the ELOC Purchase Agreement may be sold by the Selling Shareholder at any time after acquisition. The purchase price for shares we sell to the Selling Shareholder will fluctuate based on the trading price of our Class A Ordinary Shares during each applicable Pricing Period. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Ordinary Shares to decrease. If we sell a substantial number of shares to the Selling Shareholder under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Shareholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may be required to pay a termination fee to the Selling Shareholder upon certain terminations of the ELOC Purchase Agreement, which could adversely impact our cash flows.

Under the terms of the ELOC Purchase Agreement, if we terminate the ELOC Purchase Agreement prior to its expiration and such termination constitutes a breach of the provisions prohibiting us from entering into other equity line of credit facilities thereunder, we will be required to pay the Selling Shareholder a termination fee of US$200,000, which may be paid in cash or in Class A Ordinary Shares at our election. If we are required to pay such termination fee, this could materially and adversely affect our cash position and business prospects. In addition, any issuance of Class A Ordinary Shares in satisfaction of such termination fee would result in additional dilution to our existing shareholders.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

The shares authorized to be issued by the Company consist of Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders. Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of Class B Ordinary Shares shall not receive the right to any dividend paid by the Company and shall not receive the right to any distribution of the surplus assets of the Company on its liquidation. Holders of Class A Ordinary Shares shall not have any conversion rights and the Class A Ordinary Shares are not convertible into shares of any other class. Holders of Class B Ordinary Shares may have considerable influence over matters such as decisions regarding election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. Our directors have significant discretion to issue Class B Ordinary Shares as they think fit. This significant discretion afforded to our Board may limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial, and may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A Ordinary Shares.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous three (3)-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and the trading price of our Class A Ordinary Shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

We may use proceeds from sales of our Class A Ordinary Shares made pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Class A Ordinary Shares made pursuant to the ELOC Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Class A Ordinary Shares.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our products and services and the products and services we assist the distributions of;

●	our expectations regarding our customer base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial conditions and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The core industries in Hong Kong and greater Asia where we operate (including event and hospitality, software development and new energy industries) may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the new and rapidly changing nature of the industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the BVI to take advantage of certain benefits associated with being a BVI business company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange controls or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the BVI. These disadvantages include, but are not limited to:

●	the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	BVI companies may not have standing to sue before the federal courts of the United States.

Our Amended and Restated Articles do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located in Hong Kong. In addition, all our directors and officers are nationals or residents of PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global as our agent to receive service of process upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our BVI counsel, and Shanghai Skylight Law Firm, our PRC counsel, have advised us that there is uncertainty as to whether the courts of the BVI or PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI or PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States (and the British Virgin Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the British Virgin Islands court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the Foreign Court) which had jurisdiction to give the judgment of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes, penalties or fines, where the judgment was obtained by fraud or where enforcement would be contrary to public policy). The British Virgin Islands court can also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company. The British Virgin Islands court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering if the judgment creditor has a foreign judgment based on a cause of action recognised under British Virgin Islands law, can establish that the British Virgin Islands court has jurisdiction over the judgment debtor and whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable and arrears of interest on a judgment debt cannot be recovered after 6 years from the date on which the interest was due. The courts of the British Virgin Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the British Virgin Islands to give rise to obligations to make payments that are penal or punitive in nature. A court of the British Virgin Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The British Virgin Islands court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on application, treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Under PRC law, courts in the PRC will not enforce a foreign judgment or ruling against us or our directors and officers if (i) the foreign court has no jurisdiction over the case pursuant to the provisions of Article 301 of the PRC Civil Procedure Law, (ii) the respondent has not been legitimately summoned, or the respondent has been legitimately summoned but has not been given a reasonable opportunity to make a representation and debate, or the litigant without litigation capacity has not been assigned appropriate agent; (iii) the judgment or ruling is obtained by fraud; (iv) the people’s court has made a judgment or ruling on the same dispute, or has recognized the judgment or ruling made by a court of a third country for the same dispute; or (v) the judgment or ruling violates the basic principles of PRC law or harms the national sovereignty, security or public interest. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the U.S.

Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it will be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our Class A Ordinary Shares.

JT&N (Hong Kong) has further advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States and the statutory registration scheme under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Chapter 319 of the laws of Hong Kong) does not apply to judgments of the United States. However, a judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then, if contested, seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if, for instance, (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, or (d) the court of the United States was not jurisdictionally competent.

For enforcement of a judgment of Chinese Mainland courts in civil and commercial matters (“Mainland judgment”) in Hong Kong, it is governed by a separate regime. With effect from January 29, 2024, the registration of a Mainland judgment in Hong Kong is subject to various requirements under the Mainland Judgments in Civil and Commercial Matters (Reciprocal Enforcement) Ordinance (Chapter 645 of the laws of Hong Kong) (the “MJREO”) with certain exclusions, one of which is a judgment given pursuant to “choice of court agreements” made before January 29, 2024 (which shall be governed by the Mainland Judgments (Reciprocal Enforcement) Ordinance (Chapter 597 of the laws of Hong Kong)). Under the MJREO, subject to certain exclusions, a Mainland judgment is registrable in Hong Kong if, inter alia, (i) the judgment was given on or after January 29, 2024; (ii) the nature of proceedings in which the judgment was given is civil or commercial in nature under PRC law (or criminal in nature under PRC law and the judgment contains an order for the payment of money in respect of compensation or damages by a party to the proceedings); (iii) the other party has defaulted in complying with the Mainland judgment’s requirement within two years prior to the application for registration; and (iv) the judgment is effective in the Mainland and is not subject to appeal. The registration of such a Mainland judgment in Hong Kong may however be set aside on various grounds, including but not limited to, that the judgment was obtained by fraud, the enforcement of the judgment is manifestly incompatible with public policy, or a requirement for registration has not been complied with. For a Mainland judgment in Hong Kong given pursuant to “choice of court agreements” made before January 29, 2024, its registration in Hong Kong is subject to various requirements under the Mainland Judgments (Reciprocal Enforcement) Ordinance (Chapter 597 of the laws of Hong Kong), including but not limited to, that the judgment is final and conclusive as between the parties to the judgment, the judgment is enforceable in Chinese Mainland, and the judgment orders the payment of a sum of money (not being a sum payable in respect of taxes or other charges of a like nature of in respect of a fine or other penalty). The registration of such a Mainland judgment in Hong Kong may however be set aside on various grounds, including but not limited to, that the judgment was obtained by fraud, or the enforcement of the judgment is contrary to public policy.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholder. We may, however, receive up to US$20,000,000 in aggregate gross proceeds from sales of Class A Ordinary Shares to the Selling Shareholder pursuant to the ELOC Purchase Agreement.

We intend to use the net proceeds for working capital and general corporate purposes.

DIVIDEND POLICY

Subject to the BVI Act and our Amended and Restated Articles, our board of directors may authorize and declare a distribution by way of dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us as dividends.

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong and PRC subsidiaries.

We are a BVI business company incorporated in the BVI. We rely principally on dividends from our Hong Kong subsidiaries for our cash requirements, including any payment of dividends to our shareholders.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

Under the applicable laws and regulations in relation to taxation in Hong Kong, no withholding tax is levied in Hong Kong in respect of dividends paid by HK 3e Network to its shareholder(s). See “Taxation — Hong Kong Profits Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis;

●

on a pro forma as adjusted basis to reflect: (i) the issuance of 400,000 Commitment Shares to the Selling Shareholder pursuant to the ELOC Purchase Agreement dated February 11, 2026; (ii) the issuance of an aggregate of 1,694,130 Class A Ordinary Shares upon the conversion of US$3,650,000 principal amount of convertible notes; (iii) the issuance of an aggregate of 698,480  Class A Ordinary Shares upon the exercise of warrants; (iv) the issuance of 4,000 restricted Class A Ordinary Shares and 14,358 Class A Ordinary Shares as compensation for fractional shares; and (v) the increase of our authorized shares to 150,000,000 shares, all of which occurred subsequent to December 31, 2025.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31, 2025
	Actual	Pro Forma As adjusted(1)
	US$	US$
Shareholders’ equity:
Class A Ordinary Shares (par value $0.0025 per share; 16,000,000 shares authorized; 904,861 shares issued and 854,917 shares outstanding on an actual basis; 100,000,000 shares authorized, 3,995,885 shares issued and 3,665,885 shares outstanding on a pro forma as adjusted basis)(1)	2,137	9,165
Class B Ordinary Shares (par value $0.0025 per share; 4,000,000 shares authorized on an actual basis; 50,000,000 shares authorized on a pro forma as adjusted basis; 23,200 shares issued and outstanding as of December 31, 2025)(1)	58	58
Shares subscription receivable	-	-
Additional paid-in capital	5,422,062	9,944,448
Statutory reserve	-	-
Retained earnings	3,126,955	3,035,007
Accumulated other comprehensive income	8,198	8,198
Total shareholders’ equity	8,559,410	12,996,876

(1)	The share and per share data in this table have been retroactively adjusted to reflect the 25-for-1 share consolidation approved by the board of directors of the Company on February 15, 2026 and the Class A Ordinary Shares commenced trading on the Nasdaq on a post-consolidated basis on March 16, 2026. The pro forma as adjusted information further reflects the (i) the increase in the maximum number of shares the Company is authorized to issue effective May 20, 2026, and (ii) the issuance of 400,000 Commitment Shares to the Selling Shareholder pursuant to the ELOC Purchase Agreement dated February 11, 2026, and (iii) subsequent events occurring between January 1, 2026 and August 17, 2026, including the conversion of convertible notes, exercise of warrants, issuance of restricted shares and fractional share compensation.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

3e Network was incorporated on October 6, 2021 under the laws of the BVI. We own all of the issued and outstanding shares of BVI 3e Holdings, which owns all the issued and outstanding capital stock of HK 3e Network.

Guangzhou Sanyi Network was established by Guangzhou Leihou Software Development Company Limited as a PRC limited liability company on August 1, 2017. On September 30, 2018 Guangzhou Leihou Software Development Company Limited entered into a sell and purchase agreement whereby HK 3e Network agreed to acquire 100% of Guangzhou Sanyi Network from Guangzhou Leihou Software Development Company Limited for a consideration of RMB10,000 (approximately US$1,456). After this share transfer, Guangzhou Sanyi Network became a wholly-owned subsidiary of HK 3e Network. The share sale was completed and registered with the relevant authorities in the PRC on November 13, 2018.

Guangzhou 3E Network was established by HK 3e Network as PRC limited liability company on January 17, 2023. It was established as a subsidiary to focus on our emerging business in developing software products for photovoltaic power plants, while Guangzhou Sanyi Network continues to focus on our other main business lines.

On January 3, 2024, the Company filed the amended and restated memorandum and articles of association with the Registrar of Corporate Affairs of BVI to amend the maximum number of shares that we are authorized to issue from 50,000 ordinary shares, par value US$1 per share, to 500,000,000 shares with a par value of USD 0.0001 each, comprising i) 400,000,000 shares of class A ordinary shares, par value USD 0.0001 per share and ii) 100,000,000 shares of class B ordinary shares, par value USD 0.0001 per share. Simultaneously, the Company effectuated a share split of all issued and outstanding shares at a ratio of 1-for-10,000, and re-designated and re-classified all then issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1.

On January 10, 2025, the Company closed its initial public offering of 1,250,000 Class A Ordinary Shares, par value US$0.0001 per share.

On January 24, 2025, the Company adopted written resolutions and approved the issuance of 300,000 class B ordinary shares to Niu Jianping and 280,000 class B ordinary shares to Zhu Huabei, with a par value of USD0.0001 per share, with such amounts to be paid in cash. Each of Niu Jianping and Zhu Huabei is an employee of the Company. Pursuant to the Company’s Amended and Restated Articles, shareholder(s) of Class B Ordinary Share shall not: (a) receive the right to any dividend paid by the Company; (b) receive the right to any distribution of the surplus assets of the Company on its liquidation; or (c) have any conversion rights and the Class B Ordinary Shares are not convertible into shares of any other class. Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

In March 2025, HK 3e Network entered into two equity transfer agreements with HongKong Techfaith Limited (“Techfaith”) and sold to Techfaith (i) 60% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB6,204,000 in cash; and (ii) 100% of equity interest of Guangzhou 3E Network for a total consideration of approximately RMB1,390,000 in cash. On December 25, 2025, HK 3e Network sold to Techfaith the remaining 40% of equity interest of Guangzhou Sanyi Network for a total consideration of approximately RMB5,300,000 in cash. These sales reflect our broader strategy to reallocate resources toward expanding its overseas operations, particularly in Hong Kong and Southeast Asia. Following the completion of these transactions, we have disposed of all of our subsidiaries in Chinese Mainland and no longer conduct any business in Chinese Mainland.

On June 9, 2025, the Company entered into a securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which the Company issued 1,248,611 pre-delivery shares, and pre-funded warrants to purchase an additional 213,389 pre-delivery shares.

On October 17, 2025, the Company entered into the securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue a convertible promissory note convertible into up to 44,694,292 of Class A Ordinary Shares.

On February 11, 2026, the Company entered into the ELOC Purchase Agreement with the Selling Shareholder, pursuant to which the Company may sell and issue to the Selling Shareholder up to US$20,000,000 of Class A Ordinary Shares from time to time during a 24-month commitment period, subject to the terms and conditions set forth therein. Pursuant to the ELOC Purchase Agreement, the Company is required to issue to the Selling Shareholder Commitment Shares with an aggregate value equal to 2% of the commitment amount.

On February 15, 2026, the board of directors of the Company approved a 25-for-1 share consolidation of the Company’s Class A Ordinary Shares and Class B Ordinary Shares, and the Class A Ordinary Shares commenced trading on the Nasdaq on a post-consolidated basis on March 16, 2026. Any fractional shares resulting from the share consolidation were rounded up to the nearest whole share. In connection with the share consolidation, the maximum number of shares the Company was authorized to issue was adjusted to 20,000,000 shares, par value US$0.0025 per share, comprising (i) 16,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 4,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

On May 1, 2026, the Company entered into a Securities Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which the Company agreed to sell and issue (i) a senior secured 8% original issue discount convertible promissory note in the principal amount of up to $1,300,000 for aggregate gross proceeds of $1,196,000 and (ii) a Class A ordinary shares purchase warrant to purchase up to 265,198 Class A ordinary shares of the Company, par value $0.0025 per share.

On May 20, 2026, the board of directors of the Company unanimously approved resolutions to increase the maximum number of shares the Company was authorized to issue to 150,000,000 shares, comprising (i) 100,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 50,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

On June 23, 2026, the Company entered into a Securities Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which the Company agreed to sell and issue (i) a senior secured 8% original issue discount convertible promissory note in the principal amount of up to US$2,000,000 for aggregate gross proceeds of US$1,840,000 and (ii) a Class A ordinary shares purchase warrant to purchase up to 468,978 Class A ordinary shares of the Company, par value $0.0025 per share.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Name	Background	Ownership	Principal activities
3e Network Technology Holdings Limited (“BVI 3e Holdings”)	● A BVI business company ● Incorporated on October 8, 2018	Currently 100% owned by 3 E Network Technology Group Limited, a BVI business company controlled by Joseph Shu Sang Law	Investment holding

3e Network Technology Company Limited (“HK 3e Network”)	● A Hong Kong company ● Incorporated on August 30, 2018	100% owned by BVI 3e Holdings	Investment holding; Sales & Marketing

Maskmeta Limited (“Maskmeta”)	● A Hong Kong company ● Incorporated on February 25, 2025	100% owned by BVI 3e Holdings	Investment holding; Sales & Marketing
Aurora Core Technology Oy (“Aurora”)	● A Finland company ● Incorporated on December 18, 2025	100% owned by Maskmeta Limited	Data center construction

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of its financial condition and results of operations should be read in conjunction with the section headed “Summary Financial and Operating Data” and its financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Its actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus

Business Overview

We are a business-to-business (“B2B”) information technology (“IT”) business solutions provider. Our business includes two main portfolios, software development portfolio.

For the six months ended December 31, 2025 and 2024, net revenue from software development services from continuing operations came to $3.72 million and $1.80 million, respectively.

We also conducted exhibition and conference services, as well as hardware sales, which generated 1.4% and nil for the year ended June 30, 2023, 0.74% and 0.01% for the year ended June 30, 2024, and nil and nil for the year ended June 30, 2025, respectively. We no longer conduct exhibition and conference services in the year ended June 30, 2025, as part of a strategic decision to focus resources on our core software development and overseas business expansion initiatives.

Our business mainly came from software development portfolio. The proportion of revenue was 99.25% and 100% for the years ended June 30, 2024 and 2025, respectively.

Seasonality and customer concentration

There is no seasonality in our business operations throughout the year. Our customer base for software development services tends to vary from one year to another, as each purchase agreement tends to be a one-off event with few repeat customers. A major customer in one year may not provide the same level of revenue for us in any subsequent year. For the software development services, we believe that in the foreseeable future we will continue to derive a significant portion of our revenue from a small number of major customers.

Factors Affecting Our Results of Operations

We believe that the most significant factors that affect our business and financial results include the following:

●	Our operation and financial performance have gradually improved and stabilized and has steadily recovered from the adverse impacts of the pandemic in prior years. Total revenue was $3,724,311 for the six months ended December 31, 2025, compared with $1,800,000 for the six months ended December 31, 2024, representing an increase of 106.9%. Our business operations are primarily concentrated in Hong Kong, and the Company intends to explore business expansion into other overseas markets going forward.

●	Our ability to expand our customer base and generate more business from existing customers. We strive to provide our customers with the best services as satisfied customers are more likely to stay as our existing customers. Also, satisfied customers are more likely to recommend us to their peers. We work closely with our customers so that software solutions recommended by us can satisfy their needs and improve their efficiencies.

This marketing strategy allows us to minimize our marketing expenses but still get effective marketing. Revenue derived from a customer will usually decline after the initial order when the customer has acquired the basic IT system that it needs. In addition, for the six months ended December 31, 2025, our top 4 customers, account for 36.2%, 21.4%, 21.4% and 20.9%, respectively of our revenue. There are inherent risks with having a large percentage of total revenue concentrated with a limited number of customers. Changes to or reductions in the buying patterns of these larger customers may expose our business and results of operations to greater volatility. The mix and type of customers, and sales to any single customer, may vary significantly from quarter to quarter and from year to year, and have a significant impact on our financial condition, results of operations and cash flows. Therefore, it is important that we develop new products and new customers. For the six months ended December 31, 2025, our revenue from continuing operations increased by 106.9%, or $1,924,311, to $3,724,311,compared with $1,800,000 for the six months ended December 31, 2024. All revenue during the period was derived from existing customers, driven by follow-on projects and customized solution requirements.

●	Our ability to expand our software product range. Based on our experience, our revenue from existing customers will drop after they have installed the basic software system. Therefore, it is important that we introduce new software products that meet the evolving needs of our customers and attract new customers. Our product design team is in close contact with participants in the markets that we operate to gain first-hand knowledge of the latest trends and issues of concerns to the participants in the markets, which allows us to design software products that can improve the efficiency of our customers and meet their needs in a cost-effective way. Also, through research and development, we have actively invested in broadening our product lines. Due to the concentration of our customer base and our billing model as a seller of one-time software solution rather than as a Software-as-a-Service (SaaS) provider, we will need to continue to launch new products to serve our existing customers and attract new customers.

●	Our ability to attract, retain and motivate qualified employees. We pay particular attention in recruiting the right talent to join the Company. We develop intern programs with universities and technical colleges to support the talents in the community and get more exposure to graduates in the early stage of their career path. We provide on-the-job training to our staff, and encourage them to attend technical seminars and courses to update their knowledge. We believe our approach to attract and develop talents allows us to achieve a relatively low turnover among our technical staff.

Years Ended June 30, 2025, 2024 and 2023

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years indicated.

	Year ended June 30, 2025	As % of Revenues	Year ended June 30, 2024	As % of Revenues	Increase/ (Decrease)	Increase/ (Decrease) in percentage
Revenues	$4,835,167	100	$859,344	100	3,975,823	463
Cost of revenues	(2,426,213)	(50)	(30,896)	(4)	(2,395,317)	7,753
Gross profit	2,408,954	50	828,448	96	1,580,506	191
General and administration expenses	(596,776)	(12)	(10,858)	(1)	(585,918)	5,396
Exchange gain/(loss)	77,927	2	(28)	-	77,955	(278,411)
Investment income	8,932	-	-	-	8,932	100
Fair Value Change Gains and Losses	31,494	1	-	-	31,494	100
Total operating expenses	(478,423)	(10)	(10,886)	(1)	(467,537)	4,295
Income from operation	1,930,531	40	817,562	95	1,112,969	136
Other income	258	-	-	-	258	100
Other expenses	(21,844)	-	-	-	(21,844)	(100)
Income before income taxes	1,908,945	39	817,562	95	1,091,383	133
Income taxes	(431,139)	(9)	(114,958)	(13)	(316,181)	275
Net income from continuing operation	1,477,806	31	702,604	82	775,202	110
(Loss)/income from discontinued operation, net of income taxes	(712,887)	(15)	845,743	98	(1,558,630)	(184)
Net income/(loss)	764,919	16	1,548,347	180	(783,428)	(51)

Year Ended June 30, 2025 Compared to Year Ended June 30, 2024

Revenues

We derive our revenues by providing IT consulting and solutions, which mainly includes software development services, which primarily includes customized software development service with acceptance requirement, which are billed on a fixed price basis.

The following table presents our revenues.

	Year ended June 30, 2025		Year ended June 30, 2024
	Revenue	%	Revenue	%	Variance	%
Software development services	4,835,167	100	859,344	100	3,975,823	463
Total	4,835,167	100	859,344	100	3,975,823	463

Our total revenues increased by US$3,975,823, or 462.66%, to US$4,835,167 for the year ended June 30, 2025 from US$859,344 for the year ended June 30, 2024. The increase in overall revenues reflects a recovery from the operational challenges experienced during the year ended June 30, 2024, caused by COVID-19 restrictions in our operating markets. This growth is also attributed to our efforts in attracting new customers.

Revenue from software development services increased by US$3,975,823 or 462.66% to US$4,835,167 for the year ended June 30, 2025 from US$859,344 for the year ended June 30, 2024. This was driven by our efforts to expand our customer base and develop new software tailored to the needs of new customers.

Cost of revenues

Our cost of revenues comprise mainly outsourcing fees, employee salaries, social security and housing funds, and other incidental expenses. Cost of revenues increased by US$2,395,317 or 7752.84% to US$2,426,213 for the year ended June 30, 2025 from US$30,896 for the year ended June 30, 2024. The increase in cost of revenues was primarily attributable to our efforts to expand the customer base, aligned with our overall revenue growth. As a percentage of revenue, our cost of revenues increased to 50.18% for the year ended June 30, 2025 from 3.60% for the year ended June 30, 2024. The increase was due to a higher number of research projects outsourced to third parties, which resulted in a lower profit margin.

Gross profit

Our gross profit increased by US$1,580,506, or 190.78%, to US$2,408,954 for the year ended June 30, 2025 from US$828,448 for the year ended June 30, 2024. As a percentage of revenues, our gross margin decreased from 96.40% for the year ended June 30, 2024 to 49.82% for the year ended June 30, 2025. The decrease was due to a higher number of research projects outsourced third parties, which resulted in a lower profit margin.

General and administrative expenses

General and administrative expenses primarily consisted of salary and compensation expenses relating to our finance, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.

General and administrative expenses increased by US$585,918, or 5,396.19%, from US$10,858 for the year ended June 30, 2024, to approximately US$596,776 for the year ended June 30, 2025. This increase was caused by an increase of US$98,489 in salary expenses, an increase of US$190,786 in bad debt expenses and an increase of US$302,330 in professional fees.

Exchange gain

Exchange gain primarily included gain from accounts receivable and payable due to exchange rate fluctuation.

Exchange gains increased by US$77,955, or 278,410.71%, from a net loss of US$28 for the year ended June 30, 2024, to a net gain of US$77,927 for the year ended June 30, 2025.

Other expenses

Other expenses increased from nil as of June 30, 2024, to US$21,844 as of June 30, 2025, a rise of US$21,844 or 100%. This was primarily due to the amortization of convertible bond interest.

Income before income taxes

Our income before income taxes increased by US$1,091,383 to US$1,908,945 for the year ended June 30, 2025 from US$817,562 for the year ended June 30, 2024.

Provision for income taxes

Our provision for income taxes for the years ended June 30, 2025 and 2024 was US$431,139 and US$114,958, respectively, which were tax expenses mainly generated from Hong Kong.

Net Income from continuing operation

Net income from continuing operation increased by US$775,202, or 110% to US$1,477,806 for the year ended June 30, 2025, as compared with a net income from continuing operation of US$702,604 for the year ended June 30, 2024.

Gain loss from discontinued operation, net of income taxes

Our loss from discontinued operations was US$712,887, for the year ended June 30, 2025, as compared with a gain from discontinued operations of US$845,743 for the year ended June 30, 2024.

The summarized operating result of discontinued operation included our consolidated statements of operation is as follows:

	For The Year Ended June 30,
	2025	2024
Revenues	$1,825,288	$3,702,619
Cost of Revenues	(1,121,174)	(2,216,444)
Taxes and other surcharges	(5,598)	(9,934)
Gross profit	698,516	1,476,241
Operating expenses	(551,578)	(471,218)
Other income, net	1,501	10,178
Income before income taxes	148,439	1,015,201
Income tax expenses	19,381	(169,458)
Loss on sale of discontinued operation	(880,707)	-
(Loss)/income from discontinued operations	$(712,887)	$845,743

Net income/(loss)

Net income decreased by US$783,428 or 50.60% to US$764,919 for the year ended June 30, 2025 from US$1,548,347 for the year ended June 30, 2024.

The following table sets forth a summary of our consolidated results of operations for the periods indicated.

	Year ended June 30, 2024	As % of Revenues	Year ended June 30, 2023	As % of Revenues	Increase/ (Decrease)	Increase/ (Decrease) in percentage
Revenues	$859,344	100	$37,130	100	822,214	2,214
Cost of revenues	(30,896)	(4)	(7,338)	(20)	(23,558)	321
Gross profit	828,448	96	29,792	80	798,656	2,681
General and administration expenses	(10,858)	(1)	(11,517)	(31)	659	(6)
Exchange (loss)/gain	(28)	-	(246)	(1)	218	(89)
Total operating expenses	(10,886)	(1)	(11,763)	(32)	877	(7)
Income from operation	817,562	95	18,029	49	799,533	4,435
Other expenses	-	-	(2,240)	(6)	2,240	-
Income before income taxes	817,562	95	15,789	43	801,773	5,078
Income taxes	(114,958)	(13)	(1,767)	(5)	(113,191)	6,406
Net income from continuing operation	702,604	82	14,022	38	688,582	4,911
Income/(Loss) from discontinued operation, net of income taxes	845,743	98	982,135	2,645	(136,392)	(14)
Net income	1,548,347	180	996,157	2,683	552,190	55

Year Ended June 30, 2024 Compared to Year Ended June 30, 2023

Revenues

We derive our revenues by providing IT consulting and solutions services, which mainly includes software development services with customized software development service and acceptance requirement. Services are billed on a fixed price basis.

The following table presents our revenues:

	Year ended June 30, 2024		Year ended June 30, 2023
	Revenues	%	Revenues	%	Variance	%
Software development services	859,344	100	37,130	100	822,214	2,214
Total	859,344	100	37,130	100	822,214	2,214

Our total revenues increased by US$822,214, or 2214.40%, to US$859,344 for the year ended June 30, 2024 from US$37,130 for the year ended June 30, 2023. The increase in overall revenues reflects a recovery from the operational challenges experienced during the year ended June 30, 2023, caused by COVID-19 restrictions in our operating markets. The growth is also contributed by our efforts in attracting new customers.

Revenue from software development services increased by US$822,214 or 2214.40% to US$859,344 for the year ended June 30, 2024 from US$37,130 for the year ended June 30, 2023. It was mainly driven by our efforts to expand our customer base and develop new software customized to the needs of new customers.

Cost of revenues

Our cost of revenues mainly comprised of outsourcing fees, employee salaries, social security dues and housing funds, and other incidental costs. Cost of revenues increased by US$23,558 or 321.04% to US$30,896 for the year ended June 30, 2024 from US$7,338 for the year ended June 30, 2023. The increase in cost of revenues was primarily caused by our efforts to expand the customer base, and it was aligned with our overall revenue growth. As a percentage of revenue, our cost of revenues decreased to 3.60% for the year ended June 30, 2024 from 19.76% for the year ended June 30, 2023. The decrease was driven by technological advancements and improved product development efficiency, which resulted in a higher profit margin.

Gross profit

Our gross profit increased by US$798,656, or 2680.75%, to US$828,448 for the year ended June 30, 2024 from US$29,792 for the year ended June 30, 2023. As a percentage of revenues, our gross margin increased from 80.24% for the year ended June 30, 2023 compare to 96.40% for the year ended June 30, 2024. The increase was driven by technological advancements and improved product development efficiency, as it was aligned with our cost of revenue trends.

General and administrative expenses

General and administrative expenses decreased by US$659, or 5.72%, from US$11,517 for the year ended June 30, 2023, to approximately US$10,858 for the year ended June 30, 2024. General and administrative expenses primarily consist of professional fees, audit fees, legal fees, and other general costs.

Exchange loss

Exchange loss decreased by US$218, or 88.62%, from a net loss of US$246 for the year ended June 30, 2023, to a net loss of US$28 for the year ended June 30, 2024. Exchange loss primarily included loss from accounts receivable and payable due to exchange rate fluctuation.

Other expenses

Other expenses decreased from negative US$2,240 as of June 30, 2023, to nil as of June 30, 2024, decreased by US$2,240 or 100%. This was primarily due to a decrease in handling charges.

Income before income taxes

Our income before income taxes increased by US$801,773 to US$817,562 for the year ended June 30, 2024 from US$15,789 for the year ended June 30, 2023.

Provision for income taxes

Our provision for income taxes for the years ended June 30, 2024 and 2023 was US$114,958 and US$1,767, respectively, which were tax expenses mainly generated from Hong Kong.

Net Income from continuing operation

Net income from continuing operation increased by US$688,582, or 4,910.74% to US$702,604 for the year ended June 30, 2024, as compared with the net income from continuing operation of US$14,022 for the year ended June 30, 2023.

Gain loss from discontinued operation, net of income taxes

Our loss from discontinued operations was US$845,743, for the year ended June 30, 2024, as compared with a gain from discontinued operations of US$982,135 for the year ended June 30, 2023.

The summarized operating result of discontinued operation included in our consolidated statements of operation as follows:

	For The Year Ended June 30,
	2024	2023
Revenues	$3,702,619	$1,634,221
Cost of revenues	(2,216,444)	(389,022)
Taxes and other surcharges	(9,934)	(3,788)
Gross profit	1,476,241	1,241,411
Operating expenses	(471,218)	(194,476)
Other income, net	10,178	7,929
Income before income taxes	1,015,201	1,054,864
Income tax expenses	(169,458)	(72,729)
Loss on sale of discontinued operation	-	-
Income from discontinued operations	$845,743	$982,135

Net Income

Net income increased by US$552,190 or 55.45% to US$1,548,347 for the year ended June 30, 2024 from US$996,157 for the year ended June 30, 2023.

Other comprehensive income

Foreign currency translation adjustments amounted to losses of US$33,883, US$167,671, and US$158,390 for the years ended June 30, 2025, 2024, and 2023, respectively. The balance sheet amounts, with the exception of equity, as of June 30, 2025, were translated at 7.8499 HKD to 1.00 USD, as compared to 7.8083 HKD to 1.00 USD as of June 30, 2024, and 7.8363 HKD to 1.00 USD as of June 30, 2023. The equity accounts were stated at their historical rates. The average translation rates applied to the income statement accounts for the years ended June 30, 2025, 2024, and 2023 were 7.7893 HKD to 1.00 USD, 7.8190 HKD to 1.00 USD, and 7.8373 HKD to 1.00 USD, respectively. The change in the value of the HKD relative to the U.S. dollar may affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of June 30, 2025, we had cash and cash equivalents of US$313,566. Our current assets were approximately US$7,191,985, and our current liabilities were US$2,921,270 as of June 30, 2025. Total retained earnings as of June 30, 2025 were US$3,336,442. Our cash flows provided by operating activities was US$13,832 for the year ended June 30, 2025.

Our operating results for future periods are subject to numerous uncertainties, and it is uncertain whether we will be able to achieve a net income position for the foreseeable future. If management is unable to increase revenue and/or manage costs and operating expenses in line with revenue forecasts, we may not be able to achieve profitability.

We believe that available cash and cash equivalents, cash provided by operating activities, together with cash available from the activities mentioned above, should enable us to meet current anticipated cash needs for at least the next 12 months after the issuance date of the consolidated financial statements. Meanwhile, we have prepared the consolidated financial statements on a going concern basis. However, we continue to have ongoing obligations and we expect that we will require additional capital in order to execute our longer-term business plan. If we encounter unforeseen circumstances that place constraints on our capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily limited to: initiating private and public offerings; curtailing our business development activities; suspending the pursuit of our business plan; obtaining credit financing; controlling overhead expenses and seeking to further dispose of non-core assets. Management cannot provide any assurance that we will be able to raise additional capital if needed.

Substantially all of our operations are conducted in Hong Kong and all of our revenue, expenses, cash and cash equivalents are denominated in HKD currency. As of June 30, 2025, cash and cash equivalents of approximately HKD2,461,464 (US$313,566), were held by the Group and its subsidiaries in Chinese Mainland, and Hong Kong. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. Our operating cash flow was positive for the year ended June 30, 2025. We have historically funded our working capital needs primarily from operations, advance payments from customers and loans from shareholders. Our working capital requirements are affected by the efficiency of our operations, the volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	Year ended June 30,
	2025	2024	2023
Net cash provided by operating activities	$13,832	$929,203	$901,288
Net cash used in investing activities	(2,952,890)	-	(11,482)
Net cash provided by/(used in) financing activities	3,171,608	(888,932)	(871,487)
Effect of exchange rate changes on cash and cash equivalents	29,207	(7,858)	(45,688)
Net increase in cash and cash equivalents	261,757	32,413	(27,369)
Cash and cash equivalents at the beginning of period	51,809	19,396	46,765
Cash and cash equivalents at the end of period	$313,566	$51,809	$19,396

To date, we have financed our operations primarily through borrowings from our stockholders, related and unrelated parties.

Operating Activities

Net cash used in operating activities from continuing operations for the year ended June 30, 2025 was US$376,065 (total of US$13,832 provided by operating activities including net cash provided by operating activities from discontinued operations of US$389,897), mainly comprising a net income from continuing operations of US$1,477,806, a non-cash adjustment for loss on disposal of subsidiaries of $880,707 and an increase in tax payables and other liabilities of US$1,010,090, offset by an increase in accounts receivable of US$2,679,313, and an increase in advances to suppliers of US$1,167,355.

Net cash provided by operating activities from continuing operations for the year ended June 30, 2024 was US$250,776 (total of US$929,203 provided by operating activities including net cash provided by operating activities from discontinued operations of US$678,427), mainly comprising a net income from continuing operations of US$702,604 and an increase in tax payables of US$114,958, offset by an increase in accounts receivable of US$539,261.

Net cash used in operating activities from continuing operations for the year ended June 30, 2023 was US$72,525 (total of US$901,288 provided by operating activities including net cash provided by operating activities from discontinued operations of US$973,813), mainly comprising a net income from continuing operations of US$14,022, offset by an decrease in other liabilities of US$90,201.

Investing Activities

Net cash used in investing activities was US$2,952,890 for the year ended June 30, 2025, all of which was from continuing operations. Net cash used in investing activities was mainly due to (i) purchases of financial assets held for sale of US2,352,941, and (ii) proceeds of long-term investment of US$625,505.

Net cash used in investing activities for the year ended June 30, 2024 was nil from continuing operations and nil from discontinued operations.

Net cash provided by investing activities for the year ended June 30, 2023 was nil from continuing operations and (ii) US$11,482 from discontinued operations for purchase of fixed assets.

Financing Activities

Net cash provided by financing activities was US$3,171,608 for the year ended June 30, 2025, all of which was from continuing operations. Net cash provided by financing activities was mainly due to (i) issuance of ordinary shares for cash of US$1,695,597, and (ii) proceeds from issuance of convertible bonds and warrants of US$1,413,011.

Net cash used in financing activities for the year ended June 30, 2024 was US$888,932 comprising (i) US$931,348 used in financing activities for continuing operations and (ii) US$42,416 provided by financing activities from discontinued operations. Net cash used in financing activities for continuing operations included repayment of interest-free loan to related parties of US$191,703 and an increase in deferred IPO cost of US$740,645.

Net cash used in financing activities for the year ended June 30, 2023 was US$871,487 comprising (i) US$329,405 from continuing operations and (ii) US$542,082 from discontinued operations. Net cash used in financing activities for continuing operations included deferred IPO cost of US$329,405.

Six Months Ended December 31, 2025 and 2024

Results of Operations

	Six months		Six months
	ended	As	ended	As
	December 31,	% of	December 31,	% of	Increase/
	2025	sales	2024	sales	(Decrease)%

Revenue	3,724,311	100.0	1,800,000	100.0	1,924,311	106.9
Cost of revenue	(2,085,045)	(56.0)	(826,688)	(45.9)	(1,258,357)	152.2
Gross profit	1,639,266	44.0	973,312	54.1	665,954	68.4
General and administration expenses	(1,841,288)	(49.4)	(39,385)	(2.2)	(1,801,903)	4575.1
Exchange loss	(5,829)	(0.2)	(3,725)	(0.2)	(2,104)	56.5
Investment income	(44,420)	(1.2)	-	-	(44,420)	-
Gain on disposal of joint ventures	174,551	4.7	-	-	174,551	-
Fair value gain on financial assets held for trading	135,655	3.6	-	-	135,655	-
Total operating expenses	(1,581,331)	(42.5)	(43,110)	(2.4)	(1,538,221)	3568.1
Income from operation	57,935	1.6	930,202	51.7	(872,267)	(93.8)
(Expenses)/other income, net	(190,145)	(5.1)	257	-	(190,402)	(74086.4)
(Loss) /income before income tax	(132,210)	(3.5)	930,459	51.7	(1,062,669)	(114.2)
Income tax	(77,277)	(2.1)	(132,180)	(7.3)	54,903	(41.5)
Net (loss)/income	(209,487)	(5.6)	798,279	44.3	(1,007,766)	(126.2)

For the six months ended December 31, 2025 and 2024

Revenue

Our revenue from continuing operations is primarily generated from the provision of IT consulting and solution services, with software development services as our core offering. These software development services mainly consist of customized software development arrangements subject to customer acceptance requirement, which are billed on a fixed price basis.

The following table presents our revenue from continuing operations by our service lines.

	Six months ended		Six months ended
	December 31,		December 31,
	2025		2024
	Revenue	%	Revenue	%	Variance	%

Software development services	3,724,311	100.0	1,800,000	100.0	1,924,311	106.9

Total	3,724,311	100.0	1,800,000	100.0	1,924,311	106.9

Our revenue was solely generated from software development services. Total revenue increased by $1,924,311, or 106.9%, to $3,724,311 for the six months ended December 31, 2025, from $1,800,000 for the six months ended December 31, 2024. The growth was primarily driven by a rise in software development service revenue, resulting from an increase in projects undertaken during the period. This reflects our sustained efforts to attract new customers and expand our business operations.

Cost of revenue

Our cost of revenue comprises mainly outsourcing fees, employee salaries, and other incidental expenses. Cost of revenue increased by $1,258,357 or 152.2% to $2,085,045 for the six months ended December 31, 2025 from $826,688 for the six months ended December 31, 2024. The cost of revenue increased, primarily attributable to our proactive efforts to expand our customer base and undertake new projects, which led to an increase in outsourcing fees. As a percentage of revenue, our cost of revenue increased to 56.0% for the six months ended December 31, 2025 from 45.9% for the six months ended December 31, 2024. The increase was due to more of our project content being outsourced to third parties, which resulted in a lower profit margin.

Gross profit

Our gross profit increased by $665,954, or 68.4%, to $1,639,266 for the six months ended December 31, 2025 from $973,312 for the six months ended December 31, 2024. As a percentage of revenue, our gross margin decreased from 54.1% for the six months ended December 31, 2024 to 44.0% for the six months ended December 31, 2025. The decrease was due to a higher number of research projects outsourced by us to third parties, which resulted in a lower profit margin.

General and administrative expenses

General and administrative expenses primarily consisted of salary expenses, and included rental expenses, utilities and property management fees, depreciation and amortization expenses, office overhead, professional service fees and travel, bad debt expenses and other expenses.

General and administrative expenses increased by $1,801,903 or 4575.1% from approximately $39,385 for the six months ended December 31, 2024 to $1,841,288 for the six months ended December 31, 2025, which was attributable to a combination of higher salary expenses of $96,063, increased rental expenses of $23,283 and higher professional service fees of $1,708,010 for the six months ended December 31, 2025.The significant increase in professional service fees was mainly due to the increase in financing activities during the current period, compared with nil, nil and nil for salary expenses, rental expenses and professional service fees for the six months ended December 31, 2024, respectively.

Other income/(expenses), net

Other expenses primarily included of interest expenses related to the convertible notes payable.

For the six months ended December 31, 2025, the Company recorded other expenses of $190,145, consisting of interest expense of $167,230, gain (loss) on extinguishment of debt of $22,925, and other income of $10, compared to other income of $257 for the same period in 2024. The change was mainly due to the recognition of interest expense on convertible notes during the period.

Income(loss) before income taxes

Our income before income taxes decreased by $1,062,669 from income of $930,459 for the six months ended December 31, 2024 to a loss of $132,210 for the six months ended December 31, 2025.

Provision for income taxes

Our provision for income taxes for the six months ended December 31, 2025 and 2024 was $77,277 and $132,180, respectively. The variance in income tax provision was primarily attributable to higher revenue generated by our Hong Kong subsidiaries.

Net Income(loss)

Net income decreased by $1,007,766, or 126.2%, from income of $798,279 for the six months ended December 31, 2024 to a net loss of $209,487 for the six months ended December 31, 2025.The decrease was primarily due to higher general and administrative expenses incurred from financing activities during the current period.

Liquidity and Capital Resources

As of December 31, 2025, we had cash and cash equivalents of $35,284. Our current assets were approximately $9,753,049, and our current liabilities were $3,236,517 as of December 31, 2025. This compares with total assets of $9,355,281, which comprised of current assets of $7,191,985 and non-current assets of $2,163,296 as of June 30, 2025.Total retained earnings as of December 31, 2025 were $3,126,955. Net cash flows used in operating activities was $1,732,820for the six months ended December 31, 2025. This compares with total liabilities of $4,001,536 as of June 30, 2025, which was comprised of current liabilities of $2,921,270 and non-current liabilities of $1,080,266.

Our operating results for future periods are subject to numerous uncertainties and it is uncertain whether we will be able to achieve a net income position for the foreseeable future. If management is not able to increase revenue and/or manage costs and operating expenses in line with revenue forecasts, we may not be able to achieve profitability.

We believe that available cash and cash equivalents, cash provided by operating activities, together with cash available from the activities mentioned above, should enable us to meet presently anticipated cash needs for at least the next 12 months after the date that the consolidated financial statements are issued and we have prepared the consolidated financial statements on a going concern basis. However, we continue to have ongoing obligations and we expect that we will require additional capital in order to execute our longer-term business plan. If we encounter unforeseen circumstances that place constraints on our capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, initiating private and public offerings, curtailing our business development activities, suspending the pursuit of our business plan, obtaining credit facilities, controlling overhead expenses and seeking to further dispose of non-core assets. Management cannot provide any assurance that we will be able to raise additional capital if needed.

Substantially all of our operations are conducted in Hong Kong, and substantially all of our revenue and cash and cash equivalents are denominated in HKD. HKD is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert HKD into U.S. dollars. As of December 31, 2025, cash and cash equivalents of approximately HKD256,191 (US$32,915), were held by the Group and its subsidiaries in Chinese Mainland, and Hong Kong. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. Our operating cash flow was negative for the six months ended December 31, 2025. We have historically funded our working capital needs primarily from operations, advance payments from customers and loans from shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	Six Months Ended December 31,
	2025	2024
Net cash (used in)/provided by operating activities	$(1,732,820)	$389,450
Net cash used in investing activities	(1,591,667)	-
Net cash provided by/(used in) financing activities	3,050,800	(355,610)
Effect of exchange rate changes on cash and cash equivalents	(4,595)	(14,059)
Net (decrease)/increase in cash and cash equivalents	(278,282)	19,781
Cash and cash equivalents at the beginning of period	313,566	51,809
Cash and cash equivalents at the end of period	$35,284	$71,590

To date, we have financed our operations primarily through borrowings from our shareholders, related and unrelated parties.

Operating Activities

Net cash used in operating activities was $1,732,820 for the six months ended December 31, 2025 , mainly comprising a net loss of $209,487, a non-cash items totaling of $412,746, mainly inclusive of depreciation and amortization, amortization of Convertible Note issuance cost ,a non-cash adjustment for loss on extinguishment of debt , and Share-based compensation expense, and other non-cash items, and an increase in tax payables and Accrued salaries and benefits of $250,923, offset by gain disposal of joint ventures of $174,551 ,an increase in accounts receivable of $1,185,408, and an increase in advances to suppliers of $863,591.

Net cash used in operating activities from continuing operations for the six months ended December 31 2024 was $340,835 (total of $389,450 provided by operating activities including net cash provided by operating activities from discontinued operations of $730,285), mainly comprising a net income from continuing operations of $798,279, an increase in accounts payable and tax payable of $930,200, offset by an increase in accounts receivable of $2,195,195.

Investing Activities

Net cash used in investing activities was $1,591,667 for the six months ended December 31, 2025. Net cash used in investing activities was due to Deposits on Property and Equipment of $1,591,667.

Net cash used in investing activities for the six months ended December 31, 2024 was nil from continuing operations and nil from discontinued operations.

Financing Activities

Net cash provided by financing activities was $3,050,800 for the six months ended December 31, 2025. Net cash provided by financing activities was mainly due to issuance of convertible bonds for cash of $3,051,600.

Net cash used in financing activities was $355,610 for the six months ended December 31, 2024, all of which was from continuing operations. Net cash used in financing activities for continuing operations was mainly due to repayment of interest-free loan to related parties of $370,541.

Trend Information

Other than as disclosed above and elsewhere in this Report, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenue, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Critical Accounting Policies, Judgments and Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted by the United States of America (“U.S. GAAP”), which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. In each case, the determination of these items requires management judgements based on information and financial data that may change in future periods. When reviewing our financial information, you should consider: (i) our selection of accounting policies; and (ii) the results to changes in conditions and assumptions.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Use of estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of this consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting estimates reflected in our consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Revenue recognition

3e Network applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented. The five-step model defined by ASC 606 requires the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when contracted goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have an original expected duration of one year or less.

We elected a practical expedient that it does not adjust the contract consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its contracted services or deliverables to its customers and when the customer pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

We are a B2B IT business solutions provider. Started as a business that focuses on integrated software solutions in the property management and exhibition services spaces, we have expanded our software solution offering to reach across a variety of industries and sectors, including food establishments, real estate, exhibition & conferencing, and clean energy utilities. Our revenue streams include software development services, exhibition and conference software sales, and exhibition and conference hardware sales.

Software development services

As an IT business solution provider, we take pride in our technical acumen in delivering software solutions for our business customers. The key pillar of our growth story and the primary engine of our growth is the development of custom software solutions for our customers.

The Company enters into a distinct contract with its customer for the provision of software development services. The revenue generated from software development services is generally on a fixed price basis. Customers can choose to buy a basic version with minimal alterations or customize additional functions to suit their needs.

Revenue from software development services contracts requires the Company to design a software system based on clients’ specifications or provide them with standard software. The contract covenants include (1) developing software according to client specifications, (2) testing and deployment of software, (3) delivering software (including but not limited to source code, etc.) to clients, (4) providing training on the use of the software and (5) option to purchase warranty. The required work period is generally less than one year. Upon delivery of the services, customer acceptance is generally required. In the same contract, we provide a twelve-month free warranty after the customized application is delivered. This warranty is an assurance-type warranty, so we do not consider it a separate performance obligation. The costs to us of fulfilling our obligation under the warranty clause have been immaterial.

Covenants (1), (2) and (3) are interrelated and cannot be separated or differentiated, because testing and deployment and delivery of software cannot be benefited on their own or with other readily available resources, except with the developed software. Covenants (4) and (5) identified in the customized software development contract are immaterial when considering both the qualitative and quantitative factors of these performance obligations. Therefore, the Company concludes that we should combine all of the services in a software service contract into a single performance obligation. The single performance obligation identified is to develop, test and deploy, and deliver the software according to client specifications. We recognize revenue for the delivery of customized software development service at a point in time when the system is delivered to the client for acceptance testing and the acceptance report is signed, which represents the point in time that the performance obligation of the contract is satisfied and the ownership control of the software is transferred to the client.

Differences between the timing of billings and the recognition of revenue are recorded as advance from customers which is classified as current liabilities on the consolidated balance sheets. When the right to payment becomes unconditional, the amount due from the customer under the contract, net of the related advances from the customer, is recorded as accounts receivables.

Costs incurred in advance of revenue recognition arising from direct and incremental staff costs in respect of services provided under the contracts according to the customer’s requirements prior to the delivery of services are recorded as deferred contract costs which is included in the prepayments, deposits and other assets, net on the consolidated balance sheets. Such deferred contract costs are recognized upon the recognition of the related revenue.

We work closely with the customers to analyze their software requirements, develop system specifications with them, and start coding and testing once we reach a conclusion on the specifications. The completed software system will then be delivered to customers for testing before their final acceptance. Our software solutions serve a variety of industries and sectors, including in restaurant management, property management, exhibit and conferencing services, and solar power stations.

For the six months ended December 31, 2025 and 2024, our main products under our custom software solutions offering include software products developed for property management companies, restaurant management, intelligent music generation, and highway monitoring and control. Customers can choose to buy a basic version with minimal alterations or customize additional functions to suit their needs. We plan to significantly expand the number of customers we serve to diversify our customer base and grow our revenue. revenue from a new customer often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that customer. Therefore, obtaining new customers is important for us to achieve rapid revenue growth.

As a young company with limited operating history and limited customer base, we are constantly looking for opportunities to develop new customers and expand into new business areas. In 2024, we became vendor of Chinese Academy of Science, Guangzhou Institute of Energy Conversion, collecting scattered small-scale photovoltaic power generation data through software to help apply for International Renewable Energy Certificates.

Accounts receivable and allowance for credit losses

Accounts receivable are carried at net realizable value. An allowance for credit losses is recorded in the period when loss is probable. We determine the adequacy of a reserve for credit losses based on individual account analysis and historical collection trends. We establish a provision for credit losses when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Delinquent account balances are written-off against the allowance for credit losses after management has determined that the likelihood of collection is not probable. We regularly review the adequacy and appropriateness of the allowance for credit losses.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized, when it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

The Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company (“EGC”) as defined therein can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. We have adopted the extended transition period.

For detailed discussion on recent accounting pronouncements, please see Note 3 to our consolidated financial statements, “Summary of Significant Accounting Policies”, included elsewhere in this form.

BUSINESS

Business Overview

We are a business-to-business (“B2B”) information technology (“IT”) business solutions provider. Historically, through our two PRC subsidiaries, Guangzhou Sanyi Network and Guangzhou 3E Network, we started as a business that focuses on integrated software and hardware solutions in the property management and exhibition services spaces. Overtime, we expanded our software solutions offering to a variety of industries and sectors, including food establishments, real estate, exhibition & conferencing, and clean energy utilities. Following the sale of our interests in the PRC subsidiaries in March 2025 and December 2025, our current business operations are conducted through our Hong Kong subsidiary, HK 3e Network, which continues to develop and provide software solutions across these sectors.

Our business mainly came from software development portfolio. The proportion of revenue was 99.25% and 100% and 100% for the years ended June 30, 2024 and 2025, and the six months ended December 31, 2025, respectively.

We also conducted exhibition and conference services, as well as hardware sales, which generated 1.4% and nil for the year ended June 30, 2023, 0.74% and 0.01% for the year ended June 30, 2024, and nil and nil for the year ended June 30, 2025, and the six months ended December 31, 2025, respectively. We no longer conduct exhibition and conference services in the year ended June 30, 2025, as part of a strategic decision to focus resources on our core software development and overseas business expansion initiatives.

1. Software Development Portfolio

As an IT business solution provider, we take pride in our technical acumen in delivering software solutions for our business customers. The key pillar of our growth story and the primary engine of our growth is the development of custom software solutions for our customers.

We work closely with our customers to analyze their software requirement, develop system specifications with them, and start coding and testing once we reach a conclusion on the specifications. The completed software system will then be delivered to customers for testing before their final acceptance. Our software solutions serve a variety of industries and sectors, including in restaurant management, property management, exhibit and conferencing services, and solar power stations.

For all our customers, as part of our onboarding process, we refer them to cloud platform or data server providers for contracting and we help set up connections between our software and such servers. However, after the specific software systems or products are set up and connected, we turn over the ownership and access of such systems or products to our customers. After deliveries of such systems or products, we relinquish our access to the systems or products and do not have access to or store the data of users of the systems that are operated by such customers, regardless of whether they are property management companies, restaurants or other entities.

For the years ended June 30, 2024 and 2025, and the six months ended December 31, 2025, our main products under our custom software solutions offering include software products developed for property management companies, restaurant management, intelligent music generation, and highway monitoring and control. Customers can choose to buy a basic version with minimal alterations or customize additional functions to suit their needs. We plan to significantly expand the number of customers we serve to diversify our customer base and grow our revenues. Revenues from a new customer often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that customer. Therefore, obtaining new customers is important for us to achieve rapid revenue growth.

Smart Property Management System

We designed a smart property management system for property management companies in the PRC. On December 17, 2021, the Ministry of Housing and Urban-Rural Development (“MoHURD”) of the PRC issued a paper encouraging property management companies to use digital property management system incorporating smart technology to provide better service to their residents. We believe that our system meets the specifications of digital property management system promoted by the ministry that can integrate community management, property management, municipal services, and smart home management functions into a single system.

Our property management system uses a Chinese mobile social messaging app, WeChat, and its mini program platform and the latest information technologies such as internet of things, cloud computing and mobile internet to provide services to its users.

WeChat is one of the most popular mobile applications in China, as of the second quarter of 2022, according to Tencent Inc., the social media company that developed WeChat, there were approximately 1.3 billion monthly active users of WeChat. It combines messaging, social networking, audio and video calls, teleconferencing, short video distribution, news and web content distribution, e-commerce, gaming and financial payments into one “super-app”. Through WeChat, our clients and the residents of the properties they manage can easily access the property management systems that we help design and develop for our clients.

WeChat mini programs are sub-applications that third parties can develop using JavaScript on WeChat’s application platform. Akin to a relationship between a web application hosting platform and a web application owner and operator, WeChat and our clients are bound by contractual agreements and our clients are responsible for the operations of the WeChat mini programs that we develop for our clients and deploy to the WeChat platforms. Third parties like our property management clients would register and agree to standard terms of conditions required by WeChat, and we would design and develop a customized property management portal connected through a WeChat mini program for property management companies to use the portal to manage a specific property and residents to access to portal for services and payments. Key terms and conditions regarding using WeChat mini programs are summarized as follows: (i) mini programs can only be released to WeChat users after Tencent has reviewed and approved mini programs submitted by registered developers; (ii) Tencent’s review of mini programs include review of the legal, security, stability, operability, and user experience of submitted mini programs and may include testing and verification procedures, if needed; (iii) any version updates or optimizations require Tencent’s review and approval; (iv) any submission by developers must identify the types of activities, content, services or transactions that the mini programs will engage in and the industry such developers belong to so that Tencent may identify governing laws and regulations that may apply to such mini programs and review accordingly; (v) developers may apply for and Tencent may award verified account identifications to such mini programs that submit verification requests, for which Tencent may only review and verify on the authenticity of the corporate, personal or other entity registration or identification information (including any corporate or non-corporate entity registration identification or personal identification information); Tencent does not take responsibility in verifying the performance and functionality of the mini programs; (vi) without Tencent’s consent, mini program developers may not collect, possess, store, capture, obtain or require any WeChat users to provide any data, including user data or other information contained on WeChat or its service platforms; (vii) any IP rights to the content provided by Tencent in its provision of mini program services belong to Tencent, while IP rights generated during the course of the use of mini programs belongs to the users or the relevant rights holders; (viii) any dispute arising from the mini program with third party shall be borne by the developer only, as Tencent will not participate in the development, operation or other activities association of the mini programs, nor will it modify, edit or optimize the mini programs; (ix) any dispute arising from the mini programs or any consequences due to violation of laws and regulations or terms of conditions with WeChat shall be borne by the developers, and developers shall assume any liabilities and compensate for any losses against Tencent.

Depending on the specific property management company’s needs, we can incorporate a variety of service modules into the portal. These service modules have been developed primarily for integrated use by administrators (i.e. employees of our property management clients) and by users (residents in the properties) on and through WeChat, and the portal deployed with these service modules are primarily accessed through WeChat. However, in the unlikely event that WeChat experiences significant outage or disruptions, we may help clients set up a separate webpage-based log-in interface and create alternative log-in credentials for administrators and users to access the portal through a separate webpage. The access to the web portal in that case will not be connected or dependent upon WeChat.

Equipped with smart hardware (which is equipment embedded with sensors, software and other technologies so that they can communicate with other devices), our system provides property management companies an intelligent and integrated management system, while giving residents the convenience of an information-based community. For example, property management companies may use cameras with facial recognition technology that could access the data of residents stored in the management companies’ servers to perform identity checks on visitors, and grant or deny access to the property.

The property management system covers the management aspects of most property management companies and the common property service needs of residents. Its main functions include the following:

●	Smart access: residents registered in the system can open the main entrance of their building with their mobile phones. This module is one of our most popular products among residents.

●	Smart car park: through smart devices, our system allows drivers to open gates of parking lots via mobile phone or by car number plate recognition. The payment for parking fee can be processed through mobile phone payment app without interaction from car park attendants.

●	One-time access key for visitors: registered residents can issue a one-time electronic access key through our system to their visitors, specifying the time period the key is valid. The visitor with the key can enter the property without additional assistance from the residents or personnel at the building.

●	Property management fee payment: the system automatically computes management fees, parking fees and other community costs based on formulas set by the management company. Electronic invoices are sent to registered residents. The system can also send out reminders on overdue fees. Registered residents can make payments through their mobile phones anywhere at any time. These features greatly improve the fee collection rate of property management companies. Real-time information on paid fees and overdue fees is provided to the management companies, allowing them to monitor their cash flow and collectibles.

●	Repair reporting: this module allows registered residents to report items that require inspection or repair via WeChat. Upon receipt of a request, the property management company can issue a repair work request to appropriate personnel via our system. Completed work orders are also logged on our system. The whole process is visible to the resident who at the completion of the work order is encouraged to rate the process and the workmanship.

●	Complaints and suggestions: this module allows registered residents to send their complaints and service suggestions to the property management company, and allows the latter to give a prompt response. It also provides statistics of answered and outstanding messages. We believe the system improves the senses of belonging of residents by providing a smooth communications channel between the residents and the property management company.

●	Smart patrol system: the module records the real-time check-in of each security guard at every checkpoint along the assigned patrol route on the property. The system provides management with security patrol statistics, including the time required to complete patrolling a particular route, the time taken between check points, and the schedule of the security patrol. We believe the module can significantly improve management efficiency.

The modular architecture of the property management system allows customization of the system to meet the specific requirements of any property management companies. Since the launch of the first version of property management system in 2018, we have added other functionalities such as listings of property for sale or rent, a community e-mall, and a control center screen system to the basic system for certain property management companies.

Restaurant Management Software System

We designed a restaurant management system based on popular functions we found in most restaurant software systems used in the PRC and tailored them for restaurants outside Chinese Mainland. For example, we left out mobile payment functions while putting emphasis on membership subscription and management functions by adding member registration page and modules of gift redemption for members to redeem membership points. In the PRC, mobile payment such as WeChat pay and Alipay is very popular while patrons in areas outside Chinese Mainland usually pay by credit card or cash. Because WeChat is a popular mobile app mainly in Chinese Mainland, this system is an Android and iOS based application instead of the usual WeChat mini program based application in PRC. Restaurants outside Chinese Mainland may place more emphasis on membership points and membership discount to encourage frequent patronage. Our software system was launched in Hong Kong in the fourth quarter of 2022, and comprises the following modules:

●	For patrons: customer using his/her mobile phone can register as member or log in to view the e-menu, order food for take-out or dine-in, check his/her membership tier and membership points, exchange membership points for goods, and check bills.

●	For staff: staff with a personal digital assistant (“PDA”) logged onto the system can sit patrons by referring to the real-time seating chart that shows tables occupied, tables pending bill payment, and available tables. Staff can also place orders for customers via PDA, check the order status and review the bill amount of each table.

●	Cashier terminal: it has all the functions of a staff PDA, but also allows for selecting the restaurant location of a franchise restaurant, issue checks and process payments, and route and print orders via various printers at the kitchen or the bar.

●	Back-office management suite: A software bundle that manages membership, membership points, e-menu, e-mall, shop settings for restaurant chains, printer settings, and security. Also, the user can send push notifications to its members.

Clean Energy Related Software

As a young company with limited operating history and limited customer base, we are constantly looking for opportunities to develop new customers and expand into new business areas. The solar energy sector, for example, is an area with significant government support and business opportunities. In 2022, after studying the potential of the market for management system used by solar energy power plants, the Company decided to develop a management software for distributed photovoltaic power plants with generation capacity under 10 megawatts and for management companies that manage distributed solar power plants of that size. Our specially designed system allows management to access it via a mobile device or a computer to monitor power plants in single or multiple locations. The program provides functions ranging from equipment fault alerts, repair and maintenance, power generation monitoring, push notifications, to asset recording. The program was launched in 2023. For the years ended June 30, 2023, 2024 and 2025, and the six months ended December 31, 2025, we have generated US$386,420.18, nil nil and nil in revenue from this market, respectively. In 2024, we became vendor of Chinese Academy of Science, Guangzhou Institute of Energy Conversion, collecting scattered small-scale photovoltaic power generation data through software to help apply for International Renewable Energy Certificates.

Competitive Strengths

We believe that our competitive strengths that distinguishes us from our competitors and contributes to our success include the following:

●	The breadth and depth of our expertise in exhibition business and property management business. We have developed expertise in the industries that we operate. Our product designers and sales support staff work with exhibition organizers and venue owners from an early stage in preparing an exhibition to its closing, gaining first-hand knowledge of the issues in the exhibition industry. This knowledge allows us to develop products that meet the needs of the participants and improve the efficiency of the trade. In the property management business, we have a team member with senior management experience in a major property management company in the PRC, who can use his expertise to guide us in the right directions. The property management system that we launched addresses key demands of small- to medium-sized companies while also has the potential to be scaled up for major operators.

●	The complete solution approach and the quality of the service we offered. Our expertise allows us to anticipate the need of the industries and develop software systems that are adaptable to the demands of industrial players. For example, in 2021, we introduced a gate control system that integrated facial recognition, temperature measuring and ID reading capabilities to assist exhibition organizers and venue owners to minimize COVID-19 risk. This system is widely used by our customers. Our reputation as a reliable and efficient software developer has earned us contracts from major customers in a competitive market.

●	Our market reputation, track record and marketing and selling skills. Our sales and marketing team comprises of mainly technical staff with product design and programming expertise. We believe this approach allows us to communicate more effectively with our customers or potential customers, which provides us with first-hand knowledge of our customers’ needs, allowing us to develop software that meets their requirements quickly.

Growth Strategy

We have developed and intend to implement the following strategies to expand and grow the size of our Company:

●	Grow revenue with existing and new customers — We intend to pursue additional revenue opportunities from existing customers. We will focus on continuing to deliver high quality software and services and identifying additional opportunities with existing customers as they will continue to constitute a significant portion of our revenues and medium-term growth. We will also continue to target certain new customers, using our comprehensive service and software offerings, combined with increasingly deep domain expertise in the exhibition industry and property management industry.

●	Continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals — We will continue to enhance our domain knowledge in the exhibition industry and property management industry and relevant business-specific processes. As our industry and service expertise grow, we intend to leverage the knowledge accumulated in our work with our customers to more effectively address their business-specific needs. In addition, we plan to continue investing in research and development (“R&D”), focusing on developing solutions that leverage our industry experience and R&D capabilities, to combine proprietary applications with our services to best address customer needs.

●	Continue to invest in training and development of our human capital base — We place a high priority on attracting, training, developing and retaining our human capital base to further increase our competitiveness. We will build and train our professional talent pool to ensure the sustainable supply of IT talent resources.

●	Drive efficiencies through ongoing improvements in operational excellence — We strive to gain significant operating efficiencies by leveraging historical and ongoing investments in infrastructure, R&D and human capital. We operate our business on a single, integrated system, with centralized functions which provide significant economies of scale across our business, as well as cross service offerings. We also expect to continue investing in our own IT infrastructure and more advanced technologies, such as cloud computing, to allow us to enhance our scalability and continue to grow in a more cost-effective fashion. As part of expanding our scale, we intend to continue building up training centers tailored to our human capital needs to deploy human capital more efficiently, thereby improving overall resource utilization and productivity.

Marketing and Sales

We are business-to-business (“B2B”) information technology (“IT”) business solutions provider with the inspiration to become a next-generation artificial intelligence (“AI”) infrastructure solutions provider. We seek to acquire new account relationships through face-to-face field sales, and targeted direct marketing to increase awareness of our solutions. Our product design team is also our main sales team as they can better explain the salient features of our products to our potential customers. Most of our potential customers have their IT expert on their team and prefer a more technical sales presentation. We specifically target small and medium-sized enterprises in the exhibition and property management industries, primarily in Hong Kong and Singapore.

In the property management sector, our management team can leverage its experience in the sector to pitch and customize our software solutions to potential clients. We often receive referrals from existing clients for potential opportunities. We may also submit pitches to potential clients directly. For each case, our sales support and technical sales personnel work closely with the potential client in understanding their needs, propose and present a demo system in the business pitch, and continuously engage with the client to identify the optimal solutions.

In the solar energy space, we establish ourselves by participating in exhibitions and fairs to showcase our products, and use contacts at forums and industrial groups to develop relationships with potential clients and discuss collaborating opportunities. For products in this sector, we offer both standardized and customized software solutions, with our standardized product priced based on the power-generation capacity a client manages, and our customized product priced using a base price and a sliding price scale based on numbers of units a solar power stations the client will need to manage.

We have an integrated marketing team with our sales support and technical sales personnel working closely to support our marketing functions. Our technical sales team is essentially part of our product and technology development teams, with personnel supporting each pitch on an ad-hoc basis. They work closely with potential clients to identify the needs, provide suggested solutions and showcase demo products to potential clients. The technical sales team is further supported by one sale support personnel, providing support services to our technical sales team in compiling pitch materials and providing technical onboarding and training for customers.

Competition

The market for IT services is highly competitive and we expect the competition to intensify. We believe that the principal factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing skills and price. Internationally, we face competition from the following major competitors: iChef Co., Ltd., Everywhere Limited, and Eats365 Inc. These competitors are all larger companies and possess a considerable market share in IT services industry. While compared with above competitors, as an IT business solution provider, we have been focusing on delivering consulting and solutions services to companies in the exhibition industry and property management industry.

Corporate Information

Our principal executive offices are located at No. 118 Connaught Road West, 30th Floor, Hong Kong. Our registered office in the BVI is at Aegis International Group Limited, Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands. We maintain a website at https://3emask.com/.

Employees

As of December 31, 2025, we have 13 employees. Our employees are not represented by a labor union, and we believe that we have good relations with our employees. The functional areas of our employees are as follows:

As of December 31, 2025
Technology	8
Operation & Administration	3
Management	2
Total	13

Facilities

As of December 31, 2025, the Company has leased for the following location:

Facility	Address	Rent	Space (m2)	Lease terms
3e Network Technology Company Limited	No. 118 Connaught Road West, Room 3003-2, Hong Kong	US$4,000 per month	150	From July 16, 2025 to July 15, 2026

Aurora Core Technology Oy	Property 491-537-39-3 of the City of Mikkeli, Pellosniemi Industrial area, Karsikkoniemenkuja	€18,655 per year	101,071	December 3, 2025 to December 2, 2055

Note:	The current lease does not provide for automatic renewal. New agreements need to be reached for renewal of either leases.

On July 15, 2025, the Group entered into a Supplemental Tenancy Agreement with Hong Kong Kisen Co., Limited, which further specified terms for the leased property listed above. Terms within the agreement specified a leased area of 150 square meters, the duration of the lease term changed to July 16, 2025, until July 15, 2026. No fees or changes will be due for either party during the period from June 16, 2025, to July 15, 2025.

The Group entered into a land lease agreement in Finland for a period from December 3, 2025 to December 2, 2055, and measured and recorded the right-of-use asset and operating lease at the lease commencement date under a special pricing arrangement

We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Governmental Regulations

Our operations are subject to numerous laws and regulations in Hong Kong and other jurisdictions where we operate, including, but not limited to, areas of labor and employment, advertising, e-commerce, tax, data privacy requirements, anti-unfair competition, and environmental, health, and safety. We have implemented policies and procedures designed to help comply with applicable laws and regulations. We strive to stay up to date on any new laws or regulations that appear that affect the Company or our customers in order to provide custom IT solutions that comply with such laws and regulations.

REGULATIONS

Regulations Related to our Business Operation in PRC

Historically we operated our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the SAFE, the Ministry of Commerce (the “MOFCOM”), the National Development and Reform Commission (the “NDRC”), the State Administration for Market Regulation (the “SAMR”), formerly known as the State Administration for Industry and Commerce (the “SAIC”), the Ministry of Civil Affairs (the “MCA”), and their respective authorized local counterparts.

The foregoing regulatory framework constituted the principal regulatory environment in which we historically conducted our operations in the PRC. Relevant laws, regulations and regulatory policies may be amended from time to time, and their interpretation and enforcement remain subject to uncertainty. Following the divestiture of our PRC subsidiaries and the cessation of our operations in Chinese Mainland, the applicability of laws and regulations relating to PRC domestic operations to our business has been substantially reduced; however, we may still be subject to certain regulatory requirements under specific circumstances.

Regulations Related to the British Virgin Islands

Regulations related to the BVI Data Protection Act, 2021

The Data Protection Act, 2021 (the “BVI DPA”) came into force in the BVI on 9 July 2021. The BVI DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Protection Principle and the Access Principle) which require that:

●	personal data must not be processed without consent unless specific conditions are met and must not be transferred outside the BVI, unless there is proof of adequate data protection safeguards or consent from the data subject;

●	where consent has been given to processing of personal data, the data subject may at any time withdraw his or her consent;

●	a data controller must inform a data subject of specific matters, for instance the purposes for which it is being collected and further processed;

●	personal data must not be disclosed for any purpose other than the purpose for which it was to be disclosed at the time of collection or a purpose directly related thereto or to any party other than a third party of a class previously notified to the data subject;

●	a data controller shall, when processing personal data, take practical steps to protect personal data from loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction;

●	personal data must not be kept for longer than is necessary for the purpose;

●	personal data must be accurate, complete, not misleading and kept up to date; and

●	a data subject must be given access to his or her own personal data and be able to correct that data where it is inaccurate, incomplete, misleading or not up to date, except where a request for such access or correction is refused under the BVI DPA.

The BVI DPA imposes specific obligations on data controllers, including the duty to (i) apply the data protection principles; and (ii) respond in a timely fashion to requests from data subjects in relation to their personal data.

The Information Commissioner is the regulator responsible for the proper functioning and enforcement of the BVI DPA. Offences under the BVI DPA include

●	processing sensitive personal data in contravention of the BVI DPA;

●	willfully obstructing the Information Commissioner or an authorized officer in the conduct of his or her duties and functions;

●	willfully disclosing personal information in contravention of the BVI DPA; and

●	collecting, storing or disposing of personal information in a manner that contravenes the BVI DPA.

Offences committed under the BVI DPA may result in fines (up to US$500,000 in certain cases) or imprisonment. Further, a data subject who suffers damage or distress as a result of their data being processed in contravention of the BVI DPA may institute civil proceedings in the BVI courts.

Regulations Related to our Business Operation in Hong Kong

Regulations related to Business Registration Requirement

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Regulations related to Competition

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Regulations Relating to Personal Data and Privacy Protection

In Hong Kong, the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong, “PDPO”) applies to data users who control the collection, holding, processing or use of personal data in Hong Kong. These data users shall not do any act, or engage in a practice, that contravenes any of the data protection principles (“DPP”), set out in Schedule 1 to the PDPO. DPP set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used for and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfilment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

HK 3e Network will be subject to the general requirements under the PDPO including the need to obtain the prescribed consent of the data subject and to take all practicable steps to protect the personal data held by data users against unauthorized or accidental access, loss or use. Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines. In addition, data subjects have a right to bring proceedings in court to seek compensation for damage. HK 3e Network has not received any notice, warning, sanction, or any regulatory objection for any breach of data security laws and regulations in Hong Kong.

Regulations in Relating to Intellectual Property

Copyright

The Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) protects recognized categories of literary, dramatic, musical and artistic work, as well as sound recordings, films, broadcasts and cable programs, and typographical arrangement of published editions. Certain acts such as copying and/or issuing or making available copies to the public of a copyright work without the authorization from the copyright owner would constitute “primary infringement” of copyright which does not require knowledge of infringement.

In addition, a person may incur civil liability for “secondary infringement” under the Copyright Ordinance if that person possess, sells, lets for hire, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner. However, the person will only be liable if, at the time he committed the act, he knew or had reason to believe that he was dealing with infringing copies.

Under section 118 of the Copyright Ordinance, a person commits a criminal offence if he, without the licence of the copyright owner of a copyright work, makes for sale or hire an infringing copy of the work or possess an infringing copy of the work with a view to its being, among others, sold or let for hire by any person for the purpose of or in the course of that trade or business.

Under section 119A of the Copyright Ordinance, there is a provision against copying service business which imposes criminal liability when a person, for the purpose of or in the course of a copying service business, possess a reprographic copy of a copyright work as published in a book, magazine or periodical, being a copy that is an infringing copy of the copyright work. It is a defense for the person charged to prove that he did not know and had no reason to believe that the copy of a copyright work in question was an infringing copy of the copyright law.

Trademark

The Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) provides for the registration, use and protection of trademarks.

Under section 18 of the Trade Marks Ordinance, it is provided that a person infringes a registered trademark if the person uses in the course of trade or business a sign which is: (a) identical to the trademark in relation to goods or services which are identical to those for which it is registered; (b) identical to the trademark in relation to goods or services which are similar to those for which it is registered; and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public; (c) similar to the trademark in relation to goods or services which are identical or similar to those for which it is registered; and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public; or (d) identical or similar mark in relation to goods or services which are not identical or similar to those for which the trademark is registered; the trademark is entitled to protection under the Paris Convention as a well-known trademark; and the use of the sign, being without due cause, takes unfair advantage of, or is detrimental to, the distinctive character or repute of a trademark.

Trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong unless they are also registered under the Trade Marks Ordinance. Nevertheless, trademarks which are not registered under the Trade Marks Ordinance may still obtain protection by the common law action of passing off, which requires proof of the owner’s reputation in the unregistered trademark and that use of the trademark by third parties will cause damages to the owner.

Regulations Relating to Customer Rights Protection

Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong)

The Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) (“SOGO”) aims to codify the laws relating to the sale of goods.

Section 15 of SOGO provides that where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description.

Section 16 of SOGO provides that where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards to defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which that examination ought to reveal; or (iii) if the contract is a contract by sample, as regards defects which would have been apparent on a reasonable examination of the sample.

Pursuant to section 17 of SOGO, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality; (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample; and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong)

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (“SOSO”) aims to consolidate and amend the laws with respect to the terms to be implied in contract for the supply of services (including a contract for the supply of a service whether or not the goods are also transferred or to be transferred, or bailed or to be bailed by way of hire).

Section 5 of SOSO provides that, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill.

Section 6 of SOSO provides that, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Regulations related to employment and labor protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”)

The EO is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”)

The ECO is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HKD100,000,000 per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”)

The MPFSO is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”)

The current MWO provides for a prescribed minimum hourly wage rate, which is currently set at HK$43.1 per hour with effect from May 1, 2026, during the wage period for every employee engaged under a contract of employment under the EO. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the MWO is void.

Regulations related to taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (“IRO”)

Under the IRO, where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital gains and profit tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000 on corporations from the year of assessment commencing on or after April 1, 2018. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and management of the Company as of the date of this prospectus.

Name	Age	Position(s)
Tingjun Yang	44	Chief Executive Officer and Director
Hailiang Jia	50	Chief Financial Officer
Hao Liu	40	Independent Director
Fenfen Qi	44	Independent Director
Yu Liu	43	Independent Director

The following is a brief biography of each of our executive officers and directors:

Dr. Tingjun Yang, 44, Chief Executive Officer, IT Security Officer and member of the board of directors. Dr. Yang first joined HK 3e Network in October 2023 as its chief executive officer. He started to serve as IT security officer since January 2024 and member of the board of directors since August 2024. Previously, from September 2013 to September 2023, Dr. Yang served as head of technology for Hangzhou Phantec Co. Ltd., a technology company he helped found that focuses on data analytics and data mining. Dr. Yang has extensive research experience in data analytics. Before helping establish Hangzhou Phantec Co. Ltd., from June 2010 to September 2013, Dr. Yang spent almost three years conducting research and working on his PhD dissertation in computer science at his alma mater, Zhejiang University. From July 2009 to June 2010, Dr. Yang served as a structure engineer for Alibaba Cloud Computing Co. Ltd., the cloud computing division of Alibaba Group, one of the largest Chinese technology companies. Dr. Yang received his PhD in computer science in 2015 and his Bachelor’s degree in computer science in 2004, both from Zhejiang University.

Mr. Hailiang Jia, 50, Chief Financial Officer. Mr. Jia started to serve as our Chief Financial Officer since November, 2024. Mr. Jia possesses over two decades of extensive experience in corporate finance and accounting and was in charge of the corporate finance, accounting, audit, budget management, and risk control works in multiple companies in the PRC. From June 2003 to October 2008, Mr. Jia served as the Chief Financial Officer at Henan Haiyang Chemical Fiber Group Co., LTD. in China. Between November 2008 and October 2014, he served as the Chief Financial Officer at Zhengzhou Sanhui Electric Co., LTD. in China. From November 2014 to October 2019, Mr. Jia served as the Chief Financial Officer of Zhengzhou Wote Energy-saving Technology Co., LTD. in China. Between November 2019 and December 2021, he was an independent market researcher and entrepreneur. Starting from August 2022, Mr. Jia has been a certified public accountant at Hebei Huatai United Accounting Firm. Mr. Jia has concurrently served as an independent director of AGM Group Holdings Inc. (Nasdaq: AGMH) since June 2025. Mr. Jia received a bachelor’s degree in finance and accounting from Henan University of Technology (formerly known as Henan Food University) in 2000 and a master’s degree of business administration from the same university in 2013.

Mr. Hao Liu, 40, has served as a member of the board of directors since December 2024. From October 2017 to February 2019, Mr. Liu worked as the Chief Technology Officer at Huasheng Securities, a securities company in China. Mr. Liu is the founder of Shenzhen Columbus Digital Technology Co., Ltd., a leading company in data technology in China, and has served as the President and Chief Executive Officer of the company since January 2020. He is the co-founder and Chief Executive Officer of Jeethen Capital since August, 2021. From March 2021 to August 2021, Mr. Liu served as Chief Executive Officer and Director of Mercurity Fintech Holding Inc. (Nasdaq: MFH), a Nasdaq-listed company, where he successfully led the company’s business transformation and upgrade. Starting from August 2021, Mr. Liu has served as a vice president at Firming Securities, a securities company in Hong Kong. Pioneering the integration of artificial intelligence technologies with quantitative trading, Mr. Liu’s work in developing financial algorithm cloud services has supported over 150 publicly-listed companies and brokerage firms. Under his leadership, his team also developed cross-chain clearing technology, which has greatly promoted the application of related fintech. Additionally, Mr. Liu is an angel investor in several fintech companies. Mr. Liu received a bachelor’s degree in software engineering from Nanjing University of Science and Technology in China in 2008.

Ms. Fenfen Qi, 44, has extensive experience in art design and management. She has served as the chief operating officer of BigBeaver Tech Limited since August 2024, where she is responsible for design strategy, creative project oversight and operational management. From June 2015 to January 2019, Ms. Qi was a manager at Cangliang Information Technology Co., where she was responsible for brand strategy development, team management and oversight of design and user interface projects. Ms. Qi received a Ph.D. degree from Universiti Sains Malaysia in 2024, a master’s degree from South China Normal University in 2008 and a bachelor’s degree from Northwest Normal University in 2005.

Mr. Yu Liu, 43, has served as a member of the board of directors since December 2024. From September 2007 to August 2008, Mr. Liu served as Senior Engineer at Huayi Electric Co., Ltd. Between July 2016 and July 2018, he was General Manager at Henan Longshibo Big Data Technology Co., Ltd., where he led several provincial-level technological projects related to intelligent big data systems, including the comprehensive big data platform for smart cities and the big data platform for smart transportation projects. Since October 2018, Mr. Liu has been General Manager of Shenzhen Hongyun Tongda Technology Co., Ltd., a wholly-owned subsidiary of HPF Co., Ltd. (SHE: 300350), an A share-listed company in China. Earlier in his career, Mr. Liu had worked at the Center for Engineering and Scientific Computation at Zhejiang University. Mr. Liu received a bachelor’s degree from Jilin University in China in 2007, a master’s degree in electrical automation from the University of Sheffield in UK in 2008, and a Ph.D. in aerospace information technology from Zhejiang University in China in 2016.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

As of the date of this prospectus, our board of directors consists of four directors, including three independent directors, namely Fenfen Qi, Hao Liu, and Yu Liu, and our board of directors has determined that each of them satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under BVI law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of our Company. Our directors must also exercise their powers only for a proper purpose. Our directors owe to our Company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the BVI. In fulfilling their duty of care to our Company, our directors must ensure compliance with the memorandum and articles of association of our Company, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the name of our Company if a duty owed by our directors is breached. You should refer to “Description of Shares — Differences in Corporate Law” for additional information on our standard of corporate governance under BVI law.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position and a director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. You should refer to “Description of Shares — Differences in Corporate Law” for additional information on our standard of corporate governance under BVI law.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of relevant charges of the company.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of Tingjun Yang, Hao Liu, Fenfen Qi and Yu Liu, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We have established three committees under the board of directors: An audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Hao Liu, Fenfen Qi and Yu Liu upon the effectiveness of their appointments. Hao Liu is the chairperson of our audit committee. We have determined that Hao Liu, Fenfen Qi and Yu Liu will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Hao Liu qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Hao Liu, Fenfen Qi and Yu Liu upon the effectiveness of their appointments. Yu Liu is the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing periodically and approving long-term incentive compensation or equity plans, if any;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Hao Liu, Fenfen Qi and Yu Liu upon the effectiveness of their appointments. Fenfen Qi is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

The business and affairs of the Company are managed by, or under the direction or supervision of the directors of the Company. We have conducted board meetings regularly since inception. Each of our directors has attended all meetings either in person, by telephone, virtual conferencing or other electronic facilities. In addition to the contact information in this prospectus, the board of directors of the Company has adopted procedures for communication with the officers and directors as the date hereof. Each shareholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the board of directors of the Company.

Compensation of Directors and Executive Officers

For the year ended June 30, 2025, we did not pay compensation to our directors or executive officers. We have accrued US$34,514 as salary to our directors, and US$94,811 as salary to our directors and executive officers in total. We have not set aside or accrued any other amount to provide pension, retirement or other similar benefits to our directors and executive officers.

For the year ended June 30, 2024, we paid an aggregate of RMB1,105,996 (or US$153,083.3) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Starting from 2025, each of Hao Liu, Fenfen Qi and Yu Liu will receive annual cash compensation of US$30,000, payable quarterly according to the offer letter the Company signed with each of the independent director nominees on October 14, 2024.

Agreements with Executive Officers

Dr. Tingjun Yang entered into an employment agreement on October 12, 2023 with HK 3e Network. Pursuant to such employment agreement, Dr. Yang agreed to provide services as chief executive officer of HK 3e Network. The employment agreement has no limited terms, and provide for an annual remuneration of RMB240,000 (or US$34,514).

Furthermore, Hailiang Jia entered into an employment agreement on November 20, 2024 with us. Pursuant to such employment agreement, Mr. Jia agreed to provide services as our chief financial officer. The employment agreement has a two-year term, and provide for an annual remuneration of RMB180,000 (or US$24,914.2).

Other than the aforementioned employment agreements entered into the executive officers by our subsidiaries, the Company will sign an offer letter with each executive officer and the offer letter will be effective as of the effective date of the Registration Statement of which this prospectus is a part.

We will also enter into indemnification agreements with each of our directors and executive officers, the form of which is filed as an exhibit to this Registration Statement. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Equity Incentive Plan

2025 Share Incentive Plan

In October 2025, our board of directors adopted and approved an equity incentive plan, which we refer to as the 2025 Plan, to attract, motivate, retain and reward certain officers, employees, directors and other eligible persons and to further link the interests of award recipients with those of the Company’s shareholders generally. The following paragraphs summarize the key terms of the 2025 Plan.

Types of Awards. The 2025 Plan permits awards in the form of options (including incentive share options (“ISOs”) and non-qualified share options (“NSOs”)), restricted shares, restricted share units (“RSUs”), and other types of awards approved by the Administrator in accordance with the plan.

Share Reserve. The number of shares of our Class A Ordinary Shares available for issuance under our 2025 Plan (the “Award Pool”) is 190,178, plus an annual increase on the first day of each fiscal year of the Company during the 2025 Plan’s initial three-year period, commencing with the fiscal year beginning on January 1, 2026, by

(i)	an amount equal to 3.0% of the total number of Class A Ordinary Shares issued and outstanding on the last day of the immediately preceding fiscal year; or

(ii)	such lesser number of Class A Ordinary Shares as may be determined by our board of directors; provided that the size of the Award Pool shall be equitably adjusted in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions.

To the extent an award terminates, expires or lapses, the shares again become available; shares delivered or withheld to pay an exercise price or satisfy tax withholding may again be granted; and shares forfeited or repurchased from restricted share awards may also return to the pool, in each case subject to plan limits and ISO rules, while shares issued in assumption or substitution of awards of an acquired entity do not count against the reserve.

Administration. The 2025 Plan is administered by a committee of at least two members appointed by our board of directors (or, if no committee is appointed, the board) (the “Administrator”).

Award Terms. Each option must have an exercise price at either a fixed amount or a variable amount tied to the fair market value of our Class A ordinary shares. Each options must have a term not exceeding ten years. Vesting, exercise methods and settlement of the Awards shall be determined by the Administrator.

Eligibility. Equity awards authorized under the 2025 Plan may be granted to our employees, directors, and consultants in accordance with the terms and conditions of the 2025 Plan. However, ISOs may only be granted to our employees.

Treatment in Corporate Transactions. In the event of certain corporate transactions (including amalgamations, asset sales, liquidations, reverse takeovers, or acquisitions of more than 50% voting power), or other changes in capital structure, the Administrator may adjust outstanding awards and the share reserve and may provide for one or more of the following: (i) termination of awards after providing a limited exercise window, (ii) cash-out of awards (including termination for no payment if underwater), (iii) assumption or substitution by a successor, (iv) replacement with other rights or property, or (v) cash payment based on share value and, where applicable, with timing structured to comply with Section 409A; the 2025 Plan does not mandate automatic acceleration unless provided in the applicable award agreement or separate arrangement.

Transfer Restrictions. Awards granted under the 2025 Plan are generally non-transferable and exercisable only by the participant, with limited exceptions as provided by the 2025 Plan.

Plan Term and Amendments. The 2025 Plan will expire ten years from the date of its adoption, unless earlier terminated by our board of directors. The board of directors may amend or terminate the plan at any time, subject to shareholder approval if required by applicable law or exchange listing rules.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Class A Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Class A Ordinary Shares

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. As of the date of this prospectus, we have 3,595,885 Class A Ordinary Shares and 23,200 Class B Ordinary Shares issued and outstanding.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Class A Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares shown as beneficially owned by them. As of the date of this prospectus, we have nine shareholders of record, none of whom are located in the United States.

	Ordinary Shares Beneficially Owned
	Class A Ordinary Shares	Class B Ordinary Shares	% of Total Ordinary Shares†	% of Aggregate Voting Power*
Directors and Executive Officers:(1)
Tingjun Yang	—	—	—	—
Hailiang Jia	—	—	—	—
Fenfen Qi	—	—	—	—
Hao Liu	—	—	—	—
Yu Liu	—	—	—	—
All Directors and Executive Officers as a Group	—	—	—	—
5% Principal Shareholders:
L1 Capital Global Opportunities Master Fund(2)	362,096		9.99	8.86
Shu Sang Joseph Law(3)	308,000	—	8.51	7.59
Jianping Niu(4)	—	12,000	0.33	5.91
Huabei Zhu(5)	—	11,200	0.31	5.52

†	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares owned by such person or group by the sum of the (i) 3,619,085 ordinary shares, being the total number of Class A and Class B ordinary shares outstanding as of the date of this prospectus, and (ii) the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.
*	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class. Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders. Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Each Class B Ordinary Share shall only be issued to the Company’s or its subsidiaries’ employees or those entities of which its principal shareholder is an employee of the Company or its subsidiaries. Shareholder’s termination of employment with the Company or its subsidiaries shall immediately result in the compulsory redemption and cancellation of any and all issued and outstanding shares of Class B Ordinary Shares held by such shareholder on the date of termination. Each Class B Ordinary Share may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. Neither Class A Ordinary Shares nor Class B Ordinary Shares are convertible into shares of any other class of the Company.

(1)	Unless otherwise indicated, the business address of each of the individuals is No. 118 Connaught Road West, 3003-2 Hong Kong, China.
(2)	Represents Class A ordinary shares underlying convertible notes and warrants, each of which are subject to a 9.99% beneficial ownership limitation. Does not include shares issuable to the Selling Shareholder, which is an affiliate of L1 Capital, pursuant to the ELOC Purchase Agreement, which are also subject to a 9.99% beneficial ownership limitation. L1 Capital is an exempted company incorporated under the laws of the Cayman Islands. David Feldman and Joel Arber are the directors of L1 Capital. As such they may be deemed to be beneficial owners of such Class A Ordinary Shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.
(3)	The business address for Mr. Shu Sang Joseph Law is Flat A, 7/F, Dragonview Count, 5 Kotewall Road, Hong Kong.
(4)	The business address for Mr. Niu Jianping is No.70, Building 9, No.36, Puhui Road, Jinshui District, Zhengzhou City, Henan Province.
(5)	The business address for Mr. Zhu Huabei is No.402, Unit 3, Building 18, No.134, Jianshe Road, Muye District, Xinxiang City, Henan Province.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

SELLING SHAREHOLDER

The Class A Ordinary Shares being offered by the Selling Shareholder are those issued or issuable to the Selling Shareholder pursuant to the ELOC Purchase Agreement. For additional information regarding the issuances of those shares of Class A Ordinary Shares and the ELOC Purchase Agreement, see “The Offering” above. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except that the Selling Shareholder purchased the convertible notes, warrants and pre-delivery shares from us pursuant to prior securities purchase agreements, and has entered into the ELOC Purchase Agreement with us, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Class A Ordinary Shares by the Selling Shareholder. The second column lists the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder, based on its ownership of the Class A Ordinary Shares, as of the date of this prospectus, giving effect to beneficial ownership limitations.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholder.

This prospectus generally covers the resale of up to 15,400,000 Class A Ordinary Shares that may be issued to the Selling Shareholder from time to time under the ELOC Purchase Agreement, consisting of 15,000,000 ELOC Shares and 400,000 Commitment Shares. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the ELOC Purchase Agreement, we shall not issue any Class A Ordinary Shares to the Selling Shareholder, and the Selling Shareholder shall not purchase any such shares, to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Class A Ordinary Shares which would exceed 9.99% of the total Class A Ordinary Shares issued and outstanding immediately after giving effect to such issuance. The number of shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Percentage of Class A Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of shares of Class A Ordinary Shares to be Sold Pursuant to this Prospectus*	Number of shares of Class A Ordinary Shares Owned After Offering	Percentage of Class A Ordinary Shares Beneficially Owned After Offering
SBC Global Investment Fund	362,096	9.99%	15,400,000	-	-

*	The maximum number of shares to be sold pursuant to this prospectus represents Class A Ordinary Shares issuable pursuant to the ELOC Purchase Agreement and being registered hereby, consisting of 15,000,000 ELOC Shares and 400,000 Commitment Shares, which in each case are subject to a 9.99% beneficial ownership limitation. Such amount does not include shares of Class A Ordinary Shares underlying prior convertible promissory notes, Warrants and Pre-Funded Warrants held by L1 Capital, an affiliate of the Selling Shareholder, each of which are also subject to a 9.99% beneficial ownership limitation, and which may be resold by L1 Capital pursuant to separate registration statements on Form F-1 and amendments thereto previously filed by the Company on June 24, 2025, November 25, 2025, December 30, 2025, June 3, 2026, and June 25, 2026. David Feldman, Joel Arber and Rayal Robert Bodden are the Directors of SBC Global Investment Fund, the Selling Shareholder. As such they may be deemed to be beneficial owners of such Class A ordinary shares. To the extent Mr. Feldman, Mr. Arber and Mr. Bodden are deemed to beneficially own such securities, Mr. Feldman, Mr. Arber and Mr. Bodden disclaim beneficial ownership of these securities for all other purposes. The business address of SBC Global Investment Fund is 3rd Floor Zephyr House, 122 Mary Street, George Town, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

RELATED PARTY TRANSACTIONS

A related party is defined as any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) (a) an enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; (b) an associate, which is an unconsolidated enterprise in which the Company has a significant influence or which has significant influence over the Company; (c) an individual owning, directly or indirectly, more than 10% of any class of the Company’s voting securities, and immediate family members of such individual; (d) an executive officer, director or nominee for director of the Company and immediate family members of such individual; and (e) an enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence (which includes enterprises owned by directors or major shareholders of the Company and enterprises that have a member of key management in common with the Company).

Set forth below are the related party transactions that we have entered into during the last three fiscal years and up to the date of this prospectus.

Material Transactions with Related Parties

The following is a list of the related parties with whom we have conducted transactions during the three years ended June 30, 2025, 2024 and 2023, and the six months ended December 31, 2025, and the description of their relationship with us:

Name of the related parties	Relation with the Group
Mr. Tingjun Yang	Chief Executive Officer and Director
Ms. Hui Wang	Former Chief Financial Officer and Former Director
Mr. Shu Sang Joseph Law	Shareholder
Ms. Jianping Niu	Shareholder
Mr. Huabei Zhu	Shareholder
Guangzhou Sanyi Network	Formerly an associate of the Group; disposed of in December 2025

Amount due from related parties

Amount due from related parties represents cash advances provided by the Company to our chairman and director Mr. Shu Sang Joseph Law for business travel and business development expenses, purchase of small testing material and office supplies, or other administrative expenses in connection with official business purposes, and have been approved by relevant officers of the Company. The amounts due of US$30 from Ms. Jianping Niu and US$28 from Mr. Huabei Zhu represented the subscription proceeds for their respective share subscriptions. The balance of amount due from Mr. Shu Sang Joseph Law, amounting to US$58,758, has been fully settled as of June 30, 2026.

	As of	As of	As of	As of
	Dec 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2023
	US$	US$	US$	US$
Due from related parties
Ms. Hui Wang *	-	-	25,614	-
Mr. Shu Sang Joseph Law	58,758	58,267	-	-
Ms. Jianping Niu	30	30	-	-
Mr. Huabei Zhu	28	28	-	-
	58,816	58,325	25,614	-

*	On September 18, 2024, Ms. Hui Wang resigned from the positions of director and CFO and is no longer considered as a related party of the Group.

Amount due to related parties

Amount due to a related party represents interest-free loan payable on money borrowed by the Company and used for daily operation. These amounts are settled on demand. As of the date of this prospectus, none of the payable has been settled.

	As of	As of	As of	As of
	Dec 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2023
	US$	US$	US$	US$
Due to related parties – non-current
Mr.Tingjun Yang	62,200	63,000	-	-
Guangzhou Sanyi Network	-	1,619,884	-	-
Mr. Shu Sang Joseph Law	-	-	-	132,284
	62,200	1,682,884	-	132,284

Employment Agreements

See “Management — Agreements with Named Executive Officers”.

Equity Incentive Plan

See “Management—Equity Incentive Plan.”

DESCRIPTION OF SHARES

We were incorporated as a BVI business company under the laws of the BVI on October 6, 2021.

On January 3, 2024, the Company filed the amended and restated memorandum and articles of association with the Registrar of Corporate Affairs of BVI to amend the maximum number of shares that we are authorized to issue from 50,000 ordinary shares, par value US$1 per share, to 500,000,000 shares with a par value of USD0.0001 each, comprising i) 400,000,000 shares of Class A Ordinary Shares, par value USD0.0001 per share and ii) 100,000,000 shares of Class B Ordinary Shares, par value USD0.0001 per share. Simultaneously, the Company effectuated a share split of all issued and outstanding shares at a ratio of 1-for-10,000, and re-designated and re-classified all then issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1. As a result, as of January 3, 2024, there were 10,000,000 issued and outstanding Class A Ordinary Shares of the Company, and no Class B Ordinary Share was issued and outstanding.

On January 10, 2025, the Company completed its initial public offering of 1,250,000 Class A Ordinary Shares, par value US$0.0001 per share.

Each Class B Ordinary Share shall only be issued to the Company’s or its subsidiaries’ employees or those entities of which its principal shareholder is an employee of the Company or its subsidiaries. Shareholder’s termination of employment with the Company or its subsidiaries shall immediately result in the compulsory redemption and cancellation of any and all issued and outstanding shares of Class B Ordinary Shares held by such shareholder on the date of termination.

On January 24, 2025, the Company adopted written resolutions and approved the issuance of 300,000 Class B Ordinary Shares to Jianping Niu and 280,000 Class B Ordinary Shares to Huabei Zhu, with a par value of USD0.0001 per share, with such amounts to be paid in cash. Each of Jianping Niu and Huabei Zhu is an employee of the Company. Pursuant to the Amended and Restated Articles, shareholder(s) of Class B Ordinary Share shall not: (a) receive the right to any dividend paid by the Company; (b) receive the right to any distribution of the surplus assets of the Company on its liquidation; or (c) have any conversion rights and the Class B Ordinary Shares are not convertible into shares of any other class. Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

On February 11, 2026, the Company entered into the ELOC Purchase Agreement with the Selling Shareholder, pursuant to which the Company may sell and issue to the Selling Shareholder up to US$20,000,000 of Class A Ordinary Shares from time to time during a 24-month commitment period. Pursuant to the ELOC Purchase Agreement, the Company is required to issue to the Selling Shareholder Commitment Shares with an aggregate value equal to 2% of the commitment amount.

On June 9, 2025, the Company entered into the securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which the Company issued 1,248,611 pre-delivery shares, and pre-funded warrants to purchase an additional 213,389 pre-delivery shares.

On October 17, 2025, the Company entered into a securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue a convertible promissory note convertible into up to 44,694,292 of class A ordinary shares.

On December 18, 2025, the Company entered into a securities purchase agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which we agreed to sell and issue a convertible promissory note convertible into up to 114,503,817 of class A ordinary shares.

On February 15, 2026, the board of directors of the Company approved a 25-for-1 share consolidation of the Company’s Class A Ordinary Shares and Class B Ordinary Shares, and the Class A Ordinary Shares commenced trading on the Nasdaq on a post-consolidated basis on March 16, 2026. Any fractional shares resulting from the share consolidation were rounded up to the nearest whole share. In connection with the share consolidation, the maximum number of shares the Company was authorized to issue was adjusted to 20,000,000 shares, par value US$0.0025 per share, comprising (i) 16,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 4,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

On May 1, 2026, the Company entered into a Securities Purchase Agreement with L1 Capital, an affiliate of the Selling Shareholder, pursuant to which the Company agreed to sell and issue (i) a senior secured 8% original issue discount convertible promissory note in the principal amount of up to $1,300,000 for aggregate gross proceeds of $1,196,000 and (ii) a Class A ordinary shares purchase warrant to purchase up to 265,198 class A ordinary shares of the Company, par value $0.0025 per share.

On May 20, 2026, the board of directors of the Company unanimously approved resolutions to further increase the maximum number of shares the Company was authorized to issue to 150,000,000 shares, comprising (i) 100,000,000 Class A Ordinary Shares, par value US$0.0025 per share, and (ii) 50,000,000 Class B Ordinary Shares, par value US$0.0025 per share.

Ordinary Shares

General

All of our issued shares are fully paid and non-assessable. Certificates evidencing the shares are issued in registered form. There are no limitations imposed by our Amended and Restated Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Articles governing the ownership threshold above which shareholder ownership must be disclosed. Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

The holders of our Class A Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act. The holders of our Class B Ordinary Shares shall not receive the right to any dividend paid by the Company.

Voting Rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution of members in writing, each in accordance with the Amended and Restated Articles. Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders. Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

Transfer of Ordinary Shares

Subject to the restrictions contained in our Amended and Restated Articles, any of our shareholders of Class A Ordinary Shares may transfer all or any of his or her Class A Ordinary Shares by a written instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Capital Market or any other form approved by our board of directors. Each Class B Ordinary Share may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

Liquidation

As permitted by the BVI Act and our Amended and Restated Articles, the Company may voluntarily commence to wind up and dissolve if (a) it has no liabilities; or (b) is able to pay its debts as they fall due, by a resolution of shareholders or if, the Company has never issued shares, by a resolution of directors. The Company may by a resolution of shareholders or by a resolution of directors appoint a voluntary liquidator. Shareholders of Class B Ordinary Share in the Company shall not receive the right to any distribution of the surplus assets of the Company on its liquidation.

Calls and Forfeiture

Shares that are not fully paid on issue are subject to the forfeiture provisions and for this purpose shares issued for a promissory note, or other written obligation to contribute money or property, or a contract for future services are deemed to be not fully paid. A written notice of call specifying the date for payment to be made shall be served on the shareholder who defaults in making payment in respect of the shares. Where a written notice of call has been issued pursuant our Amended and Restated Articles and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the shares to which the notice relates.

Redemption of Ordinary Shares

The Company may purchase, redeem or otherwise acquire and hold its own shares save that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of shareholders whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the BVI Act or any other provision in our Amended and Restated Articles to purchase, redeem or otherwise acquire the shares without their consent.

The directors may at their discretion by resolution of directors redeem, purchase or otherwise acquire all or any of the Class B Ordinary Shares in the Company at a price determined by the directors in their sole discretion.

Variations of Rights of Shares

The rights attached to shares as specified in our Amended and Restated Articles may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued shares of that class.

General Meetings of Shareholders

Under our Amended and Restated Articles, a copy of the notice of any meeting of shareholders shall be given not less than 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting and the other directors. Upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders within 28 days of receiving the written request. In addition, any director of the Company may convene meetings of the members at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable. A meeting of shareholders may be called on short notice if members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall constitute waiver in relation to all the shares which that member holds.

The quorum for a meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. A quorum may comprise a single member or proxy and then such person may pass a resolution of members and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of members. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. At every meeting of members, the chairman of the board shall preside as chairman of the meeting. If there is no chairman of the board or if the chairman of the board is not present at the meeting, the members present shall choose one of their numbers to be the chairman. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in present or by proxy shall preside as chairman, failing which the oldest individual member or representative of a member present shall take the chair.

Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of members or of any class of members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the person which he represents as that person could exercise if it were an individual.

Inspection of Books and Records

Under BVI law, holders of our ordinary shares are entitled, upon giving written notice to us, to inspect (i) our Amended and Restated Articles (as may be amended from time to time), (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members (shareholders), and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the Board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by our Company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registry of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his or her shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his or her shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days (from the date of notice) who gave written objection. These shareholders then have 20 days from the date of such notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his or her shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his or her shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty days, then the company and the shareholder shall, within twenty days immediately following the expiration of the thirty-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our Amended and Restated Articles be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The BVI Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the costs of the proceedings in relation to the relief likely to be obtained; and

●	whether an alternative remedy is available.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition the BVI Court for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is generally only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

Our Amended and Restated Articles provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Amended and Restated Articles

Some provisions of our Amended and Restated Articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under BVI law, our directors owe the Company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose, and what the directors believe to be in the best interests of the Company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, considering without limitation, the nature of the Company, the nature of the decision, the position of the director, and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the Company acts in a manner which contravenes the BCA or our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to the Company by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our Amended and Restated Articles allow our shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested to requisition a shareholders’ meeting. There is no requirement under BVI law to hold shareholders’ annual general meetings, but our Amended and Restated Articles do permit the directors to call such a meeting. Any director of the Company may convene meetings of the members at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the BVI but our Amended and Restated Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles, a director may be removed from office by a resolution of members or by resolution of directors. A resolution passed for such purpose may only be passed (i) by a resolution passed by at least seventy-five percent (75%) of the votes of the members or directors of the Company presented at a meeting called for the purpose of removing the director or for purposes including the removal of the director or (ii) by a written resolution passed by at least seventy-five percent (75%) of the votes of the members or directors of the Company entitled to vote.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although BVI law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholder.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our Amended and Restated Articles, we may appoint a voluntary liquidator by a resolution of the shareholders or by a resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. Under our Amended and Restated Articles, the rights attached to any class of shares may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued shares of that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under BVI law, our Amended and Restated Articles may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is filed and registered at the Registry of Corporate Affairs in the BVI.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have 3,595,885 Class A Ordinary Shares and 23,200 Class B Ordinary Shares issued and outstanding. Future sales of substantial amounts of our Class A Ordinary Shares in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

U.S. Federal Income Taxation Considerations

The following does not address the U.S. federal income tax considerations to any particular investor or to any person in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities (except as explicitly discussed below in “Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders of Our Class A Ordinary Shares”);

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Class A Ordinary Shares in this offering.

WE URGE POTENTIAL PURCHASERS OF OUR CLASS A ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This brief description is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Revenue Code”), existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

We urge potential purchasers of our Class A Ordinary Shares to consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of our Class A Ordinary Shares.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF CLASS A ORDINARY SHARES. HOLDERS OF CLASS A ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the BVI, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the U.S. Under IRS authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the Nasdaq (on which our Class A Ordinary Shares are listed). Even if our Class A Ordinary Shares are listed on the Nasdaq, there can be no assurance that the Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Class A Ordinary Shares equal to the difference between the amount realized (in USD) and your tax basis (in USD) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in such Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Class A Ordinary Shares on the exercise of a Warrant. A U.S. Holder’s tax basis in Class A Ordinary Shares received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. A U.S. Holder’s holding period for Class A Ordinary Shares received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which such U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

Passive Foreign Investment Company (“PFIC”)

For U.S. federal income tax purposes, a non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the Revenue Code, for any taxable year if either:

●	75% or more of its gross income for such taxable year is passive income (as defined for U.S. federal income tax purposes)(the “income test”); or

●	50% or more of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For purposes of the PFIC provisions of the Revenue Code, passive income generally includes dividends, interest, certain rents and royalties and certain gains from commodities or securities transactions and the excess of gains over losses from the disposition of certain assets which produce passive income. For purposes of the income test and asset test, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for any taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including under certain circumstances, a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable years (or portions thereof) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) Class A Ordinary Shares and for which the Company is determined to be a PFIC, makes a mark-to-market election with respect to such shares for such taxable year. A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq (on which our Class A Ordinary Shares are listed). If the Class A Ordinary Shares are regularly traded on the Nasdaq and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC; however, we cannot guarantee that our Class A Ordinary Shares will continue to be listed and regularly traded on the Nasdaq. U.S. Holders are advised to consult their tax advisors as to whether the Class A Ordinary Shares are considered marketable for these purposes.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a timely and valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that we will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or will be requested. You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file an IRS Form 8938.

Material PRC Income Tax Considerations

The foregoing regulatory framework constituted the principal regulatory environment in which we historically conducted our operations in the PRC. Relevant laws, regulations and regulatory policies may be amended from time to time, and their interpretation and enforcement remain subject to uncertainty. Following the divestiture of our PRC subsidiaries and the cessation of our operations in Chinese Mainland, the applicability of laws and regulations relating to PRC domestic operations to our business has been substantially reduced; however, we may still be subject to certain regulatory requirements under specific circumstances.

Hong Kong Profits Taxation

Our subsidiary, HK 3e Network, is a Hong Kong entity subject to the two-tier profits tax rates system, which was introduced to the Inland Revenue Ordinance 2018 (Cap.112 of the Laws of Hong Kong, hereinafter referred to as the “Ordinance”) of Hong Kong, with effect from April 1 2018.

Under the two-tier profits tax rates regime, the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate of 8.25% while the remaining assessable profits will be subject to the tax rate of 16.5%. If an entity has one or more “connected entities”, the Ordinance only allows the one which is nominated to be chargeable at the two-tiered rates to be eligible for the two-tier tax rate benefit, and the others are not qualified for the two-tiered profits tax rates for the same year of assessment. The nominated entity may make an election for the two-tiered profits tax rates by declaring in its Profits Tax Return, and the election, once made, is irrevocable. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control of the same entity; or (3) in the case of the first entity being a natural person carrying on a sole proprietorship business — the other entity is the same person carrying on another sole proprietorship business. In general, an entity has control over another entity if the first-mentioned entity, whether directly or indirectly through one or more than one other entity, (1) owns or controls more than 50% in aggregate of the issued share capital of the latter entity, (2) is entitled to exercise or control the exercise of more than 50% in aggregate of the voting rights in the latter entity; or (3) is entitled to more than 50% in aggregate of the capital or profits of the latter entity. Gains arising from the sale of Class A Ordinary Shares, where the purchases and sales of the Class A Ordinary Shares are effected outside of Hong Kong such as, for example, on British Virgin Islands, should not be subject to Hong Kong profits tax.

No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares).

HK 3e Network had not derived any estimated assessable profits for Hong Kong profits tax purpose for the years ended 31 December 2022, 31 December 2021 and 31 December 2020.

In respect of foreign derived income received by our Hong Kong subsidiary (such as dividends paid to HK 3e Network by Guangzhou 3e Network and Guangzhou Sanyi Network), under Hong Kong’s Foreign-sourced Income Exemption regime effective from 1 January 2023, income arising in or derived from a territory outside Hong Kong (such as dividends) received by a Hong Kong entity which is a multinational enterprise entity (“MNE entity”) carrying on business in Hong Kong may be regarded as specified foreign-sourced income which will be deemed to be sourced from Hong Kong and chargeable to profits tax, subject to certain exemptions. In addition, payments of dividends from our Hong Kong subsidiary to its shareholder(s) are not subject to any withholding tax in Hong Kong. See “Dividend Policy” for further details on our dividend policy.

No Hong Kong stamp duty is payable on the purchase and sale of the Class A Ordinary Shares.

British Virgin Islands Taxation

The disclosure relating to tax consequences under BVI law is the opinion of Harney Westwood & Riegels, our counsel as to BVI law.

The government of the BVI does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders who are not tax resident in the BVI.

The BVI currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the government of the BVI save for certain stamp duties which may be applicable, from time to time, on certain instruments. No stamp duty is payable in the BVI on transfer of shares of BVI companies incorporated or registered under the BVI Act, except for those which hold interests in land in the BVI. There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the BVI.

British Virgin Islands Economic Substance Legislation

The BVI enacted the Economic Substance (Companies and Limited Partnerships) Act 2018 (the “ES Act”), which became effective on January 1, 2019, and the International Tax Authority’s (the “ITA”) Rules on Economic Substance in the Virgin Islands (the “ITA’s Rules”), containing rules and guidance relating to the interpretation of the ES Act and how the ITA will carry out its obligations. The ITA’s Rules were first issued on October 9, 2019, were further updated on February 10, 2020 and again updated on February 23, 2023. A BVI company that is considered a “legal entity” that is conducting one or more of the nine “relevant activities” is required to comply with the economic substance requirements in relation to that relevant activity. A BVI company is required to report to the ITA, via its registered agent, on an annual basis under the Beneficial Ownership Secure Search Act 2017 to enable the ITA to monitor compliance with the economic substance requirements (as applicable).

PLAN OF DISTRIBUTION

The Class A Ordinary Shares held by or issuable to the Selling Shareholder may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the Selling Shareholder’s Class A Ordinary Shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the Class A Ordinary Shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the Selling Shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Shareholder may also sell the Class A Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholder may transfer the Class A Ordinary Shares by other means not described in this prospectus.

The Selling Shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell Class A Ordinary Shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the Selling Shareholder as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholder and/or purchasers of the Class A Ordinary Shares for whom the broker-dealers may act as agent. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Shareholder will acquire the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Class A Ordinary Shares, nor is there any coordinating broker acting in connection with a proposed sale of Class A Ordinary Shares by the Selling Shareholder. SBC Global Investment Fund, the Selling Shareholder, is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. If we are notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A Ordinary Shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the Selling Shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Shareholder uses this prospectus for any sale of the Class A Ordinary Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our Class A Ordinary Shares and activities of the Selling Shareholder.

We have advised the Class A Selling Shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

LEGAL MATTERS

We are being represented by Jingtian NY LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters with respect to BVI law will be passed upon for us by our BVI counsel, Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Shanghai Skylight Law Firm. Certain legal matters as to Hong Kong law will be passed upon for us by JT&N (Hong Kong).

EXPERTS

The consolidated financial statements for the year ended June 30, 2025 included in this prospectus have been so included in reliance on the report of GGF CPA LTD, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of GGF CPA LTD is located at Level 3, Shop 119 No. 2, Jingang Avenue, Nansha District, Guangzhou, Guangdong 510000.

The consolidated financial statements for the years ended June 30, 2024 and 2023 included in this prospectus have been so included in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of HTL International, LLC is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we will be exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov

3 E NETWORK TECHNOLOGY GROUP LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

3 E Network Technology Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 3 E Network Technology Group Limited and its subsidiaries (the “Company”) as of June 30, 2025 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and the results of its operations and its cash flows for the year ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GGF CPA LTD

We have served as the Company’s auditor since 2025.

Guangzhou, Guangdong, China

November 14, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
3 E Network Technology Group Limited

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustments resulting from discontinued operation discussed in Note 3 to the consolidated financial statements, the accompanying consolidated balance sheets of 3 E Network Technology Group Limited and its subsidiaries (the “Company”) as of June 30, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the financial statements) (the financial statements before the effects of the retrospective adjustments resulting from discontinued operation discussed in Note 3 to the financial statements are not presented herein). In our opinion, the financial statements, before the effects of the retrospective adjustments resulting from discontinued operation discussed in Note 3 to the consolidated financial statements, present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America. We were not engaged to audit, review, or apply any procedures to the retrospective adjustments resulting from discontinued operation discussed in Note 3 to the consolidated financial statements, and accordingly, we do not express an opinion or any form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by GGF CPA LTD.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

HTL International, LLC

We have served as the Company’s auditor since 2023.

Houston, Texas

December 4, 2024

3 E NETWORK TECHNOLOGY GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(In US$, except for share and per share data, or otherwise stated)

	June 30,	June 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$313,566	$11,117
Financial Assets Held for Trading	2,384,192	-
Accounts receivable	3,219,313	540,000
Deposits, prepayments and other current assets, net	1,216,589	25,358
Due from related parties	58,325	25,614
Current assets of discontinued operation	-	1,621,421
Total current assets	7,191,985	2,223,510
NON - CURRENT ASSETS:
Long-term investment	625,505	-
Other non-current assets	1,537,791	-
Deferred IPO cost	-	1,520,975
Non-current assets of discontinued operation	-	116,073
Total non - current assets	2,163,296	1,637,048
TOTAL ASSETS	$9,355,281	$3,860,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	3,000	-
Due to related parties	1,682,884	-
Tax payable	544,080	116,889
Accrued expenses and other liabilities	691,306	-
Current liabilities of discontinued operation	-	1,007,151
Total current liabilities	2,921,270	1,124,040
NON - CURRENT LIABILITIES:
Convertible bonds	1,080,266	-
Non-current liabilities of discontinued operation
Total non - current liabilities	1,080,266	-
TOTAL LIABILITIES	$4,001,536	$1,124,040
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Class A Ordinary Shares ($0.0001 par value; 400,000,000 shares authorized; 11,250,000 and 10,000,000 shares issued and outstanding as of June 30, 2025 and 2024, respectively)	$1,125	$1,000
Class B Ordinary Shares ($0.0001 par value; 100,000,000 shares authorized; 580,000 and nil issued and outstanding as of June 30, 2025 and 2024, respectively)	58	-
Additional paid-in capital	2,050,003	-
Statutory reserves	-	64,474
Retained earnings	3,336,442	2,838,715
Accumulated other comprehensive loss	(33,883)	(167,671)
Total shareholders’ equity	5,353,745	2,736,518
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,355,281	$3,860,558

*	The shares and per share data are presented on a retroactive basis to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In US$, except for share and per share data, or otherwise stated)

	For The Years Ended June 30,
	2025	2024	2023

Revenues	$4,835,167	$859,344	$37,130
Cost of revenues	(2,426,213)	(30,896)	(7,338)
Gross profit	2,408,954	828,448	29,792

Operating (expenses)
Selling, general & administrative (expenses)	(478,423)	(10,886)	(11,763)
Total operating expenses	(478,423)	(10,886)	(11,763)

Income from operations	1,930,531	817,562	18,029

Other income/(expenses)
Other income	258	-	-
Other expenses	(21,844)	-	(2,240)
Total other expenses	(21,586)	-	(2,240)

Income from continuing operation before provision of income taxes	1,908,945	817,562	15,789
Provision for income taxes expenses	(431,139)	(114,958)	(1,767)

Net income from continuing operation	1,477,806	702,604	14,022

Discontinued operation
Income from discontinued operation, net of income tax	167,820	845,743	982,135
Loss on sale of discontinued operation, net of income tax	(880,707)	-	-
(Loss) /income from discontinued operation, net of income tax	(712,887)	845,743	982,135

Net income	$764,919	$1,548,347	$996,157

Comprehensive income
Net income	$764,919	$1,548,347	$996,157
Other comprehensive income/(loss)
Foreign currency translation adjustment	133,788	(9,281)	-
Total comprehensive income	$898,707	$1,539,066	$996,157

Income/(Loss) earnings per common share
Continuing operations - Basic and Diluted	$0.14	$0.07	$-
Discontinued operations - Basic and Diluted	(0.07)	0.08	0.10
Net income per common share - Basic and Diluted	$0.07	$0.15	$0.10

Weighted average Class A ordinary shares outstanding, basic and diluted	10,597,527	10,000,000	10,000,000

*	The shares and per share data are presented on a retroactive basis to reflect the stock split.

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In US$, except for share and per share data, or otherwise stated)

	Ordinary Shares		Shareholders	Additional paid-in	Statutory	(Accumulated deficit) Retained	Accumulated other comprehensive	Total shareholders’
	Share	Amount	subscription	capital	reserves	earnings	loss	equity
Balance as of June 30, 2022	10,000,000	$1,000	$(1,000)	$-	$-	$358,685	$(60,376)	$298,309
Net income	-	-	-	-	-	996,157	-	996,157
Transfer to statutory reserve	-	-	-	-	47,058	(47,058)	-	-
Translation changes of foreign currency statements	-	-	-	-	-	-	(98,014)	(98,014)
Balance as of June 30, 2023	10,000,000	$1,000	$(1,000)	$-	$47,058	$1,307,784	$(158,390)	$1,196,452
Issuance of ordinary shares	-	-	-	-	-	-	-	-
Net income	-	-	-	-	17,416	1,530,931	-	1,548,347
Settlement of subscription receivable	-	-	1,000	-	-	-	-	1,000
Translation changes of foreign currency statements	-	-	-	-	-	-	(9,281)	(9,281)
Balance as of June 30, 2024	10,000,000	$1,000	$-	$-	$64,474	$2,838,715	$(167,671)	$2,736,518
Issuance of ordinary shares-class A	1,250,000	125	-	1,695,414	-	-	-	1,695,539
Issuance of ordinary shares-class B	580,000	58	-	-	-	-	-	58
Other equity instruments-warrants	-	-	-	354,589	-	-	-	354,589
Net income	-	-	-	-	-	764,919	-	764,919
Disposal of subsidiary	-	-	-	-	(64,474)	(267,192)	104,582	(227,084)
Translation changes of foreign currency statements	-	-	-	-	-	-	29,206	29,206
Balance as of June 30, 2025	11,830,000	$1,183	$-	$2,050,003	-	$3,336,442	$(33,883)	$5,353,745

*	The shares and per share data are presented on a retroactive basis to reflect the stock split.

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US$, except for share and per share data, or otherwise stated)

	For The Years Ended June 30,
	2025	2024	2023
Cash flows from operating activities
Net income	$764,919	$1,548,347	$996,157
Net (loss)/income from discontinued operation, net of tax	(712,887)	845,743	982,135
Net income from continuing operation	1,477,806	702,604	14,022

Adjustment to reconcile net (loss)/income to net cash used in operating activities
Investment income	(31,251)	-	-
Loss on disposal of subsidiaries	880,707	-	-
Amortization of Convertible Note issuance cost	21,844	-	-
Accounts receivable, net	(2,679,313)	(539,261)	-
Prepaid expenses and other current assets	(1,167,355)	-	-
Accounts payable	3,000	-	-
Amount due from related party	-	(25,316)	1,887
Accrued salaries and benefits	108,407	-	-
Tax payables	427,191	114,958	1,767
Other liabilities	582,899	(2,209)	(90,201)
Net cash (used in)/provided by operating activities from continuing operations	(376,065)	250,776	(72,525)
Net cash provided by operating activities from discontinued operations	389,897	678,427	973,813
Net cash provided by operating activities	13,832	929,203	901,288
Cash flows from investing activities
Purchase of short-term investment	(2,352,941)	-	-
Proceeds of long-term investment	(625,505)	-	-
Interest-free loan lent to related parties	(58)	-	-
Interest-free loan repaid by related parties	25,614	-	-
Net cash used in investing activities from continuing operations	(2,952,890)	-	-
Net cash used in investing activities from discontinued operations	-	-	(11,482)
Net cash used in investing activities	(2,952,890)	-	(11,482)
Cash flows from financing activities
Issuance of ordinary shares for cash, net of issuance costs	1,695,597	-	-
Proceeds from issuance of convertible bonds, net of issuance costs	1,058,422	-	-
Proceeds from issuance of warrants	354,589	-	-
Proceeds from interest-free loan from a related party	63,000	-	-
Repayment of interest-free loan to a related party	-	(191,703)	-
Capital contribution	-	1,000	-
Deferred IPO cost	-	(740,645)	(329,405)
Net cash provided by/(used in) financing activities from continuing operations	3,171,608	(931,348)	(329,405)
Net cash provided by/(used in) financing activities from discontinued operations	-	42,416	(542,082)
Net cash provided by/(used in) financing activities	3,171,608	(888,932)	(871,487)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	29,207	(7,858)	(45,688)
Net change in cash, cash equivalents and restricted cash	261,757	32,413	(27,369)
Cash, cash equivalents and restricted cash, beginning of the period	51,809	19,396	46,765
Cash, cash equivalents and restricted cash, end of the period	313,566	51,809	19,396
Less cash, cash equivalents and restricted cash of discontinued operations–end of period	-	40,692	4,005
Cash, cash equivalents and restricted cash of continuing operations–end of period	313,566	11,117	15,391

Reconciliation of cash, cash equivalents and restricted cash, beginning of the year
Cash, cash equivalents	51,809	19,396	46,765
Restricted cash	-	-	-
Cash, cash equivalents and restricted cash, beginning of period	51,809	19,396	46,765

Reconciliation of cash, cash equivalents and restricted cash, end of year
Cash, cash equivalents	313,566	51,809	19,396
Restricted cash	-	-	-
Cash, cash equivalents and restricted cash, end of period	$313,566	$51,809	$19,396

Supplemental cash flow information
Entity to offset the payable due to the same related party	$134,459	$248,754	$1,199,610
Income taxes paid	$-	$-	$39

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

3 E Network Technology Group Limited (the “Company” or “3e Network”), was incorporated in the British Virgin Islands, or BVI, on October 6, 2021. The Company, through its subsidiaries (collectively, the “Group”), is primarily engaged in providing business-to-business information technology (“IT”) business solutions for companies in the People’s Republic of China (the “PRC” or “China”). The Company conducts its primary business operations through Guangzhou 3e Network Technology Company Limited (“Guangzhou Sanyi Network”) and Guangzhou 3E Network Technology Company Limited (“Guangzhou 3E Network”), indirect wholly-owned subsidiaries based in PRC that were incorporated on May 26, 2017 and January 17, 2023, respectively. The Company is ultimately controlled by Mr. Joseph Shu Sang Law, our Chairman and Director.

a. Subsidiaries

The consolidated financial statements reflect the activities of MASK and each of the following entities:

	Date of	Percentage of	Place of	Principle business
Name of the entity	incorporation	ownership	incorporation	activities
Subsidiaries
3e Network Technology Holdings Limited (“BVI 3e Holdings”)	October 8, 2018	100%	British Virgin Islands	Investment holding

3e Network Technology Company Limited (“HK 3e Network”)	August 30 2020,	100%	Hong Kong	Investment holding and sales and marketing

Maskmeta Limited (“Maskmeta”)	February 25, 2025	100%	Hong Kong	Investment holding and sales and marketing

Guangzhou 3e Network Technology Company Limited (“Guangzhou Sanyi Network”)*	May 26, 2017	100%	PRC	IT consulting and solutions service

Guangzhou 3E Network Technology Company Limited (“Guangzhou 3E Network”)*	January 17, 2023	100%	PRC	IT consulting and solutions service

*	The Company has disposed.

The company sold 60% of equity in Guangzhou Sanyi Network and all equity in Guangzhou 3E Network on March 21, 2025. The divestment of Guangzhou Sanyi Network and Guangzhou 3E Network falls under the category of non-continuing operations. These transactions, which have a significant impact on the company’s entity operations and financial statements or represent a strategic shift, align with the definition of discontinued operations as outlined in ASC 205-20-45-1A to 45-1C and ASC 205-20-45-1E. We have retrospectively classified them as discontinued operations.

b. Stock Split

On January 3, 2024, the Company filed the Amended and Restated Memorandum and Articles of Association (“Amended and Restated Articles”) with the Registrar of Corporate Affairs to increase its authorized shares from 50,000 ordinary shares, par value of $1 per share, to 500,000,000 ordinary shares, par value of $0.0001 per share, consisting of (i) 400,000,000 Class A Ordinary Shares, par value of $0.0001, and (ii) 100,000,000 Class B Ordinary Shares, par value of $0.0001. Simultaneously, the Company effectuated a forward split of all issued and outstanding ordinary shares at a ratio of 1-for-10,000, and converted all existing issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1. As a result, as of June 30, 2024, there were 10,000,000 issued and outstanding Class A Ordinary Shares of the Company.

2. Summary of Significant Accounting Policies

a) Basis of presentation

The Group’s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

b) Principles of consolidation

The Group’s consolidated financial statements include the accounts of the Company and its subsidiaries from the dates they were incorporated or acquired. All inter-company transactions and balances have been eliminated upon consolidation.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

c) Discontinued Operation

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or non-profit activity. A disposal of a component of an entity is required to be reported in discontinued operation if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs: (1) the component of an entity or group of components of an entity meets the criteria to be classified as held for sale; (2) the component of an entity or group of components of an entity is disposed of by sale; (3) the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in ad distribution to owners in a spinoff). See note 3 for detail.

d) Reclassification

Certain prior period amounts have been reclassified to conform with current period presentation in order to reflect the discontinued operations of Guangzhou Sanyi Network and Guangzhou 3E Network. None of these reclassifications had an impact on reported financial position or cash flows for any of the period presented.

e) Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Group continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Group believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Group’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for credit losses, impairment losses for long-lived assets and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

f) Foreign currency translation and transactions

The Group’s reporting currency is US dollars (“US$”). The Group primarily conducts business through its subsidiaries located in Hong Kong, China, which use Hong Kong dollars as their functional currency. For subsidiaries not located in Hong Kong, China and whose functional currency is not Hong Kong dollars, the financial statements are translated from their respective functional currencies into US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report, representing the certified exchange rate published by the People’s Bank of China:

	As of June 30,
	2025	2024	2023
RMB into US$ for balance sheet items, except for equity accounts	7.1636	7.2672	7.2513
HKD into US$ for balance sheet items, except for equity accounts	7.8499	7.8083	7.8363

	For the years ended June 30
	2025	2024	2023
RMB into US$ for items in the consolidated statements of operations and comprehensive income, and cash flows	7.2143	7.2248	6.9536
HKD into US$ for items in the consolidated statements of operations and comprehensive income, and cash flows	7.7893	7.8190	7.8373

No representation is intended to imply that the RMB and HKD amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2025, or at any other rate.

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as a component of others, net in the consolidated statements of operations and comprehensive income/(loss).

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

g) Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

h) Accounts receivable, net

The Group records accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for credit losses is the Group’s reserve for uncollectible receivable amounts which is estimated using the approach based on expected losses. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions, along with reasonable and supportable forecasts as a basis to develop the Group’s expected loss estimates. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual credit losses. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

i) Impairment of long-lived assets

All long-lived assets, which include tangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value.

For the year ended June 30, 2025 and 2024, the Group did not recognize any impairment loss on long-lived assets.

j) Deferred IPO costs

Deferred IPO costs consist of legal, accounting, underwriting fee and other costs incurred through the balance sheet date that are directly related to the proposed public offering. These costs, together with the underwriting discounts and commissions, will be charged to additional paid-in capital upon completion of the proposed public offering. Under the circumstances when the proposed public offering prove to be unsuccessful, the deferred cost and related additional expenses incurred will be directly expensed.

k) Fair value of financial instruments

The Group’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, net, due from related parties, accounts payable and due to a related party. The carrying values of these financial instruments approximate fair values due to their short maturities.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This note also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment.

The Group evaluates its hierarchy disclosures each quarter.

l)  Investment

The Company carries its investments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), issued by the FASB, which defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. Fair value is generally based on quoted market prices provided by independent price sources. Following by the hierarchy of fair value measurement inputs, the Group further recognize its investment as long term equity investment

Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material. See Note 7 “Investment”.

m) Revenue recognition

In accordance with ASC Topic 606, revenues are recognized when control of the contracted goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Group performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue is recognized upon the transfer of control of contracted goods or services to a customer.

Software development services

Revenues generated from software development services is earned by the Group to design software system based on client’s specification or provide them with standard software. The identified promises include (1) developing software according to client specification, (2) testing and deployment of software, (3) delivering software (including but not limited to source code, etc.) to client, (4) providing training on the use of software, and (5) option to purchase warranty. The single performance obligation identified is to develop software according to client specification. Promises (1), (2) and (3) are interrelated and cannot be separated or differentiated, because testing and deployment and delivery of software cannot be benefited on their own or with other readily available resources, except with the developed software. Promises (4) and (5) identified above are immaterial when considered both qualitative and quantitative factors of these performance obligations. In the same contract, the Company provides a twelve-month free warranty after the customized application is delivered. This warranty is an assurance-type warranty so the Company does not consider it as a separate performance obligation. The costs to the Company in fulfilling its obligation under the warranty clause have been immaterial. The sole performance obligation identified is the developing, testing and deployment, and delivery of software. The Group is the principal party in fulfilling the identified performance obligation. The revenue is recognized at a point in time when it delivers the software to the client for acceptance testing and the acceptance report is signed, which represents the point in time which the performance obligation is satisfied and when the control of the software is transferred to the client.

Revenues are measured as the amount of consideration the Group expects to receive in exchange for transferring software to customers. Consideration is recorded net of value-added tax, and there is no variable consideration exists in the software development services.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Exhibition and conference services

Revenues generated from exhibition and conference services is earned by Guangzhou Sanyi Network to provide IT services to exhibition or conference organizers. The service includes gates, ticketing machine, ticket reader, face recognition equipment, health code reader and personnel required to operate the equipment. The service contract is usually for a fixed period covering the set-up time and the exhibition or conference period. For this type of service, the series of tasks discussed above are interrelated and cannot be separated or differentiated, because the goal of the clients is to have a usable system for the exhibition and conference. They cannot benefit from individual task. The single performance obligation identified is the complete service is provided to the client during the contract period. The Group is the principal party in fulfilling the identified performance obligation. The control of the service is transferred to the client at a point in time when the complete service is provided to the client, as the client can only be benefited when the complete service is provided. Thus the revenue is recognized at a point in time when the provision of service is completed.

Revenues are measured as the amount of consideration the Group expects to receive in exchange for providing the service to customers. Consideration is recorded net of value-added tax, and there is no variable consideration exists in the exhibition and conference services.

As the Group sold 60% equity of Guangzhou Sanyi Network, this type of income was reclassified to income from discontinued operations.

Hardware sales

Revenue generated from hardware sales when the Group provides sales of gates, blue-tooth door key and face recognition device which are usually used in conjunction with the software system developed by the Group. The hardware can be provided with or without the installation services. The covenants identified are the provision of hardware and the installation service. For this type of revenue, the installation service is relatively immaterial compared to the hardware sales as it is usually free of charge and is only an accessory process to make the hardware operable. The single performance obligation identified is the provision of hardware to the customers. The recognition of the revenue is when the customer has confirmed the receipt of the hardware, which is the point in time that the control of the product is transferred to the customer and the performance obligation is satisfied.

The Group presents the revenue generated from its hardware sales on a gross basis as the Group is the principal party in satisfying the performance obligation. The Group has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, the Group also assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators.

Revenues are measured as the amount of consideration the Group expects to receive in exchange for transferring products to customers. Consideration from product sales is recorded net of value-added tax, and there is no variable consideration exists in the hardware sales. There is also no sales return from the hardware sales after the customer has confirmed the receipt of hardware.

This type of income was only generated by Guangzhou Sanyi Network. As the Group sold 60% equity of Guangzhou Sanyi Network, this type of income was reclassified to income from discontinued operations.

Others

Revenues generated from others represent the usage based fees the Group charged for a percentage of payments that passed through the Group’s software system, which is mainly used by property management company for collecting management fee. The single performance obligation identified is the provision of service for customer to collect relative payment. Proceeds allocated to others are recognized as revenue when the payment is completed, which is the point that the control of the service is transferred to the customer.

This type of income was only generated by Guangzhou Sanyi Network. As the Group sold 60% equity of Guangzhou Sanyi Network, this type of income was reclassified to income from discontinued operations.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Contract balance

When a revenue contract has been performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Contract balances consist of accounts receivable, contract assets and contract liabilities.

Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the entity has transferred to a customer when that right is conditioned on something other than the passage of time. As of June 30, 2025 and 2024, the Group does not have any contract assets.

Contract liabilities consist of advance from customers, which represent the billings or cash received for services or product sales in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. For the years ended June 30, 2024 and 2023, all contract liability at the beginning of the reporting period has been recognized as revenue during the years. The Group’s advance from customers amounted to $nil and $nil as of June 30, 2025 and 2024, respectively.

n) Cost of revenues

Cost of revenues primarily consist of outsourcing fees, staff payroll , social security and housing funds , and other miscellaneous expenses.

o) General and administrative expenses

General and administrative expenses primarily consist of salaries and benefits of management, accounting and administrative personnel, office rentals, depreciation of office equipment, professional service fees, utilities and other office expenses.

p) Research and development expenses

Research and development expenses consist primarily of payroll and related expenses for research and development professionals, and other expenses related to technology and development functions. The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed.

FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore research and development costs are generally expensed as incurred.

q) Income taxes

The Group follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

r) Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from software development services, exhibition and conference services, hardware sales and others. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 3% for small-scale value-added taxpayers providing services. Since March 1, 2020, the Treasury Department in PRC has announced various preferential tax treatment on VAT for small-scale value-added taxpayers. Taxation Announcement 2020#13 stated from March 1, 2020 to May 31, 2020, small-scale value-added taxpayers other than in Hubei province would be subject to a reduced value added tax rate of 1% on their taxable sales that used to subject to 3% VAT. Taxation Announcement 2020#24 extended the above preferential tax policy to December 31, 2020. In 2021, Taxation Announcement 2021#11 announced that from April 1, 2021 to December 31, 2021, small-scale value-added taxpayers with monthly sales of less than RMB150,000 will be exempt from VAT. Taxation Announcement 2022#15 stated that from April 1, 2022 to December 31, 2022, small-scale VAT taxpayers shall be exempt from VAT on taxable sales that used to subject to 3% VAT tax rate. Taxation Announcement 2023#1 stated that from January 2, 2023 to December 31, 2023, small-scale VAT taxpayers would be subject to a reduced value added tax rate of 1% on their taxable sales that used to subject to 3% VAT.

s) Uncertain tax positions

The Group uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of the Group’s Hong Kong and PRC subsidiaries are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the years ended June 30, 2025 and 2024, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of June 30, 2025 or 2024. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

t) Segment reporting

ASC 280, Disclosures about Segments, of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise engaging in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-marker, or decision-making group (the “CODM”), in deciding how to allocate resources and in assessing performance.

The Group has determined that it has only one reportable operating segment, as the Group’s long-lived assets are substantially all located in the Hong Kong and all of the Group’s revenues and expenses are derived from within Hong Kong, no geographical segments are presented.

u) Comprehensive income

Comprehensive income includes all changes in equity from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the years presented, total comprehensive income included foreign currency translation adjustments.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

v) Earnings per share

Earnings (loss) per share is computed in accordance with ASC 260. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted-average number of ordinary shares outstanding and dilutive potential ordinary shares during the period. For the years ended June 30, 2025, there were, issuance of convertible bonds and the warrants, so is applicable as participating securities existed. For the years ended June 30, 2024, there was only Class A Ordinary Shares issued and outstanding, so is not applicable as no participating securities existed.

Basic earnings per ordinary share is computed by dividing net income attributable to holders of ordinary shares by the weighted average outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive Class A ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or in the case of contingently issuable shares that all necessary conditions for issuance have not been satisfied.

w) Commitments and contingencies

The Group accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a estimable material loss could be incurred.

As of both June 30, 2025 and 2024, there were no contingent liabilities relating to litigations against the Group.

x) Lease

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU require that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit losses (Topic 326), Derivative and Hedging (Topic 815), and Lease (Topic 842): Effective Date. ASU2019-10 amends the effective dates for ASU No. 2016-02. The Group fits the requirement for other entities and has adopted ASU2016-02 for fiscal year ended June 30, 2024 and 2023. The Company has adopted the amendments with no material change to the Group’s balance sheet to recognize right-of-use assets and related lease liabilities for operating leases.

y) Change in presentation in consolidated statement of cash flow

The cash flow from deferred IPO cost was classified as operating activities in the consolidated statement of cash flow for the year ended June 30, 2023 in previous filing. This cost is financial in nature and it is to be presented under cash flow from financing activities for the reporting periods. This change has no impact on the consolidated statements of income and comprehensive income.

z) Recent issued or adopted accounting standards

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Group’s financial statements may not be comparable to companies that comply with public company effective dates.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group has adopted the ASUs since the fiscal year ended June 30, 2024 and the adoption does not have material impact on its financial position, results of operations and cash flow.

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative”. The amendments in this ASU are in response to the U.S. Securities and Exchange Commission’s (SEC) Release No. 33-10532, Disclosure Update and Simplification, in which the SEC referred certain of its disclosure requirements that overlap with, but require incremental information to, generally accepted accounting principles to the FASB for potential incorporation into the Codification. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. For all entities, if by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the related amendment will be removed from the Codification and will not become effective for any entity. The Group is still evaluating the impact of this amendment to the Group’s consolidated financial position, results of operations and cash flow.

In December 2023, the FASB issued ASU 2023-09, “Improvement to Income Tax Disclosure”. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Discontinued operation

Based on a strategic plan, the Company sold Guangzhou Sanyi Network and Guangzhou 3E Network pursuant to an Equity Transfer Agreement made upon HONGKONG TECHFAITH LIMITED.

In accordance with the provisions of ASC 205-20, we determined that the results from operations assets and liabilities associated with Guangzhou Sanyi Network and Guangzhou 3E Network were to be excluded from our continuing operations and presented as a discontinued operation in our consolidated financial statements. As a result, we classified the results from operations of Guangzhou Sanyi Network and Guangzhou 3E Network separately in captions titled “discontinued operations” on our consolidated statements of operations and comprehensive income/(loss) for the current year. Additionally, assets and liabilities associated with Guangzhou Sanyi Network and Guangzhou 3E Network as of June 30, 2024 and 2023 were reclassified from certain amounts reported in the prior year to present separately in captions titled “assets of discontinued operations – current”, “assets of discontinued operations – non-current”, “liabilities of discontinued operations – current” and “liabilities of discontinued operations – non-current” to conform to current year financial statement presentation.

The following is a summary of assets and liabilities as of June 30, 2025 and a reconciliation of assets and liabilities disclosed in the notes to financial statements that are presented as a discontinued operation on the consolidated balance sheet as of June 30, 2024 and 2023:

	June 30,	June 30,	June 30,
	2025	2024	2023
ASSETS OF DISCONTINUED OPERATION
CURRENT ASSETS:
Cash and cash equivalents	$-	$40,692	$4,005
Accounts receivable, net	-	1,558,227	875,281
Due from related parties	-	6,400	7,299
Deposits, prepayments and other current assets, net	-	16,102	19,466
Total current assets	-	1,621,421	906,051
NON - CURRENT ASSETS:
Property, planty and equipment, net	-	11,216	17,787
Deferred tax assets	-	104,857	264,736
Total non - current assets	-	116,073	282,523
TOTAL ASSETS	$-	$1,737,494	$1,188,574

LIABILITIES OF DISCONTINUED OPERATION
CURRENT LIABILITIES:
Accounts payable	$-	$206,407	$10,343
Accrued expenses and other payables	-	295,504	191,618
Advances from customers	-	1,009	1,520
Due to related parties	-	402,202	-
Tax payable	-	102,029	53,546
Total current liabilities	-	1,007,151	257,027
NON - CURRENT LIABILITIES:
Amount due to related parties - non-current	-	-	419,583
Total non - current liabilities	-	-	419,583
TOTAL LIABILITIES	$-	$1,007,151	$676,610

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Discontinued operation (cont.)

The following is a reconciliation of the major classes of financial statement line items constituting net (loss)/income from discontinued operations from Guangzhou Sanyi Network and Guangzhou 3E Network, our discontinued operation, that is disclosed in the notes to the financial statements and presented in the consolidated statements of net (loss)/income for the years ended June 30, 2025, 2024 and 2023:

	Years Ended June 30,
	2025	2024	2023
	US$	US$	US$
Net revenues	1,825,288	3,702,619	1,634,221
Cost of revenues	(1,121,174)	(2,216,444)	(389,022)
Taxes and other surcharges	(5,598)	(9,934)	(3,788)
Gross profit	698,516	1,476,241	1,241,411
Operating expenses	(551,578)	(471,218)	(194,476)
Other income/(expenses).net	1,501	10,178	7,929
(Loss)/income before income tax	148,439	1,015,201	1,054,864
Income tax expense	19,381	(169,458)	(72,729)
(Loss)/income from discontinued operation, net of income tax	167,820	845,743	982,135

4. Financial Assets Held for Trading

The following table present fair value measurements of investment:

	June 30, 2025
	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
Financial Assets Held for Trading	-	2,384,192	-	2,384,192
Total	-	2,384,192	-	2,384,192

The Group purchased certain units of an investment fund through which it mainly invested in the debt security markets. The fair value of this investment cannot be determined by market value as the fund was not publicly traded. Unit price was determined by the fund manager with liquidity discounts taken into account.

The following table set forth the movements for financial assets held for trading:

Financial Assets Held for Trading
US$
Balance, June 30, 2023	-
Subscription Amount	-
Net change in unrealized appreciation (depreciation) on investments	-
Net realized gain (loss) on investments	-
Balance, June 30, 2024	-
Subscription Amount	2,352,941
Net change in unrealized appreciation (depreciation) on investments	-
Net realized gain (loss) on investments	31,251
Balance, June 30, 2025	2,384,192

5. Accounts Receivables, net

	As of June 30,
	2025	2024	2023
	US$	US$	US$
Less than 6 months	3,030,000	540,000	-
More than 6 months but less than 1 year	-	-	-
More than 1 year	378,626	-	-
	3,408,626	540,000	-
Allowance for credit losses	(189,313)	-	-

Total	3,219,313	540,000	-

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Accounts Receivables, net (cont.)

The roll forward schedule of accounts receivable allowance is as follows:

Amount
US$

Balance as of June 30, 2022	-
Addition	-
Write off	-
Effect of exchange rate difference	-
Balance as of June 30, 2023	-
Addition	-
Write off	-
Effect of exchange rate difference	-
Balance as of June 30, 2024	-
Addition	(190,786)
Write off	-
Effect of exchange rate difference	1,473
Balance as of June 30, 2025	(189,313)

As of June 30, 2025, 2024 and 2023, US$189,313 and nil allowance for credit losses expense was recognized against its accounts receivable, respectively.

6. Deposits, Prepayments and Other Current Assets

	As of June 30,
	2025	2024	2023
	US$	US$	US$
Deposits for purchase of vehicle	-	25,358	25,267
Disposal proceeds receivable	1,060,078	-	-
Other current assets	156,511	-	-
Deposits, prepayments and other current assets	1,216,589	25,358	25,267

7. Investment

Guangzhou Sanyi Network
US$
Balance, June 30, 2023	-
Net realized gain (loss) on investments	-
Net change in unrealized appreciation (depreciation) on investments	-
Interest and dividend income paid	-
Balance, June 30, 2024	-
Fair value of 40% equity of Guangzhou Sanyi Network	569,956
Net realized gain (loss) on investments	55,549
Net change in unrealized appreciation (depreciation) on investments	-
Interest and dividend income paid	-
Balance, June 30, 2025	625,505

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Deferred IPO Costs

	As of June 30,
	2025	2024	2023
	US$	US$	US$
Accounting and audit fee	-	851,018	415,010
Legal expenses	-	350,397	172,940
Consultancy fee	-	245,228	186,011
Underwriter fee	-	38,997	-
Others	-	35,335	6,125
Deferred IPO Costs	-	1,520,975	780,086

9. Accrued Expenses and Other Liabilities

	As of June 30,
	2025	2024	2023
	US$	US$	US$
Payroll payables	108,407	-	-
Accrued professional fees	52,219	-	2,204
Accrued audit fees	14,035	-	-
Reimbursable payables	516,645	-	-
Accrued expenses and other liabilities	691,306	-	2,204

10. Convertible Note

On June 9, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company (i) up to $7.4 million in face value of 8% original issue discount senior secured convertible notes (“Notes”) and (ii) warrants (“Warrants”) to purchase up to certain number of Class A ordinary shares par value $0.0001 per share (“Shares”) that equals 40% of the maximum principal amount of the First Tranche Note divided by the daily volume weighted average prices (“VWAPs”) prior to the initial closing date of the First Tranche.

The Purchase Agreement provides for three tranches of Notes and Warrants, including (i) the First Tranche, which consists of up to $2.2 million in principal amount of Note and related Warrants, to be issued in two installments, the first installment upon signing of the Purchase Agreement and the second installment upon the U.S. Securities and Exchange Commission (the “SEC”) declaring the initial resale registration statement to be filed therefor effective; (ii) the Second Tranche, also up to $2.2 million in principal amount of Note, to occur on the earlier of the date on which the First Tranche Note has less than $500,000 in principal remaining or after 120 days following effectiveness of the initial resale registration statement, subject to the Company having a minimum market capitalization of $30 million; and (iii) the Third Tranche, up to $3.0 million in principal amount of Notes, which may be issued by mutual consent up to 180 days after the Second Tranche closing. The conversion price of the Notes equals to the lower of (i) a fixed price equal to 120% of the average of the three daily VWAPs of the Shares immediately prior to the applicable closing date, which will be subject to adjustment for dilutive offerings (excluding director and officer compensation) that occur within the next 18 months and (ii) a floating price based on 93% of the lowest daily VWAP in the 10 trading days immediately preceding the conversion if there is no event of default. The transaction is subject to customary closing conditions for each tranche, and each closing is expected to take place once those conditions are satisfied or waived in the near future.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Convertible Note (cont.)

The Company also issued 1,248,611 Shares (“Pre-Delivery Shares”) and pre-funded warrants to purchase an additional 213,389 Pre-Delivery Shares.

On the initial first closing date, the investor shall pay the company the available funds equivalent to the initial first closing subscription amount of US$1,380,000 via wire transfer, and the company shall deliver to the investor the first tranche of notes in the amount of US$1,500,000, along with warrants and Pre-Delivery Shares, remotely through electronic transmission of the relevant transaction documents on June 10, 2025.As to the initial First Tranche Closing, a Warrant registered in the name of the Investor number of shares of ordinary shares equal to 40% of the Investor’s maximum Principal Amount under the First Tranche Note divided by the daily VWAP of the ordinary shares on the date prior to such Closing, with an initial exercise price equal to the Fixed Conversion Price of the Note issued at such Closing, subject to adjustment therein(that is 279,739 warrants). Notwithstanding anything herein to the contrary, at any time or times from and after the occurrence and during the continuance of any Event of Default (as defined in the Note), the Holder may elect to exercise all or any portion of this Warrant at an alternative Exercise Price equal to 80% of the VWAP for the Trading Day immediately preceding the date of such exercise. As to the initial First Tranche Closing, a Warrant registered in the name of the Investor to purchase up to a number of shares of ordinary shares equal to 40% of the Investor’s maximum Principal Amount under the First Tranche Note divided by the daily VWAP of the ordinary shares on the date prior to such Closing, with an initial exercise price equal to the Fixed Conversion Price of the Note issued at such Closing, subject to adjustment therein); From the date the U.S. Securities and Exchange Commission declares the initial resale registration statement effective, the investor shall pay $644,000 of the initial second closing subscription amount, and the company shall deliver to the investor the second tranche of the first notes in the amount of $700,000.The second instalments of the notes have not been delivered by June 30,2025.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

The company issue (i) up to Warrants to purchase up to certain number of Class A ordinary shares par value $0.0001 per Shares that equals 40% of the maximum principal amount of the First Tranche Note divided by the daily VWAP prior to the initial closing date of the First Tranche(that is 279,739 warrants). Therefore, the warrant should be settled by a fixed number of shares rather than a variable number of shares. In conclusion, the Warrants does not fall into any of the three classes, and it is without the scope of ASC 480.

The amortized cost of the Convertible Note as of June 30, 2025 consisted of the following:

As of June 30, 2025
US$
Convertible Note Principal- Issued in June 2025	1,500,000
Convertible Note Interest Adjustment	(419,734)
Total	1,080,266

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by these BVI companies to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Our subsidiary, HK 3e Network, is a Hong Kong entity subject to the two-tier profits tax rates system, which was introduced under the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”) of Hong Kong, and applies for a year of assessment commencing on or after 1 April 2018.

Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate of 8.25% while the remaining assessable profits will be subject to the tax rate of 16.5%.

In respect of dividends paid to HK 3e Network by Guangzhou 3E Network and Guangzhou Sanyi Network, under Hong Kong’s Foreign-sourced Income Exemption regime effective from 1 January 2023, income arising in or derived from a territory outside Hong Kong (such as dividends) received by a Hong Kong entity which is a multinational enterprise entity (“MNE entity”) carrying on business in Hong Kong may be regarded as specified foreign-sourced income which will be deemed to be sourced from Hong Kong and chargeable to profits tax, subject to certain exemptions. In addition, payments of dividends from our Hong Kong subsidiary to its shareholder(s) are not subject to any Hong Kong withholding tax.

Mainland, PRC

The Group’s PRC subsidiaries are governed by the income tax law of the PRC and are subject to the PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes (cont.)

For the years ended June 30, 2025, 2024 and 2023, the income tax rate of the Group’s PRC subsidiaries is 25%.

	For the years ended June 30,
	2025	2024	2023
	US$	US$	US$

Current tax expense	431,139	114,958	1,767
Deferred tax expense	-	-	-

Income tax expenses	431,139	114,958	1,767

A reconciliation of the income tax expense determined at the PRC statutory income tax rate to the Group’s actual income tax expense is as follows:

	For the years ended June 30,
	2025	2024	2023
	US$	US$	US$

Income before income tax expense	1,908,945	817,562	15,789
PRC statutory income tax rate	25%	25%	25%
Income tax at PRC statutory income tax rate	477,236	204,390	3,947
Difference due to preferential tax	(240,772)	(89,432)	(2,180)
Difference due to discontinue subsidiary	194,675	-	-
Income tax expense	431,139	114,958	1,767

For the years ended June 30, 2025, 2024, 2023, the Group has no deferred tax assets.

For the years ended June 30, 2025, 2024 and 2023, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of June 30, 2025, 2024 or 2023. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Ordinary Shares

As of June 30, 2024, the Company had 1,000 Ordinary Shares, with par value of US$1 each. On January 3, 2024, the Company filed the Amended and Restated Articles with the Registrar of Corporate Affairs to increase its authorized shares from 50,000 ordinary shares, par value of $1 per share, to 500,000,000 ordinary shares, par value of $0.0001 per share, consisting of (i) 400,000,000 Class A Ordinary Shares, par value of $0.0001, and (ii) 100,000,000 Class B Ordinary Shares, par value of $0.0001. In respect of matters requiring a shareholders’ vote, holders shall be entitled to one vote per share on all matters subject to the vote at general meetings of our company, while holders of Class B Ordinary Shares shall be entitled to 20 votes per share. Simultaneously, the Company effectuated a forward split of all issued and outstanding ordinary shares at a ratio of 1-for-10,000, and converted all existing issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1. As a result, as of the date hereof, there were 10,000,000 issued and outstanding Class A Ordinary Shares of the Company. Such share number are retrospectively applied to all period presented as if the 10,000,000 Class A Ordinary Shares and nil Class B Ordinary Shares existed from the beginning of the first year presented.

On January 10, 2025, the Group issued 1,250,000 Class A Ordinary Shares at $4.00 per share for a total of $5,000,000 gross proceeds in its Initial Public Offering (“IPO”). Net proceeds from the IPO was $1,695,539, net of expenses primarily including legal fees and audit fees.

On January 24, 2025, the board of directors approved the issuance of 300,000 shares of Class B Ordinary Shares to Ms. Jianping Niu and 280,000 Class B Ordinary Shares to Mr. Huabei Zhu, totaling 580,000 shares with a par value of US$ 0.0001 per share. As a result, as of June 30, 2025, there were 11,250,000 issued and outstanding Class A Ordinary Shares and 580,000 issued and outstanding Class B Ordinary Shares.

As a result, as of the date of this annual report, there are 11,250,000 issued and outstanding Class A Ordinary Shares of the Company and 580,000 issued and outstanding Class B Ordinary Shares of the Company.

13. Restricted Net Assets

The Group’s operations are conducted through its PRC subsidiaries. The Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WFOE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WFOE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s WFOE is subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiary is restricted in its ability to transfer a portion of its net assets to the Company. As of June 30, 2025 and 2024, net assets restricted in the aggregate, which include paid-in capital and statutory reserve of the Group’s PRC subsidiaries, that is included in the Group’s consolidated net assets were approximately nil and $810,484, respectively.

14. Employee Defined Contribution Plan

Full time employees of the Group’s subsidiaries in PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The related labor regulations of PRC require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits were US$96,963 and US$116,012 for the years ended June 30, 2025 and 2024, respectively.

15. Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and due from related parties. As of June 30, 2025, all of the Groups’ cash and cash equivalents and restricted cash was held by major financial institutions located in Hong Kong. The Group believes that these financial institutions located in Hong Kong are of high credit quality. For accounts receivable and due from related parties, the Group extends credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the Group delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable and due from related parties is significantly reduced.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Concentration of Risk (cont.)

Concentration of customers and suppliers

The following tables summarized the information about the Group’s concentration of customers and suppliers for the years ended June 30, 2025, 2024 and 2023 or as of June 30, 2025, 2024 and 2023, respectively:

	A	B	C	D	E	F
Revenues, customer concentration risk
Year ended June 30, 2025	21%	20%	17%	12%	—	—

Year ended June 30, 2024	—	45%	—	—	31%	23%

Year ended June 30, 2023	—	—	—	—	—	—

Accounts receivable, customer concentration risk
As of June 30, 2025	—	38%	14%	17%	—	*

As of June 30, 2024	—	72%	—	—	—	28%

As of June 30, 2023	—	—	—	—	—	—
					G	H
Purchase, supplier concentration risk
Year ended June 30, 2025	—	—	—	—	71%	29%

Year ended June 30, 2024	—	—	—	—	—	—

Year ended June 30, 2023	—	—	—	—	—	—

Accounts payable, supplier concentration risk
As of June 30, 2025	—	—	—	—	—	100%

As of June 30, 2024	—	—	—	—	—	—

As of June 30, 2023	—	—	—	—	—	—

*	Less than 10%.

—	No transaction incurred during the year/no balance existed as of the reporting date.

16. Commitments and Contingencies

As of June 30, 2025 and 2024, the Group has no operating lease commitment for more than 1 year.

For the years ended June 30, 2025 and 2024, rental expenses under operating leases were approximately nil and US$nil, respectively.

For the years ended June 30, 2025, the Group has $nil under lawsuit contingencies.

17. Earnings Per Share

Basic and diluted earnings per ordinary share for each of the year presented is calculated as follows:

	For the years ended
	June 30,
Numerators	2025	2024	2023
	US$	US$	US$
Net income	764,919	1,548,347	996,157

Denominators	-	-	-
Weighted average number of Class A Ordinary Shares outstanding-Basic and diluted*	10,597,527	10,000,000	10,000,000
Weighted average number of Class B Ordinary Shares outstanding-Basic and diluted*	-	-	-
Net income per Class A Ordinary Share-Basic and diluted*	0.07	0.15	0.10
Net income per Class B Ordinary Share-Basic and diluted*	-	-	-

*	The shares and per share data are presented on a retroactive basis to reflect the stock split.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Earnings Per Share (cont.)

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended June 30, 2025, 2024 and 2023, the Group had no dilutive shares.

18. Due From/(To) Related Parties

The following is a list of the related parties with whom the Group conducted transactions during the years ended June 30, 2025, 2024 and 2023, and their relation with the Group:

Name of the related parties	Relation with the Group
Mr. Tingjun Yang	Chief Executive Officer and Director
Ms. Hui Wang	Former Chief Financial Officer and Former Director
Mr. Shu Sang Joseph Law	Shareholder
Ms. Jianping Niu	Shareholder
Mr. Huabei Zhu	Shareholder
Guangzhou Sanyi Network	The Group holds 40% equity

	As of	As of	As of
	June 30,	June 30,	June 30,
	2025	2024	2023
	US$	US$	US$
Due from related parties
Ms. Hui Wang *	-	25,614	-
Mr. Shu Sang Joseph Law	58,267	-	-
Ms. Jianping Niu	30	-	-
Mr. Huabei Zhu	28	-	-
	58,325	25,614	-

*	On September 18, 2024, Ms. Hui Wang resigned from the positions of director and CFO and is no longer considered as a related party of the Group.

On January 24, 2025, the Board of Directors approved the issuance of 300,000 shares of Class B Ordinary Shares to Ms. Jianping Niu and 280,000 Class B Ordinary Shares to Mr. Huabei Zhu, totaling 580,000 shares with a par value of US$ 0.0001 per share. The Group has the right to collect subscription proceeds of US$ 30 from Ms. Jianping Niu and US$ 28 from Mr. Huabei Zhu for their respective share subscriptions.

The balance of due from Mr. Shu Sang Joseph Law represented cash advanced to these related parties to use for the Company’s operations.

	As of	As of	As of
	June 30,	June 30,	June 30,
	2025	2024	2023
	US$	US$	US$
Due to related parties – non-current
Mr.Tingjun Yang	63,000	-	-
Guangzhou Sanyi Network	1,619,884	-	-
Mr. Shu Sang Joseph Law	-	-	132,284
	1,682,884	-	132,284

Due to related parties represents interest-free loan payable on money borrowed by the Company and used for daily operation. These amounts are settled on demand. As of the date of this financial statement, nil of the payable has been settled.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events

On October 15 2025, the Group has entered into a new letter agreement (“Letter Agreement”) with an institutional investor (“Investor”), pursuant to which the parties agreed to (i) amend the First Tranche Note such that the remaining portion thereof cannot be converted below a floor price equal to $0.63 (the “Floor Price”) and (ii) amend the Warrant such that the exercise price of the Warrant cannot be below the Floor Price, and in the event the applicable conversion price or exercise price, as applicable, would otherwise be below such Floor Price, the Group will issue shares at the Floor Price and pay the Investor the resulting economic difference in cash, calculated as set forth in the Letter Agreement. Further, pursuant to the Letter Agreement, the parties also agreed that all references to the second and third tranches in the Securities Purchase Agreement (refer to Note 8) shall no longer apply and be null and void.

On October 16, 2025, the Group registered 6,608,661 shares of Class A ordinary shares, with par value of US$0.0001 per share, which may be issued under the Group’s share incentive plan.

On October 17, 2025, The Group issued entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Group agreed to sell and issue a convertible promissory note in the principal amount of $1,500,000 convertible into Class A ordinary shares of the Group with a par value of US$0.0001 per share.

The Company has evaluated subsequent events through the date of issuance of this consolidated financial statements, which was through November 14, 2025, and noted that there are no further material subsequent events.

20. Financial Information of the Parent Company

The Parent Company was incorporated on October 8, 2018. The following disclosures present the financial positions of the Parent Company as of June 30, 2025 and 2024, and results of operations and cash flows of the Parent Company for the years ended June 30, 2025 and 2024.

The financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Parent Company uses the equity method to account for investments in its subsidiaries.

The Parent Company and its subsidiaries were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. For the purpose of the Parent Company’s financial statements, its investments in subsidiaries are reported using the equity method of accounting.

The Parent Company is a BVI company, therefore, is not subject to income taxes for all years presented.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Financial Information of the Parent Company (cont.)

Balance Sheets

(In US$, except for share and per share data, or otherwise stated)

	As of June 30,
	2025	2024
Assets
Cash and cash equivalents	$28,761	$-
Deposits, prepayments and other current assets, net	156,511	-
Due from related parties	1,000	-
Due from Intercompany	4,789,591	-
Investments in subsidiaries	3,405,852	2,745,097
Total Assets	$8,381,715	$2,745,097
Liabilities
Due to related parties	$338,203	$8,579
Due to Intercompany	997,363	-
Convertible bonds	1,080,266	-
Other payables	612,138	-
Total Liabilities	$3,027,970	$8,579
Equity:
Class A Ordinary Shares ($0.0001 par value; 400,000,000 shares authorized; 11,250,000 and 10,000,000 shares issued and outstanding as of June 30, 2025 and 2024, respectively)	$1,125	$1,000
Class B Ordinary Shares (($0.0001 par value; 100,000,000 shares authorized; 580,000 and nil issued and outstanding as of June 30, 2025 and 2024, respectively)	58	-
Subscription receivables	-	-
Additional paid-in capital	2,050,003	-
Retained earnings	3,336,442	2,903,189
Accumulated other comprehensive loss	(33,883)	(167,671)
Total Equity	$5,353,745	$2,736,518
Total Liabilities and Equity	$8,381,715	$2,745,097

*	The shares and per share data are presented on a retroactive basis to reflect the stock split.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Financial Information of the Parent Company (cont.)

Statements of Operations

(In US$, except for share and per share data, or otherwise stated)

	For the years ended June 30,
	2025	2024
General and administration expenses	$(82,138)	$(4,597)
Other income	-	-
Other expenses	(21,844)	-
Exchange gain	24,676	-
Income from equity-method investment	844,226	1,552,944
Net income	$764,919	$1,548,347

Statements of Cash Flows

(In US$, except for share and per share data, or otherwise stated)

	For the years ended June 30,
	2025	2024
Cash flows from operating activities
Net income	$764,919	$1,548,347
Gain from equity-method investment	(2,881,504)	(1,548,347)
Cash flows from investing activities	(661,755)	-
Cash flows from financing activities	3,438,232	-
Effect of exchange rate changes	133,788	-
Net change in cash and cash equivalents	28,761	-
Cash and cash equivalents at beginning of the year	-	-
Cash and cash equivalents at end of the year	$28,761	$-

3 E NETWORK TECHNOLOGY GROUP LIMITED

3 E NETWORK TECHNOLOGY GROUP LIMITED CONSOLIDATED BALANCE SHEETS

(In US$, except for share and per share data, or otherwise stated)

	As of December 31,	As of June 30,
	2025	2025

Assets
Current assets:
Cash and cash equivalents	$35,284	$313,566
Financial assets held for trading	2,520,128	2,384,192
Accounts receivable, net	4,399,671	3,219,313
Advance to suppliers, net	863,591	-
Deposits, prepayments and other current assets	1,875,559	1,216,589
Due from related parties	58,816	58,325
Current assets of discontinued operation	-	-

Total current assets	9,753,049	7,191,985
Non-current assets：
Long-term investment	-	625,505
Right-of-use asset, net	263,722	-
Deferred tax assets	32,297	-
Other non-current assets	3,313,545	1,537,791
Non-current assets of discontinued operation	-	-
Total non-current assets	3,609,564	2,163,296

Total assets	13,362,613	9,355,281

Liabilities and equity

Current liabilities:
Lease liability current	$5,729	$-
Accounts payable	-	3,000
Due to related parties	62,200	1,682,884
Income taxes payable	632,145	544,080
Accrued expenses and other liabilities	2,536,443	691,306
Current liabilities of discontinued operation	-	-

Total current liabilities	3,236,517	2,921,270

Non-current liabilities:
Lease liability, non-current	$259,256	$-
Convertible bonds	1,307,430	1,080,266
Non-current liabilities of discontinued operation	-	-
Total non-current liabilities	1,566,686	1,080,266
Total Liabilities	4,803,203	4,001,536

Commitments and contingencies

Shareholders’ equity:
*Class A Ordinary Shares ($0.0025 par value; 16,000,000 shares authorized; 904,861 and 450,000 shares issued as of December 31, 2025and June 30,2025,respectively;854,917 and 450,000 shares outstanding as of December 31, 2025and June 30,2025, respectively)	2,137	1,125

*Class B Ordinary Shares (($0.0025 par value; 4,000,000 shares authorized; 23,200 and 23,200 issued and outstanding as of December 31, 2025 and June 30,2025, respectively)	58	58
Additional paid-in capital	5,422,062	2,050,003
Retained earnings	3,126,955	3,336,442

Accumulated other comprehensive income/(loss)	8,198	(33,883)

Total shareholders’ equity	8,559,410	5,353,745
Total liabilities and shareholders’ equity	$13,362,613	$9,355,281

*	After giving effect to the reverse stock split effected on March 16,2026.

The accompanying notes are an integral part of these consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In US$, except for share and per share data, or otherwise stated)

	For the Six Months Ended December 31,
	2025	2024
Revenue	$3,724,311	$1,800,000
Cost of revenue	(2,085,045)	(826,688)
Gross profit	1,639,266	973,312

Operating expenses

General and administrative expenses	(1,841,288)	(39,385)
Exchange loss	(5,829)	(3,725)
Investment income	(44,420)	-
Gain on disposal of joint ventures	174,551	-
Fair value gain on financial assets held for trading	135,655	-

Total operating expenses	(1,581,331)	(43,110)

Income from operations

Other income	10	257
Interest expense	(167,230)	-
Loss on extinguishment of debt	(22,925)	-
Total other (expenses)/income, net	(190,145)	257

(Loss)/Income before income tax	(132,210)	930,459
Income tax expenses	(77,277)	(132,180)

(Loss)/Income from continuing operation, net of tax	$(209,487)	$798,279

Income from discontinued operation, net of tax (Note 2)	-	271,048

Net (loss)/income	$(209,487)	$1,069,327

Other comprehensive income/(loss)
Foreign currency translation income/(loss)	42,081	(12,244)
Total comprehensive (loss)/income	$(167,406)	$1,057,083

Weighted average number of ordinary shares outstanding:
Class A Ordinary Shares – Outstanding, basic*	564,099	400,000
Class B Ordinary Shares – Issued, diluted*	567,647	400,000

Earnings per ordinary share-Continuing operation
Class A Ordinary Shares – Basic *	$(0.37)	$2.00
Class A Ordinary Shares – Diluted*	(0.37)	2.00

Earnings per ordinary share-Discontinued operation
Class A Ordinary Shares – Basic *	$-	$0.68
Class A Ordinary Shares – Diluted*	-	0.68

*	After giving effect to the reverse stock split effected on March 16,2026.

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In US$, except for share and per share data, or otherwise stated)

	Ordinary Shares
	Number of Class A ordinary share*	Amount	Number of Class B ordinary share*	Amount	Additional paid-in capital	Statutory reserves	(Accumulated deficit) Retained earnings	Accumulated other comprehensive (loss)/income	Total shareholders’ equity
		USD		USD	USD	USD	USD	USD	USD
Balance as of July 1, 2024	400,000	1,000	-	-	-	64,474	2,838,715	(167,671)	2,736,518
Net income	-	-	-	-	-	-	1,069,327	-	1,069,327
Transfer to statutory reserve	-	-	-	-	-	29,900	(29,900)	-	-
Translation changes of foreign currency statements	-	-	-	-	-	-	-	(12,244)	(12,244)
Balance as of December 31, 2024	400,000	1,000	-	-	-	94,374	3,878,142	(179,915)	3,793,601
Balance as of July 1, 2025	450,000	1,125	23,200	58	2,050,003	-	3,336,442	(33,883)	5,353,745
Conversion of convertible debt into ordinary shares	364,917	912	-	-	2,857,159	-	-	-	2,858,071
Share-based Compensation	40,000	100	-	-	514,900	-	-	-	515,000
Net income	-	-	-	-	-	-	(209,487)	-	(209,487)
Translation changes of foreign currency statements	-	-	-	-	-	-	-	42,081	42,081
Balance as of December 31, 2025	854,917	2,137	23,200	58	5,422,062	-	3,126,955	8,198	8,559,410

*	After giving effect to the reverse stock split effected on March 16,2026.

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US$, except for share and per share data, or otherwise stated)

	For the Six Months Ended December 31,
	2025	2024
Cash flows from operating activities
Net (loss)/income	$(209,487)	$1,069,327
Net income from discontinued operation, net of tax	-	271,048
Net (loss)/income from continuing operation	(209,487)	798,279

Adjustment to reconcile net (loss)/income to net cash used in operating activities
Depreciation and amortization	299,564	-
Amortization of operating lease right-of-use assets	330
Allowance for doubtful accounts	3,423	37,768
Investment income	(91,235)	-
Gain disposal of joint ventures	(174,551)	-
Loss on extinguishment of debt	22,925	-
Share-based compensation expense	42,740	-
Amortization of Convertible Note issuance cost	167,231	-
Deferred Tax	(32,232)	-
Accounts receivable, net	(1,185,408)	(2,195,195)
Advance to suppliers, net	(863,591)	-
Prepaid expenses and other current assets	(23,782)	275,836
Accounts payable	(3,000)	798,020
Accrued salaries and benefits	162,858	-
Tax payables	88,065	132,180
Due from related party	-	1
Amount due to related parties	-	63,000
Other liabilities	62,395	(250,724)
Operating lease Liabilities	935	-
Net cash used in operating activities from continuing operations	(1,732,820)	(340,835)
Net cash provided by operating activities from discontinued operations	-	730,285
Net cash used in/(provided by) operating activities	(1,732,820)	389,450

Cash flows from investing activities
Deposits on Property and Equipment	(1,591,667)	-
Net cash used in investing activities from continuing operations	(1,591,667)	-
Net cash provided by/ (used in) investing activities from discontinued operations	-	-
Net cash used in investing activities	(1,591,667)	-

Cash flows from financing activities
Proceeds from issuance of convertible bonds, net of issuance costs	3,051,600	-
Proceeds from interest-free loan from a related party	25,000	50,859
Repayment of interest-free loan to a related party	(25,800)	(370,541)
Deferred IPO cost	-	(35,928)
Net cash provided by/ (used in) financing activities from continuing operations	3,050,800	(355,610)
Net cash provided by / used in financing activities from discontinued operations	-	-
Net cash provided by / (used in) financing activities	3,050,800	(355,610)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,595)	(14,059)
Net change in cash, cash equivalents and restricted cash	(278,282)	19,781
Cash, cash equivalents and restricted cash, beginning of the period	313,566	51,809
Cash, cash equivalents and restricted cash, end of the period	35,284	71,590
Less cash, cash equivalents and restricted cash of discontinued operations–end of period	-	69,553
Cash, cash equivalents and restricted cash of continuing operations–end of period	35,284	2,037

Reconciliation of cash, cash equivalents and restricted cash, beginning of the year
Cash, cash equivalents	313,566	51,809
Reconciliation of cash, cash equivalents and restricted cash, end of year
Cash, cash equivalents	35,284	71,590
Restricted cash
Cash, cash equivalents and restricted cash, end of period	35,284	71,590

Supplemental disclosures of cash flow information:
Income tax paid	26,272

Supplemental disclosures of non-cash activities:
Ordinary share issued in connection with conversion of convertible notes payable	2,858,071
Share-based compensation capitalized in long-term unamortized expenses	515,000
Obtaining right-of-use assets in exchange for operating lease liabilities and prepaid expenses	265,771
Reclassification of related party payables	1,619,884

See notes to consolidated financial statements

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

3 E Network Technology Group Limited (the “Company” or “3e Network”), was incorporated in the British Virgin Islands, or BVI, on October 6, 2021. The Company, through its subsidiaries (collectively, the “Group”), is primarily engaged in providing business-to-business (“B2B”) information technology (“IT”) business solutions for enterprises located in Hong Kong. The Group conducts its primary business operations through 3e Network Technology Company Limited (“HK 3e Network”), an indirect wholly-owned subsidiary incorporated in Hong Kong on August 30, 2020. The Company is ultimately controlled by Mr. Joseph Shu Sang Law, our Chairman and Director.

a. Subsidiaries

The consolidated financial statements reflect the activities of MASK and each of the following entities:

Name of the entity Subsidiaries	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities
3e Network Technology Holdings Limited (“BVI 3e Holdings”)	October 8,2018	100%	British Virgin Islands	Investment holding

3e Network Technology Company Limited (“HK 3e Network”)	August 30,2020	100%	Hong Kong	Investment holding and sales and marketing

Maskmeta Limited (“Maskmeta”)	February 25, 2025	100%	Hong Kong	Investment holding and sales and marketing

Aurora Core Technology Oy(“Aurora”)	December 18, 2025	100%	Finland	Data center construction

Guangzhou 3e Network Technology Company Limited (“Guangzhou Sanyi Network”)*	May 26, 2017	100%	China	IT consulting and solutions service

Guangzhou 3E Network Technology Company Limited (“Guangzhou 3E Network”)*	January 17,2023	100%	China	IT consulting and solutions service

*	The Company has disposed the subsidiaries.

The Group’s former Chinese Mainland operating entities, Guangzhou Sanyi Network Technology Company Limited (“Guangzhou Sanyi Network”) and Guangzhou 3E Network Technology Company Limited (“Guangzhou 3E Network”), disposed of 60% and 100% of their equity interests respectively on March 21, 2025. The Group further sold its remaining 40% equity interest in Guangzhou Sanyi Network on December 25, 2025, completing the full divestment of such Chinese Mainland entities.

b. Stock Split

On January 3, 2024, the Company filed the Amended and Restated Memorandum and Articles of Association (“Amended and Restated Articles”) with the Registrar of Corporate Affairs to increase its authorized shares from 50,000 ordinary shares, par value of $1 per share, to 500,000,000 ordinary shares, par value of $0.0001 per share, consisting of (i) 400,000,000 Class A Ordinary Shares, par value of $0.0001, and (ii) 100,000,000 Class B Ordinary Shares, par value of $0.0001. Simultaneously, the Company effectuated a forward split of all issued and outstanding ordinary shares at a ratio of 1-for-10,000, and converted all existing issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1. As a result of the forward split, as of December 31, 2025, the Company had 22,621,530 issued Class A Ordinary Shares, of which 21,372,919 were outstanding.

Subsequent to December 31, 2025, on March 16, 2026, the Company effectuated a share consolidation of its Class A Ordinary Shares at a ratio of 25-for-1, with the par value adjusted proportionally. The share consolidation has been retroactively applied to all periods presented in the accompanying condensed consolidated financial statements. After giving effect to the share consolidation, the number of issued Class A Ordinary Shares as of December 31, 2025, has been restated to 904,861 shares, and the number of outstanding Class A Ordinary Shares has been restated to 854,917 shares.

2. Discontinued Operation and Assets and Liabilities Related to Discontinued Operation

Based on a strategic plan, the Company sold Guangzhou Sanyi Network and Guangzhou 3E Network pursuant to an Equity Transfer Agreement made upon HONGKONG TECHFAITH LIMITED. The disposal was completed in the fiscal year ended June 30, 2025, as reported in the annual report.

In accordance with the provisions of ASC 205-20, we determined that the results from operations, assets and liabilities associated with Guangzhou Sanyi Network and Guangzhou 3E Network were to be excluded from our continuing operations and presented as a discontinued operation in our consolidated financial statements. Accordingly, the operating results of Guangzhou Sanyi Network and Guangzhou 3E Network are classified separately under “discontinued operations” on our consolidated statements of operations and comprehensive income/(loss). The assets and liabilities related to the discontinued operations were retroactively classified as assets and liabilities of discontinued operations, while results of operations related to the discontinued operations, including comparatives, were reported as loss from discontinued operations in the consolidated statements of operations.

The aggregated financial results of the discontinued operations, after intercompany elimination, for the six months ended June 30, 2024 are as follows:

For the Six Months Ended December 31,
2024
US$
Net revenue	1,328,203
Cost of revenue	(702,230)
Taxes and other surcharges	(5,623)
Gross profit	620,350
Operating expenses	(285,038)
Other income/(expenses).net	1,325
(Loss)/income before income tax	336,637
Income tax expense	(65,589)
(Loss)/income from discontinued operation, net of income tax	271,048

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies

a)  Basis of presentation

The Group’s unaudited consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). In the opinion of the Group, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of December 31, 2025, and its results of operations for the six months ended December 31, 2025 and 2024. Interim results are not necessarily indicative of results to be expected for the full year. Accordingly, these statements should be read in conjunction with the Group’s audited financial statements and note thereto as of and for the years ended June 30, 2025 and 2024.

b)  Principles of consolidation

The Group’s consolidated financial statements include the accounts of the Company and its subsidiaries from the dates they were incorporated or acquired. All inter-company transactions and balances have been eliminated upon consolidation.

c)  Use of estimates

The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Group continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Group believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Group’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for credit losses, impairment losses for long-lived assets and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

d)  Foreign currency translation and transactions

The Group’s reporting currency is US dollars (“US$”). The Group primarily conducts business through its subsidiaries located in Hong Kong, China, which use Hong Kong dollars as their functional currency. For subsidiaries not located in Hong Kong, China and whose functional currency is not Hong Kong dollars, the financial statements are translated from their respective functional currencies into US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report, representing the certified exchange rate published by the Federal Reserve.

	As of December 31,	As of June 30,
	2025	2025

RMB into US$ for balance sheet items, except for equity accounts	-	7.1636
HKD into US$ for balance sheet items, except for equity accounts	7.7833	7.8499
EUR into US$ for balance sheet items, except for equity accounts	1.1736	-

	For the six months ended December 31	For the six months ended December 31,
	2025	2024
RMB into US$ for items in the consolidated statements of operations and comprehensive income, and cash flows	-	7.1767
HKD into US$ for items in the consolidated statements of operations and comprehensive income, and cash flows	7.7994	7.7870
EUR into US$ for items in the consolidated statements of operations and comprehensive income, and cash flows	1.1664	-

No representation is intended to imply that the HKD and EUR amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2025, or at any other rate.

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as a component of others, net in the consolidated statements of operations and comprehensive income/(loss).

e) Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

f) Accounts receivable, net

The Group records accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for credit losses is the Group’s reserve for uncollectible receivable amounts which is estimated using the approach based on expected losses. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions, along with reasonable and supportable forecasts as a basis to develop the Group’s expected loss estimates. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual credit losses. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

g) Property and equipment, net

Property, plant and equipment is carried at cost; expenditures for new facilities and equipment and expenditures which substantially increase the useful lives of existing plant and equipment are capitalized; expenditures for maintenance and repairs are expensed as incurred. Upon disposal of properties, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is included in income.

Depreciation is provided on the basis of estimated useful lives of depreciable properties, primarily by the straight-line method for financial statement purposes and by accelerated methods for income tax purposes. Depreciation expense includes the amortization of right-of-use (“ROU”) assets accounted for as finance leases. The estimated useful lives of depreciable properties are generally as follows:

Shorter of
3 years
Leasehold improvement	or lease term
Furniture, fixture and other equipment	2 – 3 years
Electronic equipment	3 years

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income in the period of disposition.

For the six months ended December 31, 2025 and 2024, the Group did not dispose of any fixed assets.

h) Impairment of long-lived assets

All long-lived assets, which include tangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value.

For the year ended December 31, 2025 and 2024, the Group did not recognize any impairment loss on long-lived assets.

i)   Deferred IPO costs

Deferred IPO costs consist of legal, accounting, underwriting fee and other costs incurred through the balance sheet date that are directly related to the proposed public offering. These costs, together with the underwriting discounts and commissions, will be charged to additional paid-in capital upon completion of the proposed public offering. Should the proposed public offering prove to be unsuccessful, the deferred cost, as well as additional expenses to be incurred, will be charged to operations.

j) Fair value of financial instruments

The Group’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, net, due from related parties, accounts payable and due to a related party. The carrying values of these financial instruments approximate fair values due to their short maturities.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This note also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment.

The Group evaluates its hierarchy disclosures each quarter.

k) Revenue recognition

In accordance with ASC Topic 606, revenue are recognized when control of the contracted goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Group performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue is recognized upon the transfer of control of contracted goods or services to a customer.

Software development services

Revenue generated from software development services is earned by the Group to design software system based on client’s specification or provide them with standard software. The identified promises include (1) developing software according to client specification, (2) testing and deployment of software, (3) delivering software (including but not limited to source code, etc.) to client, (4) providing training on the use of software, and (5) option to purchase warranty. The single performance obligation identified is to develop software according to client specification. Promises (1), (2) and (3) are interrelated and cannot be separated or differentiated, because testing and deployment and delivery of software cannot be benefited on their own or with other readily available resources, except with the developed software. Promises (4) and (5) identified above are immaterial when considered both qualitative and quantitative factors of these performance obligations. In the same contract, the Company provides a twelve-month free warranty after the customized application is delivered. This warranty is an assurance-type warranty so the Company does not consider it as a separate performance obligation. The costs to the Company in fulfilling its obligation under the warranty clause have been immaterial. The sole performance obligation identified is the developing, testing and deployment, and delivery of software. The Group is the principal party in fulfilling the identified performance obligation. The revenue is recognized at a point in time when it delivers the software to the client for acceptance testing and the acceptance report is signed, which represents the point in time which the performance obligation is satisfied and when the control of the software is transferred to the client.

Revenue are measured as the amount of consideration the Group expects to receive in exchange for transferring software to customers. Consideration is recorded net of value-added tax, and there is no variable consideration exists in the software development services.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract balance

When a revenue contract has been performed, the Group presents the contract in the consolidated balance sheet as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Contract balances consist of accounts receivable, contract assets and contract liabilities.

Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the entity has transferred to a customer when that right is conditioned on something other than the passage of time. As of December 31, 2025 and 2024, the Group does not have any contract assets.

Contract liabilities consist of advance from customers, which represent the billings or cash received for services or product sales in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s advance from customers amounted to nil and nil as of December 31, 2025 and 2024, respectively.

l) Cost of revenue

Cost of revenue primarily consist of outsourcing fees, staff payroll , social security and housing funds , and other miscellaneous expenses.

m) General and administrative expenses

General and administrative expenses primarily consisted of salary expenses, and included rental expenses, utilities and property management fees, depreciation and amortization expenses, office overhead, professional service fees , bad debt expenses and other expenses.

n)   Research and development expenses

Research and development expenses consist primarily of payroll and related expenses for research and development professionals, and other expenses related to technology and development functions. The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed.

FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore research and development costs are generally expensed as incurred.

o)   Income taxes

The Group follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

p)   Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from software development services, exhibition and conference services, hardware sales and others. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 3% for small-scale value-added taxpayers providing services. Since March 1, 2020, the Treasury Department in PRC has announced various preferential tax treatment on VAT for small-scale value-added taxpayers. Taxation Announcement 2020#13 stated from March 1, 2020 to May 31, 2020, small-scale value-added taxpayers other than in Hubei province would be subject to a reduced value added tax rate of 1% on their taxable sales that used to subject to 3% VAT. Taxation Announcement 2020#24 extended the above preferential tax policy to December 31, 2020. In 2021, Taxation Announcement 2021#11 announced that from April 1, 2021 to December 31, 2021, small-scale value-added taxpayers with monthly sales of less than RMB150,000 will be exempt from VAT. Taxation Announcement 2022#15 stated that from April 1, 2022 to December 31, 2022, small-scale VAT taxpayers shall be exempt from VAT on taxable sales that used to subject to 3% VAT tax rate. Taxation Announcement 2023#1 stated that from January 2, 2023 to December 31, 2023, small-scale VAT taxpayers would be subject to a reduced value added tax rate of 1% on their taxable sales that used to subject to 3% VAT.

q)   Uncertain tax positions

The Group uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of the Group’s Hong Kong and PRC subsidiaries are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the six months ended December 31, 2025 and 2024, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2025 or 2024. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

r)   Segment reporting

ASC 280, Disclosures about Segments, of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise engaging in business activities from which they may earn revenue and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-marker, or decision-making group (the “CODM”), in deciding how to allocate resources and in assessing performance.

The Group has determined that it has only one reportable operating segment, as the Group’s long-lived assets are substantially all located in the Hong Kong and all of the Group’s revenue and expenses are derived from within Hong Kong, no geographical segments are presented.

s) Comprehensive income

Comprehensive income includes all changes in equity from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the years presented, total comprehensive income included foreign currency translation adjustments.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

t) Earnings per share

Earnings (loss) per share is computed in accordance with ASC 260. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted-average number of ordinary shares outstanding and dilutive potential ordinary shares during the period. For the six months ended December 31, 2025, there were issuance of convertible bonds and warrants, so participating securities existed. For the six months ended December 31, 2024, there were only Class A Ordinary Shares issued and outstanding, so no participating securities existed.

Basic earnings per ordinary share is computed by dividing net income attributable to holders of ordinary shares by the weighted average outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive Class A ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or in the case of contingently issuable shares that all necessary conditions for issuance have not been satisfied.

u)   Commitments and contingencies

The Group accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

As of both December 31, 2025 and 2024, there were no contingent liabilities relating to litigations against the Group.

v)   Lease

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU require that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit losses (Topic 326), Derivative and Hedging (Topic 815), and Lease (Topic 842): Effective Date. ASU2019-10 amends the effective dates for ASU No. 2016-02. The Group fits the requirement for other entities and has adopted ASU2016-02 for fiscal year ended December 31, 2025 and 2024. The Company has adopted the amendments with no material change to the Group’s balance sheet to recognize right-of-use assets and related lease liabilities for operating leases.

w) Recent issued or adopted accounting standards

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Group’s financial statements may not be comparable to companies that comply with public company effective dates.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. As a result of the issuance of ASU No. 2019-10 as discussed above, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group has adopted the ASUs since the fiscal year ended June 30, 2024 and the adoption does not have material impact on its financial position, results of operations and cash flow.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative”. The amendments in this ASU are in response to the U.S. Securities and Exchange Commission’s (SEC) Release No. 33-10532, Disclosure Update and Simplification, in which the SEC referred certain of its disclosure requirements that overlap with, but require incremental information to, generally accepted accounting principles to the FASB for potential incorporation into the Codification. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. For all entities, if by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the related amendment will be removed from the Codification and will not become effective for any entity. The Group is still evaluating the impact of this amendment to the Group’s consolidated financial position, results of operations and cash flow.

In December 2023, the FASB issued ASU 2023-09, “Improvement to Income Tax Disclosure”. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires all public entities, including public entities with a single reportable segment, to provide in interim and annual periods one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures. The Company adopted ASU 2023-07 effective December 31, 2024, on a retrospective basis. The adoption of ASU 2023-07 did not change the way that the Company identifies its reportable segments and, as a result, did not have a material impact on the Company’s segment-related disclosures.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

4. Financial Assets Held for Trading

The following table present fair value measurements of investment:

	December 31, 2025
	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
Financial Assets Held for Trading	-	2,520,128	-	2,520,128
Total	-	2,520,128	-	2,520,128

The Group purchased certain units of an investment fund through which it mainly invested in the debt security markets. The fair value of this investment cannot be determined by market value as the fund was not publicly traded. Unit price was determined by the fund manager with liquidity discounts taken into account.

The following table set forth the movements for financial assets held for trading:

Financial Assets Held for Trading
US$
Balance, July 1, 2024	-
Subscription Amount	-
Net change in unrealized appreciation (depreciation) on investments	-
Net realized gain (loss) on investments	-
Balance, June 30, 2025	2,384,192
Subscription Amount	-
Net change in unrealized appreciation (depreciation) on investments	-
Net realized gain (loss) on investments	135,936
Balance, December 31, 2025	2,520,128

5. Accounts Receivables, net

	As of December 31,	As of June 30,
	2025	2025
	US$	US$

Less than 6 months	2,764,408	3,030,000
More than 6 months but less than 1 year	1,801,126	-

More than 1 year	28,500	378,626

	4,594,034	3,408,626

Allowance for credit losses	(194,363)	(189,313)
Total	4,399,671	3,219,313

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Accounts Receivables, net (cont.)

The roll forward schedule of accounts receivable allowance is as follows:

Amount
US$

Balance as of July 1, 2024	-
Addition	(190,786)

Write off	-
Effect of exchange rate difference	1,473
Balance as of June 30, 2025	(189,313)

Addition	(3,423)
Write off	-

Effect of exchange rate difference	(1,627)
Balance as of December 31, 2025	(194,363)

As of December 31, 2025 and June 30,2025, US$194,363 and US$189,313 allowance for credit losses expense was recognized against its accounts receivable, respectively.

6.  Advance to suppliers, net

	As of December 31,	As of June 30,
	2025	2025
	US$	US$

Prepayment to suppliers	863,591	-
Total	863,591	-

7.  Investments

Guangzhou Sanyi Network
US$
Balance, July 1, 2024	-
Fair value of 40% equity of Guangzhou Sanyi Network	569,956
Net realized gain (loss) on investments	55,549
Net change in unrealized appreciation (depreciation) on investments	-
Interest and dividend income paid	-
Balance, June 30, 2025	625,505
Net realized gain (loss) on investments	(44,420)
Net change in unrealized appreciation (depreciation) on investments	-
Interest and dividend income paid	-
Effect of foreign currency translation adjustments	2,254
Consideration received for the sale of shares	(757,890)
Gain disposal of joint ventures	174,551
Balance, December 31, 2025	-

8. Deposits, Prepayments and Other Current Assets

	As of December 31,	As of June 30,
	2025	2025
	US$	US$
Disposal proceeds receivable	1,851,787	1,060,078
Client legal fund for company incorporation	23,472	-
Other current assets	300	156,511
Deposits, prepayments and other current assets	1,875,559	1,216,589

9. Other non-current assets

	As of December 31,	As of June 30,
	2025	2025
	US$	US$
Long-term unamortized expenses	1,721,878	1,537,791
Deposits on Property and Equipment	1,591.667	-
Other non-current assets	3,313,545	1,537,791

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Leases

Operating lease as lessee

The Group signed a land lease agreement in Finland for a period from December 3, 2025 to December 2, 2055, and measured and recorded the right-of-use asset and operating lease at the lease commencement date.

Under a special pricing arrangement, based on a leased area of 101,071 square meters and a price of €2.46 per square meter after adjustment for the cost of living index (2,342 points as of September 2025), the land parcel has a redemption price of €248,728. The annual rent is 7.50% of the redemption price, giving a current base annual rent of €18,655.

The subsequent rent is calculated based on the base annual rent and is linked to the official Cost of Living Index published by Statistics Finland (October 1951 = 100). If the index increases or decreases relative to the base index of 2,342 points (the figure for September 2025), the annual rent shall be adjusted by the same proportion. The adjustment shall be made annually using the average index of the preceding year. Should this index cease to be published, an appropriate substitute index series shall be adopted.

Lease liabilities consist of the following:

	As of December 31,	As of June 30,
	2025	2025
	US$	US$

Lease liabilities-Current	5,729	-
Lease liabilities-Non Current	259,256	-
Total lease liabilities	264,985	-

	As of December 31,	As of June 30,
	2025	2025
	US$	US$
Weighted discount rate for the operating lease	4.25%	-
Weighted average remaining lease term	29.94	-

The following is a schedule of future minimum payments under the Company’s operating leases (excluding short-term leases) as of December 31, 2025:

Amount
US$
2026	17,158
2027	15,896
2028	15,896
2029	15,896
2030	15,896

Thereafter	396,124
Total lease payments	476,866

Less: imputed interest	(211,881)
Total lease liabilities, net of interest	264,985

11. Accrued Expenses and Other Liabilities

	As of December 31,	As of June 30,
	2025	2025
	US$	US$
Payroll payables	271,265	108,407
Accrued professional fees	82,100	52,219
Accrued audit fees	-	14,035
Reimbursable payables（1）	2,159,978	516,645
Accrued occupancy expenses	23,100	-
Accrued expenses and other liabilities	2,536,443	691,306

(1)	Reimbursable payables primarily consist of expenses paid on behalf of due to Guangzhou 3E Network and Guangzhou Sanyi Network.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Accrued Expenses and Other Liabilities (cont.)

Guangzhou 3E Network was formerly a subsidiary of the Company and was disposed of on March 21, 2025. As of December 31, 2025 and June 30 2025, the outstanding balance of intercompany reimbursement payables arising from expenses settled on behalf of the counterparty prior to disposal amounted to $529,244 and $516,645.

Guangzhou Sanyi Network was formerly a subsidiary of the Company. It became an associate of the Company after the Company disposed of its controlling equity interest on March 21, 2025. The Company disposed of its remaining equity interest in Guangzhou Sanyi Network on December 25, 2025, completing the full disposal of the entity. As of December 31, 2025, the outstanding balance of intercompany reimbursement payables arising from expenses settled on behalf of the counterparty prior to disposal amounted to $1,630,734.

12. Convertible Note

On June 9, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company (i) up to $7.4 million in face value of 8% original issue discount senior secured convertible notes (“Notes”) and (ii) warrants (“Warrants”) to purchase up to certain number of Class A ordinary shares par value $0.0001 per share (“Shares”) that equals 40% of the maximum principal amount of the First Tranche Note divided by the daily volume weighted average prices (“VWAPs”) prior to the initial closing date of the First Tranche.

The Purchase Agreement provides for three tranches of Notes and Warrants, including (i) the First Tranche, which consists of up to $2.2 million in principal amount of Note and related Warrants, to be issued in two installments, the first installment upon signing of the Purchase Agreement and the second installment upon the U.S. Securities and Exchange Commission (the “SEC”) declaring the initial resale registration statement to be filed therefor effective; (ii) the Second Tranche, also up to $2.2 million in principal amount of Note, to occur on the earlier of the date on which the First Tranche Note has less than $500,000 in principal remaining or after 120 days following effectiveness of the initial resale registration statement, subject to the Company having a minimum market capitalization of $30 million; and (iii) the Third Tranche, up to $3.0 million in principal amount of Notes, which may be issued by mutual consent up to 180 days after the Second Tranche closing. The conversion price of the Notes equals to the lower of (i) a fixed price equal to 120% of the average of the three daily VWAPs of the Shares immediately prior to the applicable closing date, which will be subject to adjustment for dilutive offerings (excluding director and officer compensation) that occur within the next 18 months and (ii) a floating price based on 93% of the lowest daily VWAP in the 10 trading days immediately preceding the conversion if there is no event of default. The transaction is subject to customary closing conditions for each tranche, and each closing is expected to take place once those conditions are satisfied or waived in the near future.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Note (cont.)

The Company also issued 1,248,611 Shares (“Pre-Delivery Shares”) and pre-funded warrants to purchase an additional 213,389 Pre-Delivery Shares.

On the initial first closing date, the investor shall pay the company the available funds equivalent to the initial first closing subscription amount of US$1,380,000 via wire transfer, and the company shall deliver to the investor the first tranche of notes in the amount of US$1,500,000, along with warrants and Pre-Delivery Shares, remotely through electronic transmission of the relevant transaction documents on June 10, 2025.As to the initial First Tranche Closing, a Warrant registered in the name of the Investor number of shares of ordinary shares equal to 40% of the Investor’s maximum Principal Amount under the First Tranche Note divided by the daily VWAP of the ordinary shares on the date prior to such Closing, with an initial exercise price equal to the Fixed Conversion Price of the Note issued at such Closing, subject to adjustment therein(that is 279,739 warrants). Notwithstanding anything herein to the contrary, at any time or times from and after the occurrence and during the continuance of any Event of Default (as defined in the Note), the Holder may elect to exercise all or any portion of this Warrant at an alternative Exercise Price equal to 80% of the VWAP for the Trading Day immediately preceding the date of such exercise. As to the initial First Tranche Closing, a Warrant registered in the name of the Investor to purchase up to a number of shares of ordinary shares equal to 40% of the Investor’s maximum Principal Amount under the First Tranche Note divided by the daily VWAP of the ordinary shares on the date prior to such Closing, with an initial exercise price equal to the Fixed Conversion Price of the Note issued at such Closing, subject to adjustment therein); From the date the U.S. Securities and Exchange Commission declares the initial resale registration statement effective, the investor shall pay $644,000 of the initial second closing subscription amount, and the company shall deliver to the investor the second tranche of the first notes in the amount of $700,000.

On October 2, 2025, investors completed the conversion of the first tranche with a face value of USD 2,050,000. Based on the pre-merger share capital, the converted shares amounted to 3,349,496; based on the post-merger share capital, the converted shares totaled 133,980. The remaining unconverted portion of the first tranche carried a face value of USD 150,000. The relevant investors have reached an agreement with the Company to use this unconverted amount to offset part of the principal of the USD 1,500,000 convertible bond issued by the Company on December 18,2025.

On October 15,2025, the terms of the second and third tranches of the original purchase agreement (the second tranche covering a maximum note principal of $220 million, and the third tranche covering a maximum note principal of $3 million) are hereby nullified.

On October 17,2025, the Company entered into a Securities Purchase Agreement with an institutional investor (“the Investor”). Pursuant to the Agreement, the Company issued to the Investor senior secured convertible notes with an original issue discount of 8% and a principal amount of US$1,500,000 (“the Notes”), and the Investor paid a subscription amount equal to 92% of the principal, namely US$1,380,000. The Notes were settled on October 17,2025. Under the relevant terms, the conversion price shall be the lower of: (A) a fixed conversion price of US$0.6777; (B) an alternative conversion price of 93% of the lowest daily VWAP during the 10 trading days preceding the conversion date (in the event of no default event); if a default event occurs, this 93% shall be replaced by 80%; or (C) a floor price of US$0.1007. Subsequent adjustment mechanism for the Fixed Conversion Price: “Effective upon each subsequent closing under any Purchase Agreement, the Fixed Conversion Price shall be reduced—never increased—to equal the lowest 120% of the average three-day VWAP calculated prior to the Closing Date.”

On December 29,2025, investors completed the conversion of the entire batch with a face value of USD 1,500,000. Based on the pre-merger share capital, the converted shares amounted to 5,773,423; based on the post-merger share capital, the converted shares totaled 230,937.

On December 18,2025, the Company entered into a Securities Purchase Agreement with an institutional investor (“the Investor”). Pursuant to the agreement, the Company issued to the Investor senior secured convertible notes with an original issue discount of 8% and a maximum principal amount of USD 2,000,000 (“the Notes”), for which the Investor paid a subscription amount equivalent to 92% of the principal. The first delivery was completed on December 18,2025, with the Company receiving notes totaling USD 1,380,000, representing a principal amount of USD 1,500,000. The agreement also stipulated a second delivery: upon the effectiveness of the resale registration statement corresponding to the Notes, the Investor would pay USD 460,000 for the remaining notes with a principal amount of USD 500,000. As of December 31,2025, this batch had not yet been fully delivered. Additionally, under relevant terms, the conversion price shall be the lower of: (A) A fixed conversion price, calculated on the delivery date; (B) An alternative conversion price: 93% of the lowest daily VWAP during the 10 trading days preceding the conversion date (unless a default event occurs); in the event of a default, this 93% is replaced by 80%; or (C) A floor price: the conversion price shall not be less than USD 0.0524. The subsequent adjustment mechanism for the fixed conversion price is as follows: “Effective upon each subsequent closing under any Purchase Agreement, the Fixed Conversion Price shall be decreased, but in no event increased, to equal the lowest 120% of the average three-day VWAP calculated prior to the Closing Date.”

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Note (cont.)

As of December 31,2025, none of the convertible bonds in this batch’s initial delivery portion had been converted into shares.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

The company issue (i) up to Warrants to purchase up to certain number of Class A ordinary shares par value $0.0001 per Shares that equals 40% of the maximum principal amount of the First Tranche Note divided by the daily VWAP prior to the initial closing date of the First Tranche(that is 279,739 warrants). Therefore, the warrant should be settled by a fixed number of shares rather than a variable number of shares. In conclusion, the Warrants does not fall into any of the three classes, and it is without the scope of ASC 480.

For the six months ended December 31,2025 and December 31,2024, the net interest expense related to the convertible notes was $167,231 and nil, respectively, and has been included in the interest expense section of the consolidated income statement. The Company has no cash interest payment obligations; all interest expenses represent non-cash charges arising from the amortization of the discount on the convertible notes issuance, with the corresponding interest amounts fully incorporated into the amortized cost of the convertible notes.

The amortized cost of the Convertible Note as of December 31, 2025 consisted of the following:

As of December 31, 2025
US$
Convertible Note Principal- Issued in December,2025	1,500,000
Convertible Note Interest Adjustment	(192,570)
Total	1,307,430

*	After giving effect to the reverse stock split effected on March 16, 2026.

13. Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by these BVI companies to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Our subsidiaries, HK 3e Network and Maskmeta, are Hong Kong entities subject to the two-tier profits tax rates regime under the Inland Revenue (Amendment) (No.3) Ordinance 2018. Pursuant to Hong Kong tax legislation, only one Hong Kong subsidiary within the Group is eligible for the preferential two-tier profits tax rate, and the remaining Hong Kong subsidiaries shall be subject to the standard profits tax rate of 16.5% on their entire assessable profits.

Under the two-tier profits tax rates regime, the first HKD 2 million of assessable profits of the eligible Hong Kong subsidiary is taxed at the preferential rate of 8.25%, while the remaining assessable profits are taxed at the standard rate of 16.5%.

Finland

The Group’s Finnish subsidiaries are governed by the income tax law of Finland and are subject to Finnish corporate income tax. The current standard corporate income tax rate of Finland is 20%, which applies uniformly to Finnish tax resident companies and permanent establishments of foreign entities operating in Finland.

Pursuant to the official 2026–2029 medium-term fiscal framework released by the Finnish Government in April 2025, Finland has confirmed the latest tax reforms. The standard corporate income tax rate will be decreased from 20% to 18% effective from 1 January 2027, and the loss carryforward period will be extended from 10 years to 25 years, which applies to tax losses arising in the 2026 tax year and thereafter.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes (cont.)

Composition of profit or loss before income tax for the periods presented by jurisdictions is as follows:

	For the Six Months Ended December 31,
	2025	2024
	US$	US$
Hong Kong, PRC	1,052,275	929,508
Other jurisdictions	1,184,485	951

Total	(132,210)	930,459

For the six months ended December 31,2025,income tax expenses amounted to USD77,506 and USD （229） in Hong Kong, PRC and other jurisdictions, respectively.

Composition of income tax expense for the periods presented are as follows:

	For the Six Months Ended December 31,
	2025	2024
	US$	US$
Income before income tax expense	109,509	132,180
Deferred income tax expense/(benefit)	(32,232)	-

Total	77,277	132,180

Reconciliation of the income tax expense computed by applying the Hong Kong statutory profits tax rate of 16.5% to the Group’s income (loss) before income taxes for the six months ended December 31, 2024 is as follows:

For the Six Months Ended December 31, 2024
US$

Income before income tax expense	930,459
Hong Kong statutory profits tax rate	16.50%
Income tax at PRC statutory income tax rate	153,526
Difference due to preferential tax	(21,346)
Income tax expense	132,180

In accordance with the updated requirements of ASU 2023 - 09, reconciliation between the statutory tax rate and the Group’s effective tax rate for the year ended December 31, 2025 is as follows:

	For the Six Months Ended December 31, 2025 US$
	Amount	Percent

Profit before income taxes	(132,210)
Income tax expense computed at Hong Kong statutory profits tax rate of 16.5%	(21,816)	16.5%
Foreign tax effects	195,187	(147.6)%
Nontaxable or nondeductible items	(43,602)	33.0%
Other adjustments
Two-tiered profits tax relief	(21,156)	16.0%
Changes in valuation allowance	(31,336)	23.7%

Income tax expense	77,277	(58.5)%

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes (cont.)

The Group’s deferred tax assets and liabilities consist of the following components:

	As of December 31,
	2025	2024
Deferred tax assets	US$	US$
Allowance against receivables	32,070	-
Lease liability	47,697	-
Net operating loss carry-forwards	330	-
Less: Valuation allowance	(330)	-
Subtotal	79,767	-

Deferred tax liabilities
Right-of-use assets	(47,470)	-
Subtotal	(47,470)	-
Total deferred tax assets, net	32,297	-

Full valuation allowances have been provided where, based on all available evidence, management determined that deferred tax assets arising from net operating loss carryforwards are not more likely than not to be realized in future tax years. As of December 31, 2025, the Group had tax losses of approximately USD 330 in Hong Kong, which have no expiry date and may be carried forward indefinitely under Section 19C of the Hong Kong Inland Revenue Ordinance. A full valuation allowance has been recorded against these deferred tax assets.

For the six months ended December 31, 2025 and 2024, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2025 or June 30, 2025. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

14. Ordinary Shares

As of June 30, 2024, the Company had 1,000 Ordinary Shares, with par value of US$1 each. On January 3, 2024, the Company filed the Amended and Restated Articles with the Registrar of Corporate Affairs to increase its authorized shares from 50,000 ordinary shares, par value of $1 per share, to 500,000,000 ordinary shares, par value of $0.0001 per share, consisting of (i) 400,000,000 Class A Ordinary Shares, par value of $0.0001, and (ii) 100,000,000 Class B Ordinary Shares, par value of $0.0001. In respect of matters requiring a shareholders’ vote, holders shall be entitled to one vote per share on all matters subject to the vote at general meetings of our company, while holders of Class B Ordinary Shares shall be entitled to 20 votes per share. Simultaneously, the Company effectuated a forward split of all issued and outstanding ordinary shares at a ratio of 1-for-10,000, and converted all existing issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1. As a result, as of the date hereof, there were 10,000,000 issued and outstanding Class A Ordinary Shares of the Company. Such share number are retrospectively applied to all period presented as if the 10,000,000 Class Ordinary Shares and nil Class B Ordinary Shares existed from the beginning of the first year presented.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Ordinary Shares (cont.)

On January 10, 2025, the Group issued 1,250,000 Class A Ordinary Shares at $4.00 per share for a total of $5,000,000 gross proceeds in its Initial Public Offering (“IPO”). Net proceeds from the IPO was $1,695,539, net of expenses primarily including legal fees and audit fees.

On January 24, 2025, the Board of Directors approved the issuance of 300,000 shares of Class B Ordinary Shares to Ms. Jianping Niu and 280,000 Class B Ordinary Shares to Mr. Huabei Zhu, totaling 580,000 shares with a par value of US$ 0.0001 per share.

On October 20, 2025, the Company issued 1,000,000 Class A Ordinary Shares to external advisors in connection with the Company’s equity incentive arrangements.

From July 2025 to December 2025, outstanding convertible notes were converted into Class A Ordinary Shares in multiple tranches, with an aggregate of 9,122,919 Class A Ordinary Shares newly issued upon conversion.

The Company holds 1,248,611 registered Class A pre-delivery shares. The counterparty confirmed its purchase commitment in March 2026, and such shares are included in the calculation of diluted earnings per share.

As of December 31, 2025, the Company had 22,621,530 issued Class A Ordinary Shares and 580,000 issued Class B Ordinary Shares. Excluding the pre-delivery shares, a total of 21,372,919 Class A Ordinary Shares and 580,000 Class B Ordinary Shares were outstanding as of the balance sheet date.

On March 16, 2026, the Company effected a 25-for-1 reverse share split on all issued and outstanding Class A and Class B Ordinary Shares. In conjunction with the reverse share split, the par value per share was proportionally increased from $0.0001 to $0.0025, while the total aggregate par value of the Company’s issued share capital remained unchanged.

In accordance with ASC 260, all share counts, weighted average shares outstanding and per-share data for all periods presented have been retroactively restated to reflect the 25-for-1 reverse share split, as if the split had been effective at the beginning of the earliest period presented. After retrospective adjustment for the reverse share split, as of December 31, 2025, the Company had 904,861 issued Class A Ordinary Shares, 854,917 outstanding Class A Ordinary Shares, and 23,200 issued and outstanding Class B Ordinary Shares.

15. Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and due from related parties. As of December 31, 2025, all of the Groups’ cash and cash equivalents and restricted cash was held by major financial institutions located in PRC, Hong Kong and the United States. The Group believes that these financial institutions located in PRC, Hong Kong and the United States are of high credit quality. For accounts receivable and due from related parties, the Group extends credit based on an evaluation of the customer’s or other parties’ financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the Group delegated a team responsible for credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable and due from related parties is significantly reduced.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Concentration of Risk (cont.)

Concentration of customers and suppliers

The following tables summarized the information about the Group’s concentration of customers and suppliers for the six months ended December 31, 2025 and 2024 or as of December 31, 2025 and June 30,2025, respectively:

	Revenue, customer concentration risk		Accounts receivable, customer concentration risk
	Six months ended December 31, 2025	Six months ended December 31, 2024	As of December 31, 2025	As of June 30, 2025
Customer
A	36%	56%	11%	-%
B	-%	-%	21%	38%
C	22%	19%	23%	14%
D	21%	-%	19%	17%
E	21%	-%	14%	-%
F	-%	-%	* %	* %
G	-%	25%	-%	-%
Total	100%	100%	88%	69%

	Purchase, supplier concentration risk		Accounts payable, supplier concentration risk
	Six months ended December 31, 2025	Six months ended December 31, 2024	As of December 31, 2025	As of June 30, 2025
Supplier
H	62%	97%	-%	-%
I	38%	-%	-%	100%
Total	100%	97%	-%	100%

*	Less than 10%.

—	No transaction incurred during the year/no balance existed as of the reporting date.

16. Share-based compensation

On October 20,2025, the company granted a total of 1,000,000 restricted shares of Class A shares to external consultants as compensation for their consulting services. 100% of these restricted shares of Class A shares vested immediately upon the Grant Date.

The estimated fair value of restricted shares of Class A shares granted were based on the closing price of the Company’s ordinary shares on the grant date. This restriction did not affect the timing of expense recognition as the awards were fully vested at the time of grant.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of activities of the restricted shares for the six months ended December 31, 2025 is as follow:

	Number of nonvested restricted shares	Weighted average FV per ordinary share on the grant date ($US)
Unvested as of July 1, 2024
Granted	-	-
Vested	-	-
Unvested as of June 30, 2025	-	-
Granted	40,000	12.875
Vested	(40,000)	12.875
Unvested as of December 31, 2025	-	-

*	After giving effect to the reverse stock split effected on March 16, 2026.

Share-based compensation expenses of $42,740 was recognized for the restricted shares for the six months ended December 31, 2025. As of December 31, 2025, unrecognized share based compensation expense related to the restricted shares amounted to $472,260 based on grant date fair value. Due to foreign currency translation differences the amount presented as other non current assets is $471,113. This amount will be amortized over the service period and recognized in profit or loss.

The allocation of total share-based compensation expenses is set forth as follows:

	For the six months ended December 31,
	2025	2024
	US$	US$
General and administrative expenses	42,740	-
Total	42,740	-

17. Commitments and Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. As of December 31, 2025 and June 30, 2025, although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of income or liquidity.

18. Earnings Per Share

Basic and diluted earnings per ordinary share for each of the year presented is calculated as follows:

	Six months ended December 31,
	2025	2024

Income (loss) from continuing operations	$(209,487)	$798,279
Income (loss) from discontinued operation	-	271,048
Net income (loss)	$(209,487)	$1,069,327

Weighted average common shares outstanding — basic	564,099	400,000
Effect of dilutive securities	3,548	-
Weighted average common shares outstanding — diluted	567,647	400,000

Basic net income (loss) per share:
Continuing operations	(0.37)	2.00
Discontinued operations	-	0.68
Total basic net income (loss) per share	(0.37)	2.68

Diluted net income (loss) per share:
Continuing operations	(0.37)	2.00
Discontinued operations	-	0.68
Total diluted net income (loss) per share	(0.37)	2.68

*	After giving effect to the reverse stock split effected on March 16,2026.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  Earnings Per Share (cont.)

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the six months ended December 31, 2025, the dilutive effect of 3,548 potential common shares was included in the diluted earnings per share calculation. There were no dilutive securities for the six months ended December 31, 2024.

19. Due From/(To) Related Parties

The following is a list of the related parties with whom the Group conducted transactions during the six months ended December 31, 2025, and for the years ended June 30, 2025 and 2024, and their relation with the Group:

Name of the related parties	Relation with the Group

Tingjun Yang	Chief Executive Officer and Director
Hailiang Jia	Chief Financial Officer
Shu Sang Joseph Law	Shareholder
Jianping Niu	Shareholder
Huabei Zhu	Shareholder
Guangzhou Sanyi Network	Former related party (ownership reduced from 40% to 0% in current period, no longer a related party post-disposal)

	As of December 31,	As of June 30,
	2025	2025
	US$	US$

Due from related parties
Jianping Niu	$30	$30

Huabei Zhu	$28	$28
Shu Sang Joseph Law	$58,758	$58,267

	$58,816	$58,325

Due from related parties represents cash advanced to these related parties to use for the Company’s operations.

	As of December 31,	As of June 30,
	2025	2025
	US$	US$

Due to a related party – non-current
Tingjun Yang	$62,200	$63,000
Guangzhou Sanyi Network *	$-	$1,619,884

	$62,200	$1,626,184

*	On December 25, 2025, the Company sold its remaining 40% equity interest in Guangzhou Sanyi Network, completing the full divestment of the entity.

Due to related parties represents interest-free loan payable on money borrowed by the Company and used for daily operation. These amounts are settled on demand.

As of the date of this financial statement, nil of the payable has been settled.

3 E NETWORK TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent Events

Between January 1, 2026 and March 15, 2026 (the day immediately prior to the effective date of the share consolidation described below), holders of the Company’s convertible notes converted an aggregate principal amount of 975,000 USD into an aggregate of 5,518,569 Class A ordinary shares. The par value of the Class A ordinary shares issued upon conversion was 0.0001 USD. (On a post-consolidation basis, this would be adjusted to approximately 220,742 Class A ordinary shares.)

On February 11, 2026, the company granted a total of 100,000 restricted shares of Class A shares to external consultants as compensation for their consulting services. 100% of these restricted shares of Class A shares vested immediately upon the Grant Date. (On a post-consolidation basis, these restricted shares were adjusted to 4,000 Class A ordinary shares.)On March 16, 2026, the Company effected a 25-for-1 reverse share split on all issued and outstanding Class A and Class B Ordinary Shares. In conjunction with the reverse share split, the par value per share was proportionally increased from $0.0001 to $0.0025, while the total aggregate par value of the Company’s issued share capital remained unchanged. In connection with the fractional shares resulting from the reverse share split, the Company issued 14,358 Class A Ordinary Shares on March 23, 2026 as compensation.

Between March 16, 2026 and the day immediately prior to the date of approval of these financial statements , holders of the Company’s convertible notes converted an additional aggregate principal amount of 1,025,000 into an aggregate of 533,379 Class A ordinary shares at the adjusted conversion price (post-consolidation). The par value of the Class A ordinary shares issued upon post-consolidation conversion was 0.0025 USD per share.

On March 31, 2026, holders of the Company’s pre-funded warrants exercised for an aggregate of 58,480 Class A ordinary shares (consisting of: 49,945 shares resulting from the 1,248,611 registered Class A pre-delivery shares held prior to the share consolidation, as adjusted for the 25:1 reverse share split; and 8,535 shares from the exercise of warrants after the share consolidation).

Between May 6, 2026 and the day immediately prior to the date of approval of these financial statements, holders of the Company’s warrants exercised for an aggregate of 250,000 Class A ordinary shares.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Amended and Restated Articles provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the Amended and Restated Articles, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with our initial public offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past five years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

On October 6, 2021, the Company issued the following number of shares:

Name	Number of Ordinary Shares	Purchase Price
Shu Sang Joseph Law	520	US$	520.00
Vast Profit Ventures Limited	50	US$	50.00
State-of-the-Art International Limited	60	US$	60.00
Vanguard First Limited	60	US$	60.00
Great name Group Limited	60	US$	60.00
Cosmic Paramount Enterprises Limited	50	US$	50.00
Lucky Champion Ventures Limited	50	US$	50.00
APTC Holdings Limited	45	US$	45.00
Market Tycoon Investments Limited	60	US$	60.00
Golden Base Ventures Limited	45	US$	45.00
Total	1,000	US$	1,000.00

On June 5, 2023, Mr. Law purchased a total of 250 shares for an aggregate of US$250, including 50 shares from Cosmic Paramount Enterprises Limited for US$50, 50 shares from Lucky Champion Ventures Limited for US$50, 45 shares from APTC Holdings Limited for US$45, 60 shares from Market Tycoon Investments Limited for US$60, and 45 shares from Golden Base Ventures Limited for US$45, resulting the following remaining shareholders:

Name	Number of Ordinary Shares	Purchase Price
Shu Sang Joseph Law	770	US$	770.00
Vast Profit Ventures Limited	50	US$	50.00
State-of-the-Art International Limited	60	US$	60.00
Vanguard First Limited	60	US$	60.00
Great name Group Limited	60	US$	60.00
Total	1,000	US$	1,000.00

On January 3, 2024, the Company filed the amended and restated memorandum and articles of association with the Registrar of Corporate Affairs of BVI to amend our authorized shares from 50,000 ordinary shares, par value of US$1 per share, to 500,000,000 shares with a par value of USD 0.0001 each, comprising i) 400,000,000 shares of Class A Ordinary Shares, par value USD 0.0001 per share and ii) 100,000,000 shares of Class B Ordinary Shares, par value USD 0.0001 per share. Simultaneously, the Company effectuated a forward split of all issued and outstanding shares at a ratio of 1-for-10,000, and converted all existing issued and outstanding ordinary shares into Class A Ordinary Shares of the Company at a ratio of 1-for-1, resulting to the following remaining shareholders and respective number of shares:

Name	Number of Class A Ordinary Shares	Purchase Price
Shu Sang Joseph Law	7,700,000	US$	770.00
Vast Profit Ventures Limited	500,000	US$	50.00
State-of-the-Art International Limited	600,000	US$	60.00
Vanguard First Limited	600,000	US$	60.00
Great name Group Limited	600,000	US$	60.00
Total	10,000,000	US$	1,000.00

On January 24, 2025, the Company adopted written resolutions and approved the issuance of 300,000 Class B Ordinary Shares to Niu Jianping and 280,000 Class B Ordinary Shares to Zhu Huabei, with a par value of USD0.0001 per share, with such amounts to be paid in cash, resulting to the following remaining shareholders:

Name	Number of Class A Ordinary Shares	Purchase Price		Number of Class B Ordinary Shares	Purchase Price
Shu Sang Joseph Law	7,700,000	US$	770.00	—		—
Vast Profit Ventures Limited	500,000	US$	50.00	—		—
State-of-the-Art International Limited	600,000	US$	60.00	—		—
Vanguard First Limited	600,000	US$	60.00	—		—
Great name Group Limited	600,000	US$	60.00	—		—
Niu Jianping	—		—	300,000	US$	30.00
Zhu Huabei	—		—	280,000	US$	28.00
Total	10,000,000	US$	1,000.00	580,000	US$	58.00

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)  Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Memorandum and Articles of Association, effective on October 6, 2021 (incorporated by reference to Exhibit 3.1 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
3.2*	Amended and Restated Memorandum and Articles of Association, effective on March 5, 2026, which were subsequently further amended by the unanimous written resolutions of the board of directors of the Company passed on May 20, 2026.
4.1*	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
4.2*	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to our Form 6-K filed with the SEC on June 9, 2025).
4.3*	Form of Warrant (incorporated by reference to Exhibit 4.2 to our Form 6-K filed with the SEC on June 9, 2025).
4.4*	Private Placement Warrants issued to Placement Agent dated June 9, 2025 (incorporated in reference to Exhibit 4.4 of our registration statement on Form F-1 (file No. 333-288294) filed with the SEC on June 24, 2025).
4.5*	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to our Form 6-K filed with the SEC on May 4, 2026).
4.6*	Form of Note dated May 1, 2026 (incorporated by reference to Exhibit 4.1 to our Form 6-K filed with the SEC on May 4, 2026 ).
4.7*	Form of Warrant dated May 1, 2026 (incorporated by reference to Exhibit 4.2 to our Form 6-K filed with the SEC on May 4, 2026 ).
5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered.
8.1	Opinion of Harney Westwood & Riegels as to BVI tax matters (included in Exhibit 5.1).
10.1*	English Translation of Employment Agreement, dated June 10, 2022, between Ye Tao and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.1 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.2*	English Translation of Employment Agreement, dated August 31, 2023, between Hui Wang and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.2 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.3*	English Translation of Employment Agreement, dated August 8, 2021, between Zhaolai Deng and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.3 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.4*	English Translation of Employment Agreement, dated September 27, 2020, between Zhiyong Lin and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.4 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.5*	English Translation of Employment Agreement, dated July 1, 2022, between Haodong Li and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.5 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.6+	Software Development Agreement, dated September 10, 2021, between Guangzhou Sanyi Network and Orient Aim Limited (incorporated by reference to Exhibit 10.6 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.7+	English Translation of Property Rental Platform Software Development Agreement, dated August 10, 2021, between Guangzhou Sanyi Network and Excel Value Limited (incorporated by reference to Exhibit 10.7 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.8+	English Translation of Procurement Agreement for CISMEF Exhibition Visitor Entry Information Collection System, dated September 10, 2021, between Guangzhou Sanyi Network and the Bureau for the Organization of China International Small and Medium Enterprises Fair (CISMEF) (incorporated by reference to Exhibit 10.8 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.9+	English Translation of Smart Restaurant Management System Procurement Agreement, dated August 11, 2021, between Guangzhou Sanyi Network and MKH Concept Enterprise Limited (incorporated by reference to Exhibit 10.9 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.10+	English Translation of Smart Restaurant Management System Procurement Agreement, dated March 7, 2022, between Guangzhou Sanyi Network and MKH Concept Enterprise Limited (incorporated by reference to Exhibit 10.10 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).

10.11+	English Translation of Smart Property Management System Development Agreement, dated August 18, 2020, between Guangzhou Sanyi Network and Meizhou Lizhen Industry Co. Ltd (incorporated by reference to Exhibit 10.11 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.12+	English Translation of Technology Development Agreement, dated February 2, 2023, between Guangdong Yangshuo yunwei Energy Technology Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.12 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.13+	English Translation of Technology Development Agreement, dated May 8, 2023, between Guangdong Yangshuo yunwei Energy Technology Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.13 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.14+	English Translation of Smart Property Management System Development Agreement, dated March 10, 2023, between Juyue Zaishou (Hainan) Investment Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.14 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.15+	English Translation of Technology Development Service Agreement, dated March 29, 2022, between Canton Fair Advertising Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.15 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.16+	English Translation of Smart Property Management System Development Agreement, dated September 21, 2022, between Shanhu Technology (Guangdong) Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.16 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.17+	Software Development Agreement, dated January 12, 2022, between Creative Profit Enterprise Limited and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.17 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.18+	English Translation of Smart Restaurant Management System Procurement Agreement, dated February 13, 2023, between Guangzhou Sanyi Network and Guangzhou Golden Palm Restaurant & Entertainment Co. Ltd (incorporated by reference to Exhibit 10.18 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.19+	English Translation of Software Sales Agreement, dated January 12, 2023, between Foshan Jiudatai Exhibition Technology Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.19 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.20+	English Translation of Project Consultation Service Agreement, dated December 20, 2023, between Shanhu Technology (Guangdong) Co. Ltd., and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.20 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.21+	English Translation of Software Sales Agreement, dated April 25, 2023, between YCKC Consulting Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.21 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.22+	English Translation of Software Sales Agreement, dated January 18, 2023, between Innovation Global Financial Group Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.22 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.23+	English Translation of Sun Yat-sen University Science Park Real Property Rental Agreements, dated April 1, 2024, between Guangzhou Sun Yat-sen University Science Park Co. Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.24 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).

10.24*	English Translation of Employment Agreement, dated October 12, 2023, between Tingjun Yang and HK 3e Network (incorporated by reference to Exhibit 10.25 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.25*	Form of Offer Letter for Executive Officer of the Registrant (incorporated by reference to Exhibit 10.26 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.26*	Form of Offer Letter from the Registrant to the director nominees (incorporated by reference to Exhibit 10.27 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.27*	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.28 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.28*	Form of Confidentiality Agreement between Officers of Guangzhou Sanyi and Guangzhou Sanyi (incorporated by reference to Exhibit 10.29 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
10.29+	English Translation of Form of Software Sales Agreement between Dongguan Fanxin Electric Technology Co., Ltd. and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.32 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on July 1, 2024).
10.30+	English Translation of Form of Software Sales Agreement between Zhejiang Kewoyi International Trading Co., Ltd and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.33 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on July 1, 2024).
10.31+	English Translation of Software Sales Agreement, dated October 8, 2023, between Beijing Boyuanhua Technology Co., Ltd and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.34 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on July 1, 2024).
10.32+	English Translation of Software Sales Agreement, dated July 31, 2023, between Henan Chuanyi Technology Partnership and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.35 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on July 1, 2024).
10.33+	English Translation of Real Property Rental Agreement, dated March 3, 2024, between Qihe He and Guangzhou Sanyi Network (incorporated by reference to Exhibit 10.36 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on July 1, 2024).
10.34*	English Translation of Equity Transfer Agreement dated March 21, 2025, by and among 3e Network Technology Company Limited, HongKong Techfaith Limited and Guangzhou 3e Network Technology Company Limited (incorporated by reference to Exhibit 99.1 to our Form 6-K filed with the SEC on March 27, 2025).
10.35*	English Translation of Equity Transfer Agreement dated March 21, 2025, by and among 3e Network Technology Company Limited, HongKong Techfaith Limited and Guangzhou 3E Network Technology Company Limited (incorporated by reference to Exhibit 99.2 to our Form 6-K filed with the SEC on March 27, 2025).
10.36*	Form of Securities Purchase Agreement dated June 9, 2025 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on June 9, 2025).
10.37*	Form of Registration Rights Agreement dated June 9, 2025 (incorporated by reference to Exhibit 10.2 to our Form 6-K filed with the SEC on June 9, 2025).
10.38*	Form of Guarantee Agreement (incorporated by reference to Exhibit 10.3 to our Form 6-K filed with the SEC on June 9, 2025).
10.39*	Warrant Agreement dated June 9, 2025 by and between 3 E Network Technology Group Limited and Boustead Securities, LLC (incorporated by reference to Exhibit 10.39 of our registration statement on Form F-1 (file No. 333-288294) filed publicly with the SEC on June 24, 2025).
10.40*	2025 Share Incentive Plan (incorporated by reference to Exhibit 99.1 to our Form 6-K filed with the SEC on October 16, 2025).
10.41*	Form of Securities Purchase Agreement dated October 17, 2025 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on October 20, 2025).
10.42*	Form of Registration Rights Agreement dated October 17, 2025 (incorporated by reference to Exhibit 10.2 to our Form 6-K filed with the SEC on October 20, 2025).
10.43*	Form of Guarantee Agreement (incorporated by reference to Exhibit 10.3 to our Form 6-K filed with the SEC on October 20, 2025).
10.44*	Form of Securities Purchase Agreement dated December 18, 2025 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on December 19, 2025).
10.45*	Form of Registration Rights Agreement dated December 18, 2025 (incorporated by reference to Exhibit 10.2 to our Form 6-K filed with the SEC on December 19, 2025).
10.46*	Form of Guarantee Agreement dated December 18, 2025 (incorporated by reference to Exhibit 10.3 to our Form 6-K filed with the SEC on December 19, 2025).
10.47*	Form of Securities Purchase Agreement dated May 1, 2026 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on May 4, 2026).
10.48*	Form of Registration Rights Agreement dated May 1, 2026 (incorporated by reference to Exhibit 10.2 to our Form 6-K filed with the SEC on May 4, 2026).
10.49*	Form of Guarantee Agreement dated May 1, 2026 (incorporated by reference to Exhibit 10.3 to our Form 6-K filed with the SEC on May 4, 2026).
10.50*	Form of ELOC Purchase Agreement dated February 11, 2026 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on February 13, 2026).
10.51	Letter Agreement, dated August 13, 2026, by and among 3 E Network Technology Group Limited, L1 Capital Global Opportunities Master Fund and SBC Global Investment Fund, amending the Purchase Agreement dated February 11, 2026.
14.1*	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 14.1 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023).
21.1*	Subsidiaries of Registrant
23.1*	Consent of GGF CPA Ltd, an Independent Registered Public Accounting Firm
23.2*	Consent of HTL International, LLC, an Independent Registered Public Accounting Firm
23.3	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.4	Consent of Shanghai Skylight Law Firm (included in Exhibit 99.1)
23.5	Consent of JT&N (Hong Kong) (included in Exhibit 99.2)
24.1*	Power of Attorney (included in signature page of this registration statement)
99.1	Opinion Of Shanghai Skylight Law Firm Regarding Certain PRC Legal Matters
99.2	Opinion Of JT&N (Hong Kong) Regarding Certain Hong Kong Law Matters
107*	Filing Fee Table

+	Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, Guangdong Province, People’s Republic of China, on August 18, 2026.

3 E Network Technology Group Limited

By:	/s/ Tingjun Yang
Tingjun Yang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tingjun Yang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Tingjun Yang	Chief Executive Officer and Director	August 18, 2026
Tingjun Yang	(Principal Executive Officer)

/s/ Hailiang Jia	Chief Financial Officer	August 18, 2026
Hailiang Jia	(Principal Accounting and Financial Officer)

/s/ Hao Liu	Independent Director	August 18, 2026
Hao Liu

/s/ Fenfen Qi	Independent Director	August 18, 2026
Fenfen Qi

/s/ Yu Liu	Independent Director	August 18, 2026
Yu Liu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in the City of New York, State of New York, United States, on August 18, 2026.

AUTHORIZED U.S. REPRESENTATIVE Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.